SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

                                (Amendment No. )

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

 [ ]    Preliminary Proxy Statement

 [ ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

 [X]    Definitive Proxy Statement

 [ ]    Definitive Additional Materials

 [ ]    Soliciting Material Pursuant to ss.240.14a-12


                            First Banks America, Inc.
                            -------------------------
                (Name of Registrant as Specified in its Charter)

                           -------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

 [ ] No fee required

 [X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

     (1) Title of each class of securities to which transaction applies:

                  Common stock of First Banks America, Inc.
          ----------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies: 798,753 shares -------
          ------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $40.54 per
                                                                       ---------
          share  (Represents the  agreed-upon  buyout price of the common shares
          ----------------------------------------------------------------------
          held publicly)
          --------------

     (4) Proposed maximum aggregate value of transaction: $32,381,446.62
                                                                  --------------

     (5) Total fee paid: $2,979.09
                          ---------

 [ ] Fee paid previously with preliminary materials.

 [X] Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount previously paid: $2,979.09
                                 -------------------------------------------
     (2) Form, Schedule or Registration Statement No.: Schedule 13E-3
                                                       ---------------------
     (3) Filing Party: First Banks, Inc.
                       -----------------------------------------------------
     (4) Date Filed: October 8, 2002
                      -------------------------------------------------------

                                 JOHN S. DANIELS
                                 ATTORNEY AT LAW
                          6440 NORTH CENTRAL EXPRESSWAY
                                    SUITE 503
                               DALLAS, TEXAS 75206
                                 (214) 368-9405



                               December 6, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


         Re: First Banks America, Inc. ("Registrant") definitive proxy materials for Annual Meeting of Stockholders

Ladies and Gentlemen:

         Pursuant to Rule 14a-6 under the Securities Exchange Act of 1934, enclosed on behalf of my client, First Banks America, Inc., are a Notice of Annual Meeting, a definitive Proxy Statement and form of Proxy in the form that such materials are intended to be mailed to stockholders on or about December 6, 2002. Also enclosed is a Schedule 14A Information cover sheet setting forth required information. The filing fee was previously paid with a Schedule 13E-3 filed by First Banks, Inc. in accordance with Commission procedures.

         If you require additional information regarding this filing, please contact the undersigned at (214) 368-9405.


                                   Sincerely,


                                   /s/ John S. Daniels
                                   -------------------
                                       John S. Daniels

                            First Banks America, Inc.
                              550 Montgomery Street
                         San Francisco, California 94111

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                      To Be Held Monday, December 30, 2002


To the Stockholder of First Banks America, Inc.:

          Notice is hereby given that the 2002 Annual Meeting of Stockholders (the "Annual Meeting") of First Banks America, Inc., a Delaware corporation ("FBA"), will be held at 135 North Meramec, Clayton, Missouri, on Monday, December 30, 2002 at 10:00 a.m., local time, for the following purposes:

          (1) To approve and adopt an Agreement and Plan of Merger dated September 23, 2002 by and among FBA, First Banks and FBA Acquisition whereby FBA Acquisition will be merged with and into FBA, the stockholders of FBA (other than First Banks) will be paid $40.54 per share for each share of FBA common stock which they own, and FBA will become a wholly-owned subsidiary of First Banks;

          (2) To elect seven directors to serve until the next Annual Meeting and until their successors have been duly elected and qualified; and

          (3) To transact any and all other business as may properly be presented at the meeting and any adjournment(s) thereof.

         The board of directors has fixed the close of business on November 1, 2002 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment(s) thereof. The stock transfer books will not be closed. A list of stockholders entitled to vote at the meeting will be available for examination at 135 North Meramec, Clayton, Missouri 63105 for ten (10) days prior to the meeting.

         You should be aware that approval of the merger proposal and the election of the board nominees are assured because First Banks presently owns 93.78% of FBA's outstanding voting stock. You are cordially invited to attend the Annual Meeting. However, whether or not you plan to be present, you are urged to promptly mark, sign, date and return the accompanying proxy in the enclosed, self-addressed, stamped envelope, so that your shares may be voted in accordance with your wishes.

         Your proxy will be returned to you if you should request such return in the manner provided for revocation of proxies on page 69 of the enclosed Proxy Statement. Your prompt response will reduce the time and expense of solicitation.


                                            By Order of the Board of Directors,




San Francisco, California                   ALLEN H. BLAKE
December 6, 2002                            Secretary

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE TRANSACTION DISCUSSED HEREIN, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                TABLE OF CONTENTS



SUMMARY TERM SHEET........................................................................................     1
     The Companies........................................................................................     1
     The Annual Meeting...................................................................................     2
     The Merger...........................................................................................     2
     The Merger Agreement.................................................................................     5
     Election of Directors................................................................................     6
QUESTIONS AND ANSWERS REGARDING THE ANNUAL MEETING
   AND THE MERGER.........................................................................................     6
     The Annual Meeting...................................................................................     6
     The Merger...........................................................................................     7
     Elections of FBA's Board of Directors................................................................     9
PROPOSAL NUMBER 1.........................................................................................    10
APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.............................................................    10
SPECIAL FACTORS...........................................................................................    10
     Background of and Reasons for the Merger.............................................................    10
     Consideration of the Merger..........................................................................    20

     Opinion of the Financial Advisor to the Special Committee............................................    34
     Analysis of the Fairness of the Merger...............................................................    40
THE MERGER................................................................................................    45
     Interests of Directors and Officers in the Merger....................................................    46
     Federal Income Tax Consequences......................................................................    46
     Appraisal Rights.....................................................................................    47
     Regulatory Approvals.................................................................................    49
     Recent Purchases of Stock............................................................................    49
     Accounting Treatment.................................................................................    51
     Estimated Expenses; Financing........................................................................    51
THE MERGER AGREEMENT......................................................................................    52
     Representations and Warranties.......................................................................    52
     Conditions to the Consummation of the Merger.........................................................    54
     Conduct of Business Pending the Merger...............................................................    54
     Additional Agreements................................................................................    55
     Termination; Damages.................................................................................    56
     Amendment and Waiver.................................................................................    56
     Expenses.............................................................................................    56
PROPOSAL NUMBER 2.........................................................................................    57
ELECTION OF DIRECTORS.....................................................................................    57
     Nominees.............................................................................................    57
     Executive Officers...................................................................................    58
     Committees and Meetings of the Board of Directors....................................................    59
     Director Compensation................................................................................    59
     Family Relationships.................................................................................    59
     Certain Relationships and Related Transactions.......................................................    59


EXECUTIVE COMPENSATION....................................................................................    60
     Summary Compensation Table...........................................................................    60
STOCK PERFORMANCE GRAPH...................................................................................    61
COMPENSATION COMMITTEE REPORT.............................................................................    62
AUDIT COMMITTEE REPORT....................................................................................    63
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION...............................................    64
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE...................................................    65
SUMMARIZED FINANCIAL INFORMATION..........................................................................    66
VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS..............................................................    67
     General..............................................................................................    67
     Security Ownership of Management and of Controlling Stockholder......................................    68
SOLICITATION AND REVOCABILITY OF PROXIES..................................................................    69
FORWARD-LOOKING STATEMENTS IN THIS PROXY STATEMENT........................................................    70
INDEPENDENT AUDITORS......................................................................................    70
AVAILABLE INFORMATION.....................................................................................    71
INCORPORATION OF INFORMATION BY REFERENCE.................................................................    71
STOCKHOLDER PROPOSALS.....................................................................................    72

                            First Banks America, Inc.
                              550 Montgomery Street
                         San Francisco, California 94111

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS

                         To Be Held on December 30, 2002

                               ------------------

                               SUMMARY TERM SHEET

          This summary term sheet highlights selected information from this proxy statement and may not contain all of the information that is important to you. We encourage you to carefully read this entire proxy statement, including the appendices, and the other documents we refer to for a more complete understanding of the merger, described in more detail under the heading "PROPOSAL NUMBER 1." In addition, we incorporate by reference important business and financial information about FBA into this proxy statement.

The Companies

          FBA is a bank holding company headquartered in San Francisco, California. Approximately 93.78% of the voting stock of FBA is owned by First Banks, Inc., which is also a bank holding company (described below); accordingly, First Banks controls FBA. To avoid confusion, we refer throughout this proxy statement to First Banks, Inc. as "First Banks" and First Banks America, Inc. as "FBA."

          FBA conducts business through our bank subsidiary, First Bank & Trust, which has 49 offices located in California and 8 offices in Texas. As of September 30, 2002, FBA had total stockholders' equity of $317.1 million, total assets of $3.14 billion, total net loans of $2.31 billion and total deposits of $2.58 billion. First Bank & Trust is based in San Francisco, California. A description of the business of FBA and First Bank & Trust appears in FBA's Annual Report on Form 10-K for the year ended December 31, 2001, one of the documents incorporated by reference in this proxy statement. FBA's principal executive offices are located at 550 Montgomery Street, San Francisco, California 94111, and the telephone number at that address is (415) 781-7810.

          Additional information regarding FBA is contained in its Annual Report on Form 10-K for the year ended December 31, 2001 and its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2002, June 30, 2002 and September 30, 2002, all of which are incorporated by reference herein. See "AVAILABLE INFORMATION" and "INCORPORATION OF INFORMATION BY REFERENCE."

          First Banks is based in St. Louis, Missouri. As of September 30, 2002, First Banks had total stockholders' equity of $506.2 million, total assets of $7.17 billion, total net loans of $5.46 billion and total deposits of $6.03 billion. First Banks acquired control of a majority of the voting stock of FBA in 1994 and, since that time, has controlled FBA and the election of a majority of the members of FBA's board of directors.

          FBA Acquisition Corporation ("FBA Acquisition") is a Delaware corporation formed and wholly-owned by First Banks solely for the purpose of engaging in the merger. FBA Acquisition has not engaged in any business activities except in contemplation of the merger and, if the merger is consummated, its separate corporate existence will terminate.

The Annual Meeting

Date, Time and Place (see page 69)

          The annual meeting will be held at 135 North Meramec, Clayton, Missouri on Monday, December 30, 2002 at 10:00 a.m. local time.

Proposals to be Considered (see pages 10 and 57)

          There are two proposals scheduled for consideration at the annual meeting:

          o PROPOSAL #1: approval and adoption of an Agreement and Plan of Merger dated September 23, 2002 by and among FBA, First Banks and FBA Acquisition (the "merger agreement"), whereby FBA Acquisition will be merged with and into FBA, the stockholders of FBA (other than First Banks) will be paid $40.54 per share for each share of FBA common stock which they own, and FBA will become a wholly-owned subsidiary of First Banks; and

          o PROPOSAL #2: the election of seven nominees for the board of directors of FBA.

Vote Required for Approval (see page 67)

          FBA's Certificate of Incorporation provides a merger involving an affiliated party such as First Banks must be approved and adopted by the vote of at least 75% of the combined outstanding common stock and Class B common stock. In the election of directors, the seven nominees receiving the largest number of votes cast will be elected.

          Holders of shares of FBA common stock and Class B common stock (including First Banks) are entitled to one vote for each share owned, and they are permitted to exercise cumulative voting in a contested election of directors. See "VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS."

          Because First Banks already owns approximately 93.78% of FBA's outstanding voting stock and intends to vote in favor of the merger and the election of the seven nominees named herein, approval and adoption of the merger agreement and the election of the nominees is assured.

The Merger

Background; Special Committee (see page 10)

          In April 2002, First Banks proposed to FBA that they enter into a transaction by which First Banks would acquire all of the FBA shares held by its public stockholders. Because of First Banks' control of FBA, the board of directors of FBA appointed a special committee (described below), consisting of the three FBA directors who are not affiliated with First Banks, to consider the terms of the merger and make a recommendation to the board of directors regarding the advisability of the transaction.

Structure of the Transaction (see page 45)

          FBA, First Banks and FBA Acquisition entered into the merger agreement on September 23, 2002, providing for First Banks to acquire all of the outstanding common stock of FBA which it does not already own. The merger agreement provides that FBA Acquisition will merge with and into FBA, with the result that FBA will become a wholly-owned subsidiary of First Banks and all of the stockholders of FBA except First Banks (generally referred to herein as the public stockholders) will be entitled to receive $40.54 per share for each share of common stock of FBA which they own immediately prior to the closing of the merger. We urge you to read the merger agreement, which is attached as Appendix A to this proxy statement, carefully and in its entirety.

Reasons for the Transaction (see page 13)

          FBA's special committee reviewed and considered the following reasons as a basis for recommending approval of the proposed transaction to FBA's board of directors:

          o The financial benefit of common stock ownership by public stockholders may not correspond to the underlying economic value of FBA.

          o FBA has generally not been successful in using its common stock in acquisitions.

          o The financial reporting and regulatory requirements may cause inconsistencies between the interests of First Banks and the public stockholders.

          o The expenses associated with maintaining a publicly owned company are excessive relative to the amount of FBA common stock outstanding.

          o The special committee believes that the agreed price is fair to the public stockholders and represents an optimum exit for unaffiliated stockholders in light of overall market and economic uncertainties, as well as the prevailing lack of liquidity for the shares of FBA.

Recommendation of FBA's board of directors (see page 20)

          After consulting with an independent financial advisor, and having been advised by independent legal counsel, the members of the special committee unanimously approved the merger agreement, and recommended that the board of directors also do so. The board of directors then unanimously approved the merger agreement and recommends that the stockholders vote to approve and adopt it.

Opinion of Baxter Fentriss (see page 34)

          The special committee retained Baxter, Fentriss and Company ("Baxter Fentriss") as its financial advisor to assist the special committee in evaluating the merger, including the price to be paid to FBA's unaffiliated stockholders (the public stockholders, excluding officers and directors of FBA). Baxter Fentriss delivered an opinion to the special committee that, as of the date of the opinion and based on the procedures followed, factors considered and assumptions made by Baxter Fentriss, and subject to the limitations set forth in the opinion, the merger is fair to the unaffiliated stockholders of FBA from a financial point of view. The complete opinion of Baxter Fentriss is attached as Appendix B to this proxy statement. We urge you to read it in its entirety.

Position of First Banks, FBA Acquisition and James F. Dierberg as to the Fairness of the Merger (see page 43)

          Rules of the Securities and Exchange Commission ("SEC") require First Banks, FBA Acquisition and James F. Dierberg (controlling shareholder of First Banks) to express a belief regarding the fairness of the merger to the unaffiliated stockholders of FBA. Each of such parties believes that the merger is fair to such stockholders, based on their own analyses of the terms of the merger agreement and also on the deliberations of the special committee, the negotiations which occurred in order to arrive at the price and other material terms of the merger agreement and the analysis provided by Baxter Fentriss.

Interests of Directors and Officers in the Merger (see page 46)

          Certain of the directors and officers of FBA are owners of FBA common stock (see the table herein entitled "VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS"). At the effective time of the merger, they will each receive $40.54 per share, the same price payable to the public stockholders, for each share of FBA common stock that they own.

          You should also be aware that directors and officers of FBA have interests in the merger that are in addition to, or different from, those of the public stockholders of FBA. You may wish to take those interests into account in determining what weight, if any, to give to the recommendations of the special committee and the board of directors. These interests can lead to inconsistencies between the objectives of the officers and directors and those of the public stockholders, as follows:

          o Mr. Dierberg and members of his immediate family will be the beneficial owners of all of the outstanding equity of FBA following the merger and will therefore obtain the benefit of any future earnings and growth of FBA and its assets;

          o FBA officers and directors who are officers of First Banks will continue their roles in managing FBA or its successor following the merger, while the public stockholders will receive cash for their shares if the merger is consummated and will have no further interest in FBA;

          o FBA's officers and directors are generally entitled to be indemnified for liabilities arising from their conduct in those capacities, and First Banks and FBA maintain insurance for the purpose of protecting them against such liabilities. Furthermore, the members of the special committee are parties to indemnification agreements with FBA and First Banks, which provide generally for indemnification against liabilities which they may incur as a result of their services as directors of FBA or as members of the special committee; and

          o each member of the special committee has received a fee of $10,000 for serving on the special committee, and will be reimbursed for reasonable expenses incurred in connection with the performance of their responsibilities on the special committee. Such fees and expenses were payable whether or not the special committee recommended approval of the merger agreement and whether or not the merger is consummated.

Material Federal Income Tax Consequences (see page 46)

          The receipt by an FBA stockholder of cash for FBA shares will be a taxable transaction for United States federal income tax purposes. An FBA stockholder will generally recognize gain or loss in an amount equal to the difference between the cash received by the stockholder and the stockholder's tax basis in the FBA shares surrendered in the merger. That gain or loss will be a capital gain or loss if the FBA shares are held as a capital asset by the stockholder. Because the tax consequences of the merger may vary depending upon your particular circumstances, we recommend that you consult with your tax advisor regarding the tax consequences of the merger.

Appraisal Rights of FBA Stockholders (see page 47)

          You will be entitled to appraisal rights under Section 262 of the Delaware General Corporation Law ("DGCL") in connection with the merger so long as you take all steps necessary to protect those rights. Section 262 is reprinted in its entirety as Appendix C to this proxy statement. You will not be entitled to exercise appraisal rights if you vote in favor of the merger.

The Merger Agreement

Conditions to Completion of the Merger (see page 54)

          The obligations of FBA and First Banks to complete the merger are subject to the prior satisfaction or waiver of certain conditions. The following conditions must be satisfied or waived before completion of the merger:

          o no injunction or order preventing consummation of the merger may be in effect, and the merger shall not have been made illegal;

          o all legally necessary approvals, consents and authorizations, including approval by FBA's stockholders and any required regulatory approvals, shall have been obtained. In that regard, no approval by federal or state banking regulatory authorities is required, because First Banks already controls FBA. If it is determined that any notices to any regulatory authority is required or desirable, First Banks is required by the merger agreement to seek such approvals, and FBA is required to cooperate with respect to such notifications and provide any information reasonably required in connection therewith; and

          o the special committee shall have received an opinion of Baxter Fentriss to the effect that the merger is fair to the unaffiliated stockholders of FBA from a financial point of view, and such opinion shall not have been withdrawn. The fairness opinion (which appears as Appendix B) was received on September 23, 2002, and we do not have any reason to believe that it will be withdrawn.

          In addition, there are certain additional conditions that must be satisfied or waived in order for FBA (but not First Banks) to be required to complete the merger, as follows:

          o the representations and warranties made by First Banks and FBA Acquisition in the merger agreement must be true in all material respects;

          o First Banks and FBA Acquisition must comply with its agreements in the merger agreement; and

          o FBA shall have received all documents required to be received from First Banks and FBA Acquisition.

Termination of the Merger Agreement (see page 56)

          The merger agreement may be terminated before completion of the merger by First Banks and FBA acting jointly, or by either FBA or First Banks if:

          o a breach of the agreement by the other party occurs, which is not cured within thirty days after receipt of written notice of such breach;

          o any of the conditions to the obligations are not satisfied or waived on or prior to the closing date and after the expiration of any applicable cure period;

          o    the merger is not completed by March 31, 2003; or

          o    a required regulatory approval is finally denied.

Election of Directors

          PROPOSAL NUMBER 2 at the annual meeting is for the election of directors. The seven nominees for FBA's board of directors are the seven incumbent directors. Information regarding the nominees and other relevant information regarding the election of directors appears in this proxy statement under the heading `PROPOSAL NUMBER 2: ELECTION OF DIRECTORS."


                         QUESTIONS AND ANSWERS REGARDING
                        THE ANNUAL MEETING AND THE MERGER

The Annual Meeting

Q:       When and where is the annual meeting?

A: The annual meeting of stockholders of FBA will be held on December 30, 2002 at 10:00 o'clock a.m., local time at 135 North Meramec, Clayton, Missouri.

Q:       What am I to vote on?

A: Two proposals are to be voted on by FBA's stockholders of record as of November 1, 2002: the proposed buyout of FBA through a merger with a subsidiary of First Banks, and the annual election of the board of directors of FBA.

Q:       Once I have voted, may I change my vote or revoke my proxy?

A: Yes, you may change your vote or revoke your proxy up to the time your shares are voted at the annual meeting. You may do this in any of three ways: by giving written notice of revocation to the Secretary of FBA at our principal executive offices, by executing and delivering a later-dated proxy, or by attending the annual meeting and voting your shares in person. Additional information regarding these procedures appears on page 69 of this proxy statement.

Q:       What does the board of directors of FBA recommend?

A:       The board of directors recommends that you vote

         o    FOR approval and adoption of the merger agreement, and

         o FOR the election of the seven nominees for director named in this proxy statement.

         In considering the recommendation of the board of directors, you should take into account that the directors have some interests in the merger in addition to or different from yours. See the section entitled "INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER" for additional information.

Q:       How can I obtain additional information?

A: This proxy statement incorporates certain documents by reference which you may want to review. Information regarding how to obtain copies of such documents is set forth under the headings "AVAILABLE INFORMATION" and "INFORMATION INCORPORATED BY REFERENCE" in this proxy statement. Any request for information or documents from FBA should be delivered to us at least ten days prior to the annual meeting.

The Merger

Q:       What is the nature of the proposed transaction?

A:       The merger will result in

         o     FBA's becoming a wholly-owned subsidiary of First Banks; and

         o each FBA stockholder (other than First Banks) being entitled to receive $40.54 in cash per share for his or her shares, shortly after the completion of the merger.

Q:       How were the merger price and other terms determined?

A: Because of the relationship between First Banks and FBA, the FBA board of directors (a majority of whom are affiliated with First Banks) recognized that the merger should be considered by a special committee composed solely of directors who are not affiliated with First Banks. The special committee (Messrs. Charles A. Crocco, Jr., Albert M. Lavezzo and Edward T. Story, Jr.) was authorized by the board of directors to analyze the terms on which such a transaction might be conducted, and to retain its own advisors, including legal and financial advisors, to assist it in performing such analysis.

         The special committee, whose members have received a fee of $10,000 plus reasonable expenses for serving on the special committee, irrespective of whether any transaction is approved or completed, engaged independent legal counsel and a financial advisor. Having considered the information and advice provided by its advisors, the special committee and its legal counsel negotiated the merger price and other material terms of the merger agreement with First Banks and its legal counsel.

         For additional information regarding the special committee and its deliberations and recommendation, see "APPROVAL AND ADOPTION OF THE MERGER AGREEMENT - Consideration of the Merger."

Q:       What are the tax consequences of the merger?

A: The receipt by a stockholder of FBA of cash for his or her shares will be a taxable transaction for United States federal income tax purposes. An FBA stockholder will generally recognize gain or loss in an amount equal to the difference between the cash received by the stockholder and the stockholder's tax basis in the shares of FBA common stock surrendered in the merger. That gain or loss will be a capital gain or loss if the FBA shares are held as a capital asset by the stockholder. Because the tax consequences of the merger may vary depending upon your particular circumstances, we recommend that you consult with your tax advisor regarding the tax consequences of the merger.

Q:       What vote is required to approve and adopt the merger agreement?

A: The affirmative vote of 75% or more of the outstanding voting stock of FBA is required in order to approve and adopt the merger agreement. Because First Banks owns approximately 93.78% of FBA's voting stock and intends to vote in favor of the proposal, such approval and adoption is assured.

Q:       What if I oppose the merger? Do I have appraisal rights?

A: If you object to the merger, and if you comply with procedures required by Delaware law, you may elect to pursue appraisal rights to receive the "fair value" of your shares as determined under the DGCL. That "fair value" may be more or less than the merger price of $40.54 per share of FBA common stock. In order to be eligible to pursue these rights, you must not vote for approval and adoption of the merger agreement and you must comply with the procedures and deadlines set forth in Section 262 of the DGCL.

         For additional information regarding the procedures that must be followed to exercise your rights to an appraisal, see "THE MERGER - Appraisal Rights." In addition, Appendix C to this proxy statement sets forth the text of Section 262 of the DGCL, which governs the exercise of appraisal rights.

Q:       When will the merger be completed? Is it subject to conditions?

A: We estimate that the merger will be completed as soon as practicable following the annual meeting, and during the fourth quarter of 2002. However, the timing of completion is subject to change and could be delayed.

         Completion of the merger is subject to certain conditions. See "THE MERGER AGREEMENT - Conditions to the Merger" for additional information.

Q:       Should I send in my FBA stock certificates now?

A: No. If the merger is completed, shortly thereafter you will receive a letter of transmittal from our exchange agent, with instructions informing you how to send in your stock certificates. Unless you are seeking to pursue your appraisal rights, you should use the letter of transmittal (following the instructions that will accompany it) to transmit your certificates for the $40.54 per share merger consideration to which you will be entitled when the merger is consummated. You should not send in any stock certificates now.

Elections to FBA's Board of Directors

Q:       Who are the nominees?

A: The seven nominees all currently serve as directors of FBA and are being nominated for re-election. Information about the nominees appears under "PROPOSAL NUMBER 2 - ELECTION OF DIRECTORS - Nominees."

                               PROPOSAL NUMBER 1:

                  APPROVAL AND ADOPTION OF THE MERGER AGREEMENT

                                 SPECIAL FACTORS

         This portion of the proxy statement presents a detailed discussion of the proposed merger, beginning with an explanation of the background and reasons for the merger from the perspectives of both FBA and First Banks. Following that discussion are sections describing, among other things, the following:

         o the process by which the merger and the terms of the merger agreement were developed;

         o the role of and conclusion reached by the financial advisor to the special committee of our board of directors;

         o     analysis of the fairness of the merger;

         o interests of our directors and executive officers in the merger, which in some cases are in addition to, or different from, those of unaffiliated stockholders;

         o     federal income tax consequences of the merger;

         o     your appraisal rights under Delaware law;

         o information regarding transactions in FBA's common stock by FBA and First Banks;

         o     a table showing estimated expenses of the transaction; and

         o a description of significant provisions of the merger agreement (a complete copy of the merger agreement appears in Appendix A).

         We encourage you to read the entire discussion, as well as the appendices, to obtain a complete understanding of the merger.

Background of and Reasons for the Merger

         First Banks acquired a majority of FBA's voting stock in 1994 by purchasing 2,500,000 shares of newly issued class B common stock, representing approximately 65% of the total shares of voting stock outstanding at the time. Since First Banks does not have any publicly held voting stock, it was anticipated that the FBA common stock could be used to engage in acquisitions of other financial institutions in which the purchase price would be wholly or partially in the form of common stock, an alternative that had not previously been pursued by First Banks.

          However, shortly after First Banks acquired its interest in FBA, a combination of restructuring expenses and asset quality issues arose, causing FBA to incur net losses for the years 1994 and 1995. Since this had a negative effect on the market price of FBA stock, there was little incentive for sellers to exchange their bank stock for a stock with a depressed market value in a highly competitive acquisition market in which pricing had become somewhat aggressive. Consequently, it was not until November 1996 that FBA completed its first acquisition, Sunrise Bancorp, located in Roseville, California. This acquisition was structured as an all cash transaction after the sellers rejected the suggestion that FBA common stock be included as part of the acquisition price. In FBA's second acquisition, Surety Bank in Vallejo, California, the sellers accepted a transaction in which approximately 265,000 shares of FBA common stock and $3.8 million in cash were exchanged for the stock of the bank after FBA increased the aggregate purchase price above its proposal for an all cash transaction.

         Throughout this period, FBA's strategy was to grow primarily through acquisitions, because management and the board of directors believed that FBA would not have sufficient size to be competitive in the evolving financial services industry unless it could expand more rapidly than internally generated growth could achieve.

          Since First Banks acquired control of FBA, management of the two companies has been conducted jointly, with most members of senior management of FBA composed of senior officers of First Banks. Corporate functions of FBA such as accounting, information technology, internal audit, loan review, asset/liability management and investment services, loan servicing and other management and administrative functions, have been provided by First Banks pursuant to written agreements. Accordingly, when there are references in this proxy statement to actions taken by "management," this is referring to personnel who perform management functions for both First Banks and FBA.

         In February 1998, FBA acquired First Commercial Bancorp, Inc. ("FCB") headquartered in Sacramento, California, in exchange for approximately 752,000 shares of FBA stock. At the time of the transaction, First Banks owned approximately 61.5% of FCB. Although its acquisitions and internal growth increased FBA's total assets by $388.2 million to approximately $720.0 million by year-end 1998 from approximately $331.8 million at year-end 1995, profit performance was not sufficiently strong, nor did it have an adequate history of profitability, to instill greater confidence in its stock. Consequently, while the stock reached a trading range of $21.31 to $25.19 in the first quarter of 1998, by the fourth quarter of 1998, it had decreased to a range of $16.75 to $19.50.

         In 1999 and 2000, FBA completed seven cash acquisitions in California. Of these, the majority stockholders of five of the acquired banks were not residents of the United States, and for various reasons were interested only in cash transactions. The other two acquisitions were believed to be too small to justify the expense and time required to complete stock transactions. In addition, in 1999 First Banks had increased its ownership of FBA to over 80%, enabling FBA to be included in First Banks' consolidated income tax returns. This allowed FBA to begin utilizing certain income tax loss carryforwards that either the level of its taxable income or limitations with respect to its carryforwards had previously precluded. However, if FBA were to issue sufficient shares of its stock in an acquisition, other than to First Banks, it could cause First Banks' ownership to decrease below 80%, triggering a deconsolidation of its tax returns, thereby reducing the opportunity to utilize the carryforwards. Furthermore, once a tax deconsolidation occurs, FBA could not again be consolidated into First Banks tax returns for five tax years. Accordingly, FBA did not pursue acquisitions for stock in 1999 and 2000 until the acquisition of First Bank & Trust.

         On October 31, 2000, FBA acquired First Bank & Trust, a wholly owned subsidiary of First Banks headquartered in Newport Beach, California. Prior to this acquisition, First Banks held 84.42% of FBA's common stock, with the remaining 15.58% held publicly. In the transaction, First Banks received approximately 6.5 million shares of newly issued common stock of FBA, thereby increasing its ownership of FBA to 92.82%. Public ownership after this transaction consisted of approximately 865,000 shares out of a total of 12.1 million shares outstanding.

         During October 2000, trading of FBA shares was sporadic, with trading volume between zero and 15,000 shares daily, although average daily trading volume was approximately 3,100 shares. The closing market prices of the stock during the month had varied between approximately $17.50 per share and $14.00 per share, closing the month at $15.875 per share. During November and December 2000, the trading range of FBA shares was between $15.875 and $17.625 per share on daily volume averaging less than 600 shares. In that time period, there were only 27 days on which FBA shares traded.

         Beginning in mid-January 2001, management of FBA observed there was an increase in trading volume accompanied by a consistent daily increase in market price. This continued through February, with the closing market price increasing from $17.94 on January 17, 2001 to $22.45 on February 28, 2001. After that, the market price appeared to stabilize through early May 2001, although on higher than normal trading volume. However, beginning on May 11, 2001, the market price increased from $22.90 per share to $29.50 per share on May 31, 2001, on average trading volume of approximately 7,900 shares per day.

         Management became concerned about this unusual trading, and had several conversations during this time regarding the nature and source of this trading with representatives of its market maker, the New York Stock Exchange (the "NYSE") and a stockbroker familiar with FBA stock. Although some possible explanations were suggested, no substantive reasons for the fluctuations in volume and price could be determined.

         In early June 2001, it was announced that FBA stock was being considered for inclusion in the Russell 2000 stock index, and in late June 2001, the determination was made that it would, in fact, be included. Consequently, FBA management attributed the substantial trading volume, which reached a high of 57,500 shares on June 29, 2001, to buyers anticipating this change. Because of this, it was not a surprise that daily trading volumes throughout the remainder of 2001 continued to be higher than they had historically been, and the closing stock market prices increased to a high of $32.85 in October 2001, closing 2001 at $31.52 per share.

         However, during March 2002, the performance of FBA stock in the market again became erratic. For the first 14 trading days the volume and closing prices per share were as follows:

              Date                      Price                 Volume
              ----                      -----                 ------

            03/01/02                  $ 33.90                   3,000
            03/04/02                    35.30                  13,500
            03/05/02                    35.91                   4,700
            03/06/02                    37.70                  15,500
            03/07/02                    41.40                  41,300
            03/08/02                    39.75                 155,100
            03/11/02                    39.20                  59,800
            03/12/02                    37.80                 101,900
            03/13/02                    39.40                 146,800
            03/14/02                    41.00                  70,500
            03/15/02                    41.01                  22,100
            03/18/02                    41.30                  44,400
            03/19/02                    40.80                  16,400
            03/20/02                    40.40                   3,500

         Management of FBA was concerned about this level of activity relative to the 811,000 shares of common stock held publicly at that time. Numerous discussions were held between management and representatives of its market maker, the NYSE, and various stockbrokers that trade FBA shares, although no apparent explanation for the activity was identified. On March 11, 2002, FBA issued a press release observing that the trading was occurring and indicating that management had no knowledge of any reason for it. Finally, management of

FBA requested the NYSE to investigate the activity to attempt to identify any causes for it. The representatives of the NYSE were receptive to this request, although they informed management that they would not be reporting back to FBA about any findings that may result.

         During the period from January, 2001 through March, 2002, FBA did not believe that its financial performance justified such large changes in trading volume and market prices, particularly in view of the severe bear market that was prevalent at the time. It was in this context that First Banks proposed to FBA's board of directors that the two companies enter into a transaction by which First Banks would acquire all of the outstanding shares of FBA stock held by FBA's public stockholders.

FBA's Reasons for the Merger

         FBA's board of directors had also observed the rapid increase in price and trading volume of FBA shares. They noted that the price increases had occurred during a period in which FBA was experiencing an increase in problem loans and charge-offs, and a decrease in earnings. They were concerned that the incongruity of these factors might indicate that the expectations of stockholders and potential stockholders may not be consistent with FBA's current performance.

         At the same time, FBA's board of directors considered whether an adequate strategy existed for the public stockholders to realize the benefits of their ownership. Generally stockholders would expect to realize their benefits in the following forms:

         o     dividends paid on their shares;

         o a viable public market with sufficient float to dispose of their shares should they choose;

         o appreciation in the value of their shares over time, commensurate with the financial results of a growing company with increasing income; and/or

         o a potential gain from the sale or merger of the company at some time in the future.

         In the past, FBA had elected to forego the payment of dividends to its stockholders. This was necessitated long before First Banks acquired control of FBA by FBA's poor earnings performance, and later by a relatively aggressive acquisition strategy designed to improve FBA's financial performance and strengthen its competitive position in its markets. FBA has grown substantially since 1994, and was able to report large increases in its earnings performance through 2001, from a loss of $222,000 in 1995 to net income of $27.8 million in 2000 and $39.6 million in 2001. However, from 1997 until 2001, FBA benefited from stable asset quality, and therefore was not required to make substantial provisions for loan losses. Beginning in the second half of 2001, and continuing into 2002, FBA has witnessed an increasing amount of past due loans, and, during the first quarter of 2002, much larger loan charge-offs then it had experienced in recent years. In fact, FBA's provision for loan losses of $7.7 million for the three months ended March 31, 2002 exceeded that of any entire year from 1997 through 2001.

         Furthermore, since FBA is considered a "second tier bank holding company" to First Banks for regulatory purposes, during most of the period since 1994, regulatory authorities did not apply regulatory capital guidelines to FBA. However, beginning in 2000, regulators indicated that it was expected that such a second tier holding company would maintain capital at least at a level to be considered "adequately capitalized" for regulatory purposes. It was for this reason that First Banks was required to acquire $26.0 million of FBA common stock in October 2001 as a condition to closing the acquisition of BYL Bancorp.

         The board of directors anticipated that FBA would continue to have a fairly aggressive acquisition strategy. Furthermore, they observed that the recent decline in asset quality and earnings performance is likely to create some additional pressures on FBA to maintain sufficient regulatory capital. Therefore, FBA did not expect to initiate the payment of dividends in the foreseeable future.

          The recent increases in market value of FBA shares, accompanied by substantial trading volumes would appear to indicate a rather robust market for FBA. This would suggest that public FBA stockholders have the ability to dispose of their shares, if they choose, at fairly attractive prices. However, the board of directors noted that relative to the total number of shares of FBA stock held publicly, these trading volumes were clearly beyond a normal range. They were concerned that these volumes, in themselves, could have been a significant contributor to the increase in prices. Because of this, if the trading volume were to return to a more normal level, the upward pressure on market values might disappear, causing the price to adjust to a sustainable level, which might well be lower than its current level. Consequently, the board of directors was concerned that the volatility that had occurred in the trading of FBA stock might not continue to operate for the benefit of FBA's public stockholders.

         The board of directors also observed that following a long period of gradually increasing market values for FBA stock, in the last two years the price has approximately doubled. While this has been beneficial for the public stockholders, it is a performance that is unlikely to recur in the future. In fact, if FBA continues to incur increases in problem assets and decreases in earnings for an extended period of time, this could lead to decreases in market value until a recovery in earnings performance is assured. Furthermore, the need to maintain adequate regulatory capital will be an impediment to FBA's aggressive growth strategy that was not previously a consideration. Consequently, it is likely that FBA's growth will not continue at the rate it has achieved in recent years. With this, it is likely that even after FBA gets past its current asset quality issues, earnings growth will not be as robust as in 2001. To the extent that current market values may be measured by expectations of a future earnings stream, this may limit increases in market values in the future.

         The board also considered the possibility of a sale of FBA at some time in the future. However, given the ownership of approximately 93% of FBA's stock by First Banks and Mr. Dierberg's consistent statements that he did not intend to sell First Banks or FBA, this was dismissed as highly unlikely for the foreseeable future.

         In view of these considerations, the FBA board of directors felt it was appropriate to appoint a special committee of directors not affiliated with First Banks to evaluate the proposed transaction.

         FBA's special committee reviewed the merits of a potential transaction in which all of the outstanding shares of FBA stock held by FBA's public stockholders would be acquired by First Banks to determine if such a transaction would be beneficial to FBA's public stockholders, and, if so, on what terms a transaction should occur. In doing so, the special committee considered that economic value to the public stockholders is a product of dividends they receive on their shares and appreciation in value over time. The issue then became whether FBA's public stockholders would benefit from receiving a price upon consummation of a transaction in cash, or from receiving the future benefits of dividends, if any, and capital appreciation. FBA's special committee reviewed and considered the following reasons as a basis for recommending approval of the merger to FBA's board of directors:

          1. The financial benefit of common stock ownership by public stockholders may not correspond to the underlying economic value of FBA.

               The market value of FBA common stock has, at times, been relatively weak, reflecting a greater amount of stock for sale in the market than potential buyers wish to purchase. This has frequently been mitigated through FBA's share repurchase programs through which the excess supply has been acquired by FBA. More recently there have been periods in which the market has been inexplicably strong, resulting in rapid price increases. For example:

               o In 1997, FBA stock experienced a rapid increase in market value on abnormally large trading volume. After approximately two weeks of increasing market prices, it was discovered that an internet investment advisory newsletter had erroneously calculated FBA book value per share, resulting in its market price being shown as a fraction of the calculated book value. Once this was identified, the issuer of the newsletter was contacted to correct the calculation. Thereafter, the volume decreased, and the market price began to return to its previous level.

               o In early 2001, as described above, FBA again experienced a rapid increase in market value on abnormally large trading volume. We believe that this was speculation in anticipation of the inclusion of FBA stock in the Russell 2000 stock index.

               o Again in March 2002, as described above, trading in FBA stock became erratic. Although FBA attempted to determine the cause of this, no explanation was ever determined.

               Although these abnormalities might not greatly affect other publicly traded securities, the limited float involved for FBA stock creates a situation in which larger than normal trading volume causes the market price to increase dramatically. Since a later decline in trading volume has frequently led to a reduction in market price, it is not clear that this volatility is beneficial to FBA or its public stockholders.

               FBA has elected to reinvest all of its earnings to support its growth objectives, as indicated above. In addition to its reinvested earnings, FBA has issued $46.0 million of guaranteed preferred beneficial interests in FBA subordinated debentures, and has borrowed $37.0 million under its line of credit with First Banks to enable it to make acquisitions. In the context of this and FBA's decrease in earnings performance in 2002, it is unlikely that FBA would consider initiating the payment of dividends to its stockholders for the foreseeable future. As acquisitions continue, it is probable that this time frame would be extended.

               In the event FBA were to commence the payment of dividends to its stockholders, the Class B common stock, which is owned by First Banks, would receive dividends only to the extent that dividends on the common stock exceed $0.45 per share annually. Consequently, the differentiation in dividend rates between the common stock and the Class B common stock creates an economic disincentive to the declaration of dividends from First Banks' perspective.

               The existence of a controlling shareholder limits the potential opportunity for an acquisition premium from a subsequent buyout.

               There are various types of investors who elect not to purchase shares in companies that have a controlling shareholder or do not pay dividends. Since both of these attributes apply to FBA, there exists a segment of the investing public that is unwilling to acquire FBA's common stock, thereby limiting the demand for shares in the market.

        2. FBA has generally not been successful in using its stock in acquisitions.

               FBA has approached several investment bankers representing selling banks about including its stock as all or part of the investment consideration in a proposed transaction, particularly between 1995 and 1998. In general, these were dismissed by the sellers because: (a) with the relatively small number of shares of common stock in the market, there is limited liquidity for a stockholder; (b) an issuance of a large number of new public shares might adversely impact the market value; (c) the presence of a majority owner means that the public stockholders could not control the direction of FBA; and (d) FBA did not have a sufficient history of strong, consistent earnings on which to base a valuation. Consequently, although FBA was willing to acquire banks solely for stock or in transactions with a stock component, FBA has only been successful in using its stock in three acquisitions (two of which involved First Banks as the seller):

               o In 1997, FBA acquired Surety Bank, Vallejo, California, in a transaction that was 51% stock and 49% cash. Surety Bank was not previously affiliated with First Banks or FBA;

               o In 1998, FBA acquired FCB, Sacramento, California, in an all-stock transaction. Approximately 61.5% of FCB was owned by First Banks at the time; and

               o In 2000, FBA acquired First Bank & Trust, Newport Beach, California, in an all-stock transaction. First Bank & Trust was wholly owned by First Banks.

               While the Surety Bank and FCB transactions increased the amount of publicly held shares of FBA stock, the public float was still relatively limited.

               In late 1998, it became apparent that FBA had not been able to utilize all of its tax loss carryforwards on a timely basis, either because the level of its taxable income was not sufficient, or the limitations with respect to its carryforwards were not met. The most effective method of correcting this and thereby enhancing FBA's after-tax income was to include FBA in First Banks' consolidated income tax returns, which could only be done if First Banks were to increase its ownership of FBA above 80%. This was accomplished in early 1999 by a tender offer by First Banks in which it acquired approximately 360,000 shares of FBA common stock. Since that time, FBA has utilized all of the tax loss carryforwards that are currently eligible, including some that had not been utilized in prior years. However, FBA still has unused tax loss carryforwards that are subject to annual limitations that may be utilized over approximately the next eleven years.

               Since FBA still has a significant amount of unused tax loss carryforwards, it would not be beneficial either to FBA or First Banks for FBA to issue sufficient additional shares to cause First Banks' ownership to decrease below 80%, thereby triggering a deconsolidation of FBA's federal tax returns from those of First Banks. Once such a deconsolidation occurs, FBA could not be consolidated again with First Banks' income tax returns for five taxable years, and FBA would again be subject to limitations on the utilization of tax loss carryforwards. This makes it unlikely that either First Banks or FBA would benefit from a stock acquisition in which a large number of additional shares of FBA were issued.

               Consequently, neither FBA nor First Banks views a stock acquisition as a viable alternative for the foreseeable future.

          3. The financial reporting and regulatory requirements may cause inconsistencies between the interests of First Banks and the public stockholders.

               Certain regulatory and financial reporting requirements with respect to First Banks' ownership of FBA are disadvantageous to First Banks if its ownership percentage should be reduced to less than 80%. In some acquisitions, a tax-free exchange of stock is the preferred form to the sellers. A potential exists for situations in which such an acquisition would be advantageous to FBA's public stockholders, but disadvantageous to First Banks. Consequently, this creates the opportunity for the objectives of the public stockholders to conflict with those of First Banks.

               Under regulatory capital guidelines with respect to bank holding companies, FBA is considered a "second tier" bank holding company of First Banks. Because of this, First Banks was viewed as providing the capital strength for FBA and, prior to 2000, FBA was allowed to maintain regulatory capital ratios that were lower than those required for First Banks, or other first tier holding companies. This enabled FBA to achieve returns on equity that were higher than FBA might otherwise have been able to achieve. However, beginning in 2000, regulatory authorities began requiring increased capital levels for second tier holding companies, thereby reducing this advantage substantially.

          4. The expenses associated with maintaining a publicly owned company are excessive relative to the amount of FBA common stock outstanding.

               FBA incurs numerous expenditures associated with maintaining its status as a publicly owned company. In particular, some of the more significant expenditures associated with FBA's public status are as follows:

               o Separate annual and quarterly reports, including preparation, review by external accountants and counsel, printing and distribution to stockholders;
               o Separate Securities and Exchange Commission filings, including but not limited to Forms 10-K, 10-Q and 8-K;
               o Annual and special stockholders meetings, including preparation of materials, filing fees, printing and distribution of Proxy materials to stockholders;
               o Separate annual audits and quarterly reviews performed by FBA's external accounting firm;
               o Separate board of directors and Audit Committee, which requires fees associated with compensating members of the Board and the Audit Committee, conducting quarterly meetings (including travel and other related expenses), and preparing and distributing Board materials;
               o    New York Stock Exchange listing fees and related expenses;
                    and
               o Administrative and internal staff expenditures associated with maintaining separate accounting records and financial reporting including but not limited to: intercompany recordkeeping and billing required for personnel, services and supplies used by FBA; data processing and information technology fees and services; internal audit services; income tax preparation and assistance; accounting services; and other management and administrative functions.
               o FBA has estimated the annual expenditures associated with maintaining its status as a publicly owned company to be in the range of $500,000 - $750,000.

First Banks' Reasons for the Merger

          First Banks' board of directors reviewed and considered the following reasons as a basis for recommending the proposed transaction to FBA's board of directors:

         1. The financial objectives of stock ownership by First Banks and the public stockholders may not coincide.

               The financial objectives of First Banks and the public stockholders may not coincide primarily due to the following issues:

               o FBA does not pay dividends on its common stock. In the event FBA were to commence the payment of dividends to its stockholders, the Class B common stock would receive dividends only to the extent that dividends on the common stock exceed $0.45 per share annually. Consequently, the differentiation in dividend rates between the common stock and the Class B common stock creates an economic disincentive to the declaration of dividends from First Banks' perspective.

               o Certain regulatory, financial reporting and tax requirements with respect to First Banks' ownership of FBA are disadvantageous to First Banks if its ownership percentage should be reduced to less than 80%. In some acquisitions, a tax-free exchange of stock is the preferred form to the sellers. A potential exists for situations in which this would be advantageous to FBA's public stockholders, but disadvantageous to First Banks. Consequently, this creates the opportunity for a divergence of objectives to arise.

               o In order to preserve the separate structure of FBA, First Bank & Trust must operate independently from First Banks' other banking interests. If the proposed merger is consummated, First Banks anticipates merging First Bank & Trust into First Banks' wholly owned subsidiary, First Bank. It is anticipated that this will allow certain administrative and operational economies not available while the two banks maintain separate charters.

          2. FBA has generally not been successful in using its stock in acquisitions.

               When First Banks acquired approximately 65% of ownership of FBA in 1994, one of its objectives was for FBA to use its stock in acquisitions in which the purchase price would be wholly or partially in the form of common stock. Since First Banks does not have any publicly held voting stock, this was an alternative that had not previously been pursued by First Banks. However, this met with only limited success. In 1994 and 1995, a combination of restructuring expenses and asset quality problems arose that caused FBA to incur net losses for those years. Although FBA has suggested the use of its stock for some or all of the consideration in several proposed transactions between 1995 and 1998, this has generally been dismissed because: (a) the relatively small number of shares of common stock in the market provides limited liquidity for a public stockholder; (b) an issuance of a large number of new public shares might adversely impact the market value; (c) the presence of a majority owner means that the public stockholders could not control the direction of FBA; and (d) FBA did not have a sufficient history of strong, consistent earnings.

               Consequently, although FBA was willing to acquire banks solely for stock or in transactions with a stock component, FBA has only been successful in using its stock in three acquisitions (two of which involved First Banks as the seller):

               o In 1997, FBA acquired Surety Bank, Vallejo, California, in a transaction that was 51% stock and 49% cash. Surety Bank was not previously affiliated with First Banks or FBA;

               o In 1998, FBA acquired FCB, Sacramento, California, in an all-stock transaction. Approximately 61.5% of FCB was owned by First Banks at the time; and

               o In 2000, FBA acquired First Bank & Trust, Newport Beach, California, in an all -stock transaction. First Bank & Trust was wholly owned by First Banks.

               Although the Surety Bank and FCB transactions increased the amount of publicly held shares of FBA stock, the public float was still relatively limited.

               Since 1999, First Banks has owned over 80% of FBA common stock, allowing FBA to be included in First Banks' federal income tax returns. This has enabled FBA to begin utilizing certain income tax loss carryforwards that either the level of its taxable income or limitations with respect to its carryforwards had previously precluded. If FBA were to issue sufficient shares of its stock in an acquisition, other than to First Banks, to cause First Banks' ownership to decrease below 80%, it would trigger a deconsolidation of its tax returns, thereby reducing the opportunity to utilize the carryforwards. In addition, once a tax deconsolidation has occurred, FBA could not again be consolidated into First Banks' returns for five tax years, and FBA would again be subject to limitations on the utilization of tax loss carryforwards. Since some of FBA's tax loss carryforwards are subject to annual limitations, they may be utilized over approximately the next eleven years. Consequently, it would not be beneficial either to FBA or First Banks to allow such a deconsolidation, making it improbable that a significant stock acquisition would be pursued.

          3. Stock market conditions may lead to undue litigation or reputation risks for First Banks that may not be related to economic or financial issues.

               First Banks may be subjected to potential undue litigation and reputation risks associated with fluctuations in the market value of FBA's publicly held common stock. For example, during 2000, FBA was unable to repurchase common stock through its authorized stock repurchase program as a result of pending acquisitions. During that same time period, the absence of other buyers in the market led to a depressed market value that was inconsistent with FBA's financial performance. In early 2002, FBA's common stock experienced unusually large trading volumes and inordinate increases in market value that could not be correlated with financial performance. Circumstances such as these could lead to dissatisfaction among stockholders, selling stockholders and buying stockholders. For these reasons and other similar potential scenarios, First Banks could be exposed to risks that it has limited opportunity to control.

          4. The expenses associated with maintaining a publicly owned company are excessive relative to the amount of FBA common stock outstanding.

               First Banks, through its existing ownership in FBA, incurs numerous expenditures associated with maintaining FBA's status as a publicly owned company. In particular, some of the more significant expenditures associated with FBA's public status are as follows:

               o Separate annual and quarterly reports, including preparation, review by external accountants and counsel, printing and distribution to stockholders;
               o Separate Securities and Exchange Commission filings, including but not limited to Forms 10-K, 10-Q and 8-K;
               o Annual and special stockholders meetings, including preparation of materials, filing fees, printing and distribution of Proxy materials to stockholders;

               o Separate annual audits and quarterly reviews performed by FBA's external accounting firm;
               o Separate board of directors and Audit Committee, which requires fees associated with compensating members of the Board and the Audit Committee, conducting quarterly meetings (including travel and other related expenses), and preparing and distributing Board materials;
               o    New York Stock Exchange listing fees and related expenses;
                    and
               o Administrative and internal staff expenditures associated with maintaining separate accounting records and financial reporting including but not limited to: intercompany recordkeeping and billing required for personnel, services and supplies used by FBA; data processing and information technology fees and services; internal audit services; income tax preparation and assistance; accounting services; and other management and administrative functions.

Reasons of the Other Filing Persons

          In addition to First Banks and FBA, FBA Acquisition and James F. Dierberg have joined in filing with the SEC a Schedule 13E-3, which is required in a "going private" transaction such as the merger. Each filing person is required to state its purposes and reasons for supporting the merger.

          FBA Acquisition is a new corporation organized and wholly owned by First Banks. It has not engaged in any business activity, except as necessary to enable it to engage in the merger, and it does not expect to engage in any other activity. Upon consummation of the merger, it will no longer exist as a separate corporation.

          Mr. Dierberg and members of his immediate family are the sole owners of equity interests in First Banks, and Mr. Dierberg acts on behalf of the Dierberg family in making decisions regarding First Banks. His purposes and reasons for supporting the merger are the same as those attributed above to First Banks.

Consideration of the Merger

          On April 25, 2002, First Banks owned 93.69% of the outstanding voting stock of FBA. At the meeting of FBA's board of directors on that date, Mr. Dierberg, on behalf of First Banks, proposed to FBA that the two companies enter into a transaction by which First Banks would acquire the outstanding shares of FBA currently held by the public stockholders of FBA. First Banks was prompted to make this proposal by the factors discussed above under "Background and Reasons for the Merger" and "First Banks' Reasons for the Merger."

          The board of directors of FBA then created a special committee of its board consisting of independent directors with no affiliation with First Banks. The board appointed Albert M. Lavezzo, Charles A. Crocco and Edward T. Story, Jr. as members of the special committee. The members appointed Mr. Lavezzo as chairman of the special committee. The board gave the special committee the authority to consider and negotiate, on behalf of FBA, the terms of the transaction proposed by First Banks and to make a recommendation to the full board of directors of FBA with respect to such a proposed transaction.

          The special committee was also authorized to engage professional advisors, including a financial advisor and legal counsel of its own selection. The special committee identified four law firms with experience in representing financial institutions and special committees in connection with bank mergers. The special committee solicited proposals from these four firms and conducted telephonic interviews with each of them. The special committee confirmed that the candidate firms had not previously represented First Banks, FBA or any of their affiliates in any current or previous transactions. On May 29, 2002, the special committee determined to engage the firm of McCutchen Doyle Brown & Enersen, LLP (which on July 1 became Bingham McCutchen LLP as a result of a merger) of San Francisco.

          On May 30, counsel for First Banks informed the special committee's counsel that it proposed that FBA forego a previously announced rights offering to its public stockholders, and First Banks proposed instead that the price to be paid to the public stockholders (if an agreement could be reached regarding a merger) include an additional increment attributable to the value of the rights that would have been issued to FBA's public stockholders in a rights offering. If carried out, the rights offering would have given each holder of FBA common stock (other than First Banks) the right to purchase, at $32.50 per share, approximately 0.0715 shares for each share already owned. The rights offering had been planned in order to give FBA's unaffiliated stockholders the right to purchase shares at the same price ($32.50 per share) as First Banks' purchase of 803,757 shares of FBA common stock in October, 2001, in proportion to each stockholder's interest in FBA. The price paid by First Banks was based on recent market prices at the time of the transaction, which was necessary to provide FBA with funding to acquire a California bank holding company. Prior to the discussion of the merger, FBA had planned to conduct the rights offering (which required, among other things, registration with the SEC) in the first half of 2002. First Banks and the special committee agreed that including the economic value of the rights offering in the merger price would be more efficient and less confusing than conducting a rights offering, requiring each stockholder to exercise his or her purchase rights and then effectively repurchasing those shares in the merger. In fact, they believed this approach was more favorable to FBA's unaffiliated stockholders than conducting the rights offering, because (i) every unaffiliated stockholder would receive the benefit, whereas in a rights offering only those stockholders who exercised their rights and were able to receive $40.00 or more per share upon sale of stock bought in the rights offering would receive a benefit equal to that offered as part of the merger consideration, and (ii) none of the stockholders would have to pay to exercise the rights and incur any related costs of carry. First Banks proposed that the increment be equal to the difference between $32.50, the price at which First Banks had purchased shares of FBA in a private placement in the fourth quarter of 2001, and the price negotiated for the acquisition of the shares held by the public stockholders.

          In May 2002, the chairman of the special committee solicited proposals from five investment banking firms to act as financial advisor to the special committee in connection with the proposed transaction. The special committee identified investment banking firms based on their experience in advising financial institutions in connection with similar transactions. The five investment banking firms submitted proposals, and the chairman circulated copies of all of the proposals to the members of the committee and counsel.

          On June 7, the special committee conducted a meeting to consider the proposals of the financial advisors. The special committee considered the relevant experience of each candidate, the familiarity of the committee members with the candidate, the fees and expenses proposed to be charged by each candidate, and each candidate's independence from any current or past financial relationship with First Banks.

          At the conclusion of the meeting, the special committee selected Baxter Fentriss as its financial advisor, subject to the confirmation of the absence of any financial connections between Baxter Fentriss and First Banks. Upon receiving such confirmation, the special committee engaged Baxter Fentriss as its financial advisor. This decision was based on several factors, including the firm's extensive involvement with and knowledge of bank and thrift merger and acquisition transactions, the members' familiarity with Baxter Fentriss' performance of services similar to those required, and the special committee's assessment of the value of the services to be provided in relation to the costs to be incurred by FBA for such services.

          On June 19, the special committee held a meeting to discuss the schedule for proposed negotiations, the combining of the rights offering value with the transaction in lieu of a separate rights offering, the due diligence that Baxter Fentriss desired to perform in order to assist the special committee in its deliberations and related matters. Counsel and representatives of Baxter Fentriss attended the meeting as well. The special committee confirmed that it had no objection to including the rights offering value as an additional increment to any purchase price that it might ultimately agree to in the course of negotiations with First Banks. The special committee asked counsel to advise it with respect to the appropriate measure of value of the rights offering. Counsel provided the special committee with a letter addressing this issue on July 16. At this meeting and others, the special committee considered whether alternatives to the merger might be available. Possible alternatives included seeking an acquirer for all of FBA and declining to consider or approve the merger. Since First Banks had indicated its desire to increase its ownership of FBA and Mr. Dierberg had consistently stated that he did not intend to sell First Banks or FBA, the special committee discounted a sale as unachievable. Because of the historically low trading volume in the market for FBA common stock and the existence of a controlling stockholder, the special committee believed that a merger at a fair price would be preferable to taking no action.

          On July 19, the special committee members received written materials from Baxter Fentriss describing its analysis of the value of common stock of FBA and presenting several valuation methods. The materials, which were in draft form at the time, described assumptions made by Baxter Fentriss in preparing the materials and arriving at its conclusions.

          On July 22, the special committee held a committee meeting to review the analysis prepared by Baxter Fentriss. The committee's counsel and James Baxter and Brian Johnson of Baxter Fentriss also attended by telephone. Representatives of Baxter Fentriss made a presentation to the members of the special committee and discussed their methodology, assumptions and conclusions as set forth in their written report.

          In connection with preparing its presentation to the special committee, Baxter Fentriss performed a variety of financial analyses. In conducting its analyses, Baxter Fentriss considered such financial and other factors as it deemed appropriate under the circumstances including the following: (i) the historical and current financial condition and results of operations of FBA including interest income, interest expense, provision for loan losses, noninterest income, noninterest expense, earnings, book value, returns on assets and equity, capitalization, the reserve for loan losses and possible tax consequences resulting from the transaction; (ii) the business prospects of FBA; (iii) the economies of FBA's respective market areas; (iv) the historical and current market for FBA common stock; and (v) the nature and terms of certain other merger transactions that it believed to be relevant. Baxter Fentriss also considered its assessment of general economic, market, financial and regulatory conditions and trends, as well as its knowledge of the financial institutions industry.

          In connection with its presentation, Baxter Fentriss reviewed (i) FBA's Annual Reports to stockholders, including the audited financial statements of FBA, for the years ended December 31, 1999, 2000 and 2001; (ii) consolidated reports of condition ("call reports") on First Bank & Trust filed with the Federal Deposit Insurance Corporation for the years ended December 31, 1999, 2000 and 2001; (iii) budgeted financial information and projections provided by management for the years ending December 31, 2002 and 2003 for FBA; (iv) unaudited quarterly financial information as of March 31, 2002; and (v) certain additional financial and operating information with respect to the business, operations and prospects of FBA as it deemed appropriate. Baxter Fentriss also
(a) held discussions with members of the senior management of FBA regarding its historical and current business operations, financial condition and future prospects; (b) compared the results of operations of FBA with those of certain banking companies that it deemed to be relevant; (c) analyzed the pro forma financial impact of the merger on First Banks; and (d) conducted such other studies, analyses, inquiries and examinations as Baxter Fentriss deemed appropriate.

          In performing its analyses, Baxter Fentriss made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of FBA. The analyses performed by Baxter Fentriss are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold. In preparing its presentation, Baxter Fentriss assumed that any regulatory consideration of the merger would not result in the imposition of any conditions that will have a material adverse effect on the contemplated benefits of the merger, on a pro forma basis, to FBA or First Banks.

          The following is a summary of the analyses performed by Baxter Fentriss in connection with its presentation.

          1. Comparison to Publicly Traded Financial Institutions. This analysis was performed to make a determination of value for the unaffiliated shares of FBA using the financial data of publicly traded financial institutions from select markets across the United States. Baxter Fentriss compared certain trading multiples of select financial institutions and compared them to the value offered by First Banks. This peer group consisted of fifty-nine publicly traded banks with assets between $2 billion and $10 billion as of March 31, 2002. These 59 institutions were chosen based on asset size relative to that of FBA and whether the institution was publicly traded, either on NASDAQ, AMEX or the NYSE. The average asset size of these institutions was approximately $4.2 billion. Banks that were the target of a merger or acquisition were excluded from the peer group.

          Baxter Fentriss selected the trading multiples used in its analysis based upon the current and historical use of such multiples within the financial institutions industry for the purposes of comparison and valuation between different companies. The source of the data used in this analysis was SNL Financial, a well-respected information and research firm which specializes in the financial institutions industry. The multiples used were price to earnings for the latest quarter, price to earnings for the latest twelve months ("LTM"), price to book value, price to tangible book value, price to deposits and price to assets. The ranges of the multiples compiled from the peer group were as follows: the low and high price to earnings multiples were 12.1x and 29.9x; the low and high price to LTM earnings multiples were 12.7x and 24.7x, the low and high price to book multiples were 1.22x and 4.41x; the low and high price to tangible book multiples were 1.45x and 4.70x; the low and high price to assets percentages were 8.9% and 34.2%; while the low and high price to deposits percentages were 11.0% and 42.9%.

          The averages of the statistics compiled for the peer group were as follows: the average price to earnings multiple was 15.9x; the average price to LTM earnings multiple was 17.0x; the average price to book multiple was 2.27x; the average price to tangible book multiple was 2.60x; the average price to assets percentage was 18.8%; and the average price to deposits percentage was 24.8%.

          These averages were used to establish valuation parameters for the unaffiliated shares of FBA. The values produced by this analysis were as follows: $43.70 based on price to FBA's adjusted earnings, $44.01 based on price to adjusted LTM earnings, $50.49 based on price to book value, $36.96 based on price to tangible book value, $43.73 based on price to assets, and $47.82 based on price to deposits.

          These values ranged from a low of $36.96 to a high of $50.49 while the average of these values is $44.45.

          2. Discounted Free Cash Flow / Net Present Value. Baxter Fentriss made a determination of the value of FBA's unaffiliated shares based on FBA's earnings capacity, operating cash flow, and its theoretical capacity to pay dividends while still retaining equity to support future, sustainable growth. This approach requires projecting cash flows for an extended period of time, estimating a terminal value, and discounting the future free cash flows and terminal value back to the valuation date. The discounted cash flow calculation consists of three major components: (1) future free cash flows and/or potential equity flows; (2) a terminal value; and (3) the required rate of return.

          The future cash flows are projected by forecasting earnings growth and potential dividend payout. While various growth rates can produce different results, it is best to view a range of growth estimates in order to choose a "likely" scenario. Economic conditions in general, as well as local economic conditions, competition, management, and other non-quantifiable variables can impact future real growth. The range of discount rates, growth rates and capital levels were chosen based upon what Baxter Fentriss, in its judgment, considered to be appropriate taking into account among other things, FBA's past and current financial performance and conditions, the general level of inflation, rates of return for fixed income and equity securities in the marketplace generally and particularly in the banking industry.

          The normalized projections prepared by Baxter Fentriss and utilized in this analysis are as follows:

                                                                       Projected            Projected
                                                                      Year Ending          Year Ending
                                                                        12/31/02             12/31/03
                                                                     -------------        --------------
                                                                      (dollars expressed in thousands)
         Income Statement Data:
         ----------------------

             Net income                                             $    35,358          $    39,778

         Profitability and Operating Ratios:
         -----------------------------------
           Return on average assets                                         1.09%                1.09%
           Return on average equity                                        11.67                11.68

         Average Balance Sheet Data:
         ---------------------------
           Total assets                                               $3,252,300            3,658,837
           Total stockholders' equity                                    302,996              340,564
           Common stockholders' equity as
              a percentage of total assets                                  9.31%                9.30%

          Generally, the required rate of return is the expected return required by investors for investments with similar risk profiles. Typically, the required rates of return of publicly traded banks are approximately 500-700 basis points over the U.S. Treasury 10-year note. As of July 5, 2002, the U.S. Treasury 10-year note was yielding 4.83%. This analysis incorporates a discount rate of 11.00%.

          The terminal value in this analysis was calculated by treating the free cash flow in the final time period as a perpetuity and then discounting it to obtain a present value. The discount rate of 11.00% was used to discount the perpetuity to determine the present value of the final period's cash flow. The terminal value calculated using this methodology was $1.920 million or $401.3 million after discounting back the present value.

          The valuation for FBA common stock using this analysis was $44.10. Using this valuation, the pricing statistics for the common stock of FBA would be as follows: the price to LTM earnings multiple is 17.03x; the price to book value multiple is 1.99x; the price to tangible book value multiple is 3.11x; the price to deposits percentage is 22.89%; and the price to assets percentage is 18.98%.

          As indicated herein, this analysis is not necessarily indicative of the actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Discounted free cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings, assets, growth rates, terminal values and discount rates.

          3. Sale of Enterprise Valuation. Baxter Fentriss considered the potential acquisition of FBA by another financial institution in order to determine a fair market value for the whole bank or control position in FBA. Certain assumptions were made regarding the financing rates, amortization periods, tax rates, core deposit intangible valuations, the level of discount for a minority interest and the level of cost savings an acquiror might achieve, as well as dilution levels it might accept. The assumptions applied are deemed appropriate for an organization such as FBA, the types of institutions which are capable of acquiring FBA, and for FBA's current financial condition. The assumptions made regarding these different variables were made based upon what Baxter Fentriss, in its judgment, considered to be appropriate taking into account among other things, FBA's past and current financial performance and conditions, the general level of inflation, rates of return for fixed income and equity securities in the marketplace generally and particularly in the banking industry. Baxter Fentriss also considered its knowledge, in general, of the financial institutions industry, its experience in analyzing merger and acquisition transactions involving financial institutions, and its general knowledge of corporate finance.

          Based on these assumptions, this analysis produced a value for FBA of $51.22 per share, for the controlling interest in the company. The current ownership structure of FBA does not allow the unaffiliated stockholders to effect a decision to make such a transaction occur. In addition, the controlling stockholders have stated it is not their intent for such a transaction to occur. The proposed transaction is to acquire the public ownership position; therefore, the valuation was discounted by 15% to reflect a lack of control on behalf of the unaffiliated stockholders. Various financial studies have produced discounts for minority interests that ranged from a low of 13% to a high of 49%. Baxter Fentriss chose a value in the lower portion of this range based upon the fact that the common stock of FBA is listed and quoted on the NYSE. After applyting this discount, this analysis resulted in a value for FBA's public shares of $43.54. Using this valuation, the pricing statistics for FBA would be as follows: the price to LTM earnings multiple is 16.81x; the price to book value multiple is 1.96x; the price to tangible book value is 3.07x, the price to deposits percentage is 18.74%; and the price to assets percentage is 22.60%.

          Using publicly available information, Baxter Fentriss considered the impact of the merger on First Banks. Its analysis indicated that the merger would not materially dilute First Banks' capital and earnings capacity and would, therefore, likely not be opposed by the banking regulatory agencies from a capital perspective. First Banks currently is the majority stockholder of FBA and reports the financial performance and condition of FBA in its consolidated financial statements. First Banks has effective control over FBA's management, policies and election of directors. Baxter Fentriss has relied, without any independent verification, upon the accuracy and completeness of all financial and other information reviewed. Baxter Fentriss has assumed that all estimates, including those as to projected future earnings, were reasonably prepared by management and reflect their best current judgments. Baxter Fentriss did not make an independent appraisal of the assets or liabilities of FBA, and has not been furnished such an appraisal.

          No company or transaction used as a comparison in the above analysis is identical to FBA or First Banks, or the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies used for comparison in the above analysis.

          Baxter Fentriss discussed possible prices based on (i) a comparison to peer trading values; (ii) a discounted cash flow analysis; and (iii) a comparable acquisition analysis. In its discussion, Baxter Fentriss also emphasized the importance of the use of projected earnings assumptions for FBA and that its valuation was sensitive to any changes in these projections. The committee discussed with Baxter Fentriss a range of possible share prices resulting from these methods. In particular, the committee noted the fact that the public stockholders held less than 7% of the outstanding shares and the relative thinness of the trading market for the shares; the current market price, which began the year at $32.00 and now was approximately $40.00; and the improbability of FBA entering into a transaction to be acquired by a third party at a premium to market value. The analysis of Baxter Fentriss suggested average values of $44.45 (based on comparable trading values of $36.96 to $50.49), $44.10 (based on discounted cash flow analysis) and $43.54 (based on potential acquisition analysis), for an average value on a going concern basis of $44.03. The special committee reached a consensus that a reasonable approach to take in negotiations with First Banks would be to support a price not less than the current market price and including a premium of approximately 15% to 20% of market price, or approximately $46.00 to $48.00 per share.

          On July 25, the special committee met with counsel and Mr. Baxter of Baxter Fentriss for a final review and preparation for negotiations with First Banks with respect to the proposed transaction. Later that same day, the members of the special committee met with James Dierberg, Chairman and Chief Executive Officer of First Banks, Allen Blake, President and Chief Financial Officer of First Banks, and Mark Ross of Stifel, Nicolaus & Company ("Stifel"), an informal consultant to First Banks, with respect to this matter to discuss the proposed transaction. Stifel is a nationally recognized investment banking firm with substantial expertise in transactions similar to the Merger. Stifel is an investment banking and securities firm with membership on all principal United States securities exchanges. As part of its investment banking activities, Stifel regularly engages in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

          During approximately the last ten years, Stifel has been involved with First Banks, FBA, or an affiliate of them in various capacities. This included:

          o Underwriting various public offerings of securities for either First Banks or FBA, including the 1998 issuance of $46.0 million of trust preferred securities by a subsidiary of FBA and the related guaranteed preferred beneficial interest in FBA subordinated debentures;
          o Following FBA common stock in the public market, including issuance of research reports and investment ratings with respect to FBA's stock;
          o Representing sellers of various financial institutions in which First Banks was one of the possible acquirers; and
          o Performing brokerage functions in the sale of stock in various financial institutions to Mr. Dierberg or other entities controlled by the Dierberg family.

          Consequently, neither Stifel, nor Mr. Ross, were ever considered to be independent with respect to First Banks, FBA, or the proposed transaction either by First Banks or the special committee.

          During the past two years, Stifel has assisted First Banks in the following capacities:

          o    Served as the primary underwriter of a $57.5 million public offering of trust preferred securities by First Banks;
          o    Represented Union Financial Group, Ltd., a Swansea, Illinois
               based bank holding company that was acquired by First Banks on December 31, 2001;

          o Performed brokerage functions for FBA in conjunction with the purchase of shares of FBA common stock as authorized under its existing repurchase program; and
          o Provided financial analyses of the proposed transaction as further described below.

          Stifel received approximately $2,074,000 in compensation for the services it provided to First Banks in the last two years. In addition, First Banks and Stifel have recently discussed a new offering of trust preferred securities, although as of the date hereof, First Banks has not decided whether to proceed with such an offering. If it decides to do so, it is likely that Stifel will act as an underwriter of the offering, in which case it would receive compensation comparable to that it has received in connection with the offerings of trust preferred securities referred to above.

          In early July 2002, Mr. Blake requested that Mr. Ross provide him with data concerning recent pricing of acquisitions of financial institutions to enable him to have a more informed basis for discussing with the special committee the proposed purchase of the public shares of FBA. Mr. Ross was not requested to perform a detailed valuation analysis, submit a formal report or provide any opinion as to the fairness of the transaction. Furthermore, there was no contractual relationship established with respect to Mr. Blake's request, and neither Stifel nor Mr. Ross ever sought or received compensation for it. During the period prior to the meeting on July 25, Mr. Blake discussed FBA's financial position with Mr. Ross to enable him to provide meaningful comparisons and calculations. In this process, it became apparent to Mr. Blake that he would not be capable of discussing this in detail with the special committee or its investment advisor without the assistance of Mr. Ross. Therefore, he requested that Mr. Ross join him for the meeting on July 25.

          Negotiations at the July 25 meeting continued in stages for several hours. Initially, the special committee indicated its desire to obtain a premium of 20% over the current market price, or $48.00 per share. On behalf of First Banks, Mr. Dierberg suggested that he believed a market price of between $27.00 and $35.00 per share would be more appropriate. Although Mr. Dierberg had not prepared any financial analyses supporting his belief, he based his position on
(a) over 35 years as Chairman of the Board, Chief Executive Officer and/or President of First Banks during which time he was responsible for negotiating and consummating over 90 acquisitions of financial institutions; (b) over 45 years experience as a successful personal investor in the public securities of financial institutions, as well as entities in other industries; and (c) his practice during this time of generally keeping up-to-date about the financial institutions sector, the pricing of acquisitions and the market values of financial institutions and their securities. In addition, he stated that Mr. Blake had requested Stifel to provide additional information to First Banks to assist it in evaluating the proposed transaction. Mr. Blake pointed out that this was not a formal valuation of FBA stock, and that it had been done at First Banks' request in a short time period, with limited opportunity for Stifel to review and research data about FBA. It was intended solely to provide some additional data for First Banks to consider and use in its discussions with the special committee. Furthermore, there were no limitations imposed by First Banks upon Stifel with respect to preparation of the additional information provided to First Banks regarding the proposed transaction.

          Mr. Ross began by discussing the recent trading ranges of FBA stock in the market. He indicated that because of the unexplained trading volume earlier in 2002 and the limited number of shares held by public stockholders, the present market price might not be indicative of a sustainable value over a longer period of time. To illustrate this, he compared the market price of FBA stock on July 24 of $39.70 per share with three banks of comparable size and profitability operating in California and seven banks of comparable size and profitability operating throughout the United States. The comparisons were based on the ratios of market price to: (a) book value; (b) tangible book value; (c) stockholders' equity adjusted to 6.5% of assets; (d) estimated 2002 earnings per share; (e) estimated 2003 earnings per share; (f) total assets; and (g) deposits. He observed that a contributing factor to FBA's high trading price compared to those of the other three banks might be the relatively high earnings of FBA in 2001, which include a significant non-recurring adjustment of the deferred tax valuation reserve. Because the level of earnings influences not only the 2001 earnings, but also the trend of increasing earnings over time, he suggested that the level of 2001 earnings may have led to excessive expectations of earnings growth in the future by some potential investors. He pointed out that, in fact, not only do earnings for the first six months of 2002 not include the non-recurring item, but asset quality issues have arisen that have caused FBA to record substantially larger provisions for loan losses than in recent years, and consequently have depressed earnings from those of the previous year.

          Because of this, Mr. Ross suggested that it might not be appropriate to emphasize current market prices as a determining factor in the proposed transaction. He then discussed the various methods used by investment advisors in determining a valuation for a transaction such as that proposed for FBA. He pointed out that there are certain methods that are generally consistent among most advisors. The primary differences between them would normally be in the underlying assumptions. He referred to various assumptions included in the analyses, but observed that one of the most important assumptions is the future earnings stream. He indicated that this was particularly true for FBA due to the unusually high earnings in 2001 followed by depressed net income for the first six months of 2002. Furthermore, discussions with FBA management indicated that the asset quality issues that have led to the lower earnings level are expected to continue for the remainder of 2002, with some residual effects on 2003 earnings.

          Mr. Ross then reviewed the analyses that he had performed relative to FBA, reiterating that he did not have the time or level of detailed information to perform all the analyses and research normally required to render a valuation report or support a fairness opinion. Consequently, this was only intended to provide FBA with some additional data to consider. Mr. Ross discussed his analyses based on the following:

          o Current and recent bank merger environment for all banks in the United States, excluding mergers-of-equals and removing from the controlling interest valuation a control premium of 35%. At the 50th percentile, this implied a per share valuation between $20.64 and $32.86.

          o Current and recent bank merger environment for all banks in California (where most of FBA's operations are conducted), excluding mergers-of-equals and removing from the controlling interest valuation a control premium of 35%. At the 50th percentile, this implied a per share valuation between $18.91 and $29.08.

          o Discounted cash flow analysis, presenting the cash available for dividends in future years, based on estimated future operating performance and required capital levels. The present value was calculated using discount rates from 12.5% to 16.5% and a range of trading multiples from 12.0x to 16.0x. The discount rates used for this analysis were based on theoretical acquirors' expected return on equity requirements. A range was used to reflect different return requirements for a variety of potential acquirors. All tangible common equity in excess of 6.5% of assets was assumed to be paid as dividends. This analysis indicated a present value of the future cash flows per share between $26.37 and $40.34.

          o Present value analysis, calculating the present value of FBA, including dividends, in 2007, discounted at rates between 15.0% and 22.5%, and assuming earnings growth rates between 13.1% and 21.1%. Applying this to FBA management's projections of earnings through 2006, an 18% compound annual growth rate from estimated 2002 net income, and a 12% increase in 2007, this results in a 2007 stock market price between $52.20, at 12.0x earnings, and $69.60, at 16.0x earnings. Discounting this to 2002 results in valuations between $25.95 and $34.60, at a 15.0% discount rate, and $18.92 and $25.23, at a 22.5% discount rate. The discount rates used for this analysis were based on a range of return requirements by investors in small cap equity securities over varying lengths of investment horizons.

          Mr. Ross summarized these by indicating that overall these analyses suggested a range of values between $14.74 and $40.34 per share. Stifel's report is available for public inspection and copying by contacting Lisa K. Vansickle at First Banks, Inc., 600 James S. McDonnell Boulevard, Mail Code M1-199-014, Hazelwood, Missouri 63042.

          The special committee indicated it was not prepared at that time to recommend a price lower than current trading prices. Mr. Dierberg stated his belief that the market price had risen from less than $32.00 at the beginning of the year to $40.00 only because of speculative trading in FBA stock and that the current market price could not be sustained in the absence of the proposed merger. The committee restated its position that it would not recommend a price less than the market price.

          After this, Mr. Ross left the meeting and negotiations continued between the committee members and Messrs. Dierberg and Blake. The gap between the prices asked and offered gradually decreased but the parties were unable to reach agreement. The parties then met separately to assess their positions, and the special committee asked Mr. Baxter to join the discussion. After this break, Mr. Baxter met with Mr. Blake and Mr. Ross to discuss the basis for First Banks' belief that a price below market price could be a fair price. In discussing the differing conclusions regarding valuation, it was determined that there were three elements on which Messrs. Blake and Ross differed from Mr. Baxter as follows:

          o In discounting the future cash flows in the valuation analysis of FBA, Messrs. Baxter and Ross had assumed different discount rates. Mr. Baxter stated that the rates of return of publicly traded banks tend to be in a range of approximately 500 to 700 basis points over the 10-year Treasury note rate. The mid-point of that range at the time of the anlysis was approximately 11.0%, which was the rate used in his analysis. Mr. Ross believed a higher discount rate was more appropriate. Mr. Ross suggested that a range of 15% to 22.5% would be more typical for an analysis of an equity security such as FBA's common stock.

          o In applying a minority discount to the valuation in a sale of the enterprise, Mr. Baxter had applied a discount rate of 15%, whereas Mr. Ross believed a discount rate of 35% to be more appropriate. Mr. Baxter stated that discounts for minority interests produced by various financial studies had ranged between 13% and 49%. Because FBA common stock is listed on the NYSE and, although generally thinly traded, has an established market and is included in the Russell 2000 Index, Mr. Baxter believed that the discount applied should be at the low end of the range. Mr. Ross stated that the 35% discount rate which he used was the median acquisition premium to the seller's stock price one month prior to the announcement paid over the last five years.

          o Mr. Blake observed that while these factors were significant contributors to the difference between the conclusions, probably a more fundamental element is the difference in projections of future income. Because this is an underlying assumption for most of the analyses, an earnings projection that is higher or lower can influence many aspects of the valuation, including what is considered to be reasonable assumptions in some instances. Although both projections had been provided by management of FBA, the projections were made at different times. The projections provided to Mr. Baxter were principally the FBA detailed budget for 2002, with general projections of growth and increases in income thereafter. These were given to Mr. Baxter in May 2002, before it became apparent that further asset quality deterioration was occurring, causing the earnings for the year

               2002 to be less optimistic than originally anticipated. However, because Mr. Ross began his analysis in July 2002, the continuing deterioration in asset quality and the resulting ongoing effect on earnings had become apparent.

          Consequently, Mr. Blake suggested that rather than emphasize the differences discussed in discount rate and minority discount assumptions at this time, it may be more productive to discuss the differences in the projected income stream. Mr. Blake indicated that in developing projections from FBA's historic data, there were four primary factors that should be considered:

          o In 2001, there was an adjustment of the deferred income tax valuation reserve that increased net income by $8.1 million. This will not be recurring, and consequently should not be included for purposes of projections. Mr. Baxter indicated that this had been considered in the projected 2002 earnings for his analysis.

          o In the last half of 2001 and continuing in 2002, FBA has encountered substantially increased asset quality problems resulting in higher provisions for loan losses and nonperforming assets. Originally, management had believed that most of these issues had surfaced by the first quarter of 2002. However, more recently it has become apparent that the continuing economic downturn, particularly in Northern California, is leading to further deterioration in asset quality. It appears that the higher level of loan charge-offs and provisions for loan losses may well continue into 2003. Mr. Baxter observed that he was aware of the problems encountered through the first quarter of 2002, but, consistent with his discussions with FBA management at the time, he had assumed asset quality would be improving during the remainder of 2002, and not be a negative factor in 2003.

          o FBA has experienced some contraction of its net interest rate margin due to the continuing low level of interest rates. Much of this has been mitigated by the use of various hedging techniques, particularly interest rate swaps. However, if the current rate environment continues into 2003, and particularly if further rate decreases occur, management believes that FBA will probably encounter further interest margin compression, thereby negatively affecting net income.

          o Finally, the combination of declining asset quality and a weak economy have resulted in a dramatic slowing of loan growth, and correspondingly, deposit growth. This appears to be partially a factor of borrowers, and potential borrowers, refraining from expansion in a weak economic environment. They seem to be more prone to reduce existing debt, than to assume an increased amount of debt. At the same time, lending officers were forced to focus on improving the quality of their existing loan portfolio and collecting loans that became marginal or problems, rather than on generating new loans. Consequently, total loans outstanding actually declined by $41.1 million between December 31, 2001 and June 30, 2002. To compensate for the lower loan balances, deposit pricing was less aggressive than it might have been in a period of robust loan growth, causing a similar decline in deposits. With the expectation that this will continue at least through the remainder of 2002, FBA will begin 2003 with loan and deposit balances significantly below those originally projected, and net interest income will be reduced accordingly.

          For these reasons, Mr. Blake believed the income projections used by Baxter Fentriss were no longer realistic. Mr. Baxter conveyed to the special committee members this information and his preliminary conclusion that while he was unable to agree on certain issues noted above, based on the changes in circumstances indicating lower earnings projections would be more realistic, these lower earnings projections could reduce his conclusions as to a fair price to approximately $40.00. The committee members and Mr. Baxter acknowledged to

First Banks that, if management's assessment of FBA's earnings prospects was reasonable, the committee could not reasonably expect First Banks to pay a premium substantially above the current market price. Accordingly, the committee members asked that management provide documentary support for its assessment.

          Management provided the following support to Baxter Fentriss in support of its assessment of FBA's earnings prospects:

          o Actual monthly balance sheets for January 2002 through June 2002, including the following ratios: (1) Allowance for loan losses to total loans; (2) Loans to deposits; and (3) Debt to equity;

          o Projected monthly balance sheets for July 2002 through December 2003, including the following ratios: (1) Allowance for loan losses to total loans; (2) Loans to deposits; and (3) Debt to equity;

          o Actual monthly statements of income for January 2002 through June 2002, including the following ratios: (1) Efficiency ratio; (2) Noninterest expenses to average assets; (3) Return on average assets; and (4) Return on average stockholders' equity;

          o Projected monthly statements of income for July 2002 through December 2003, including the following ratios: (1) Efficiency ratio; (2) Noninterest expenses to average assets; (3) Return on average assets; and (4) Return on average stockholders' equity;

          o Actual monthly interest and yields on interest-earning assets and interest-bearing liabilities for January 2002 through June 2002, including interest spread and net interest margin;

          o Projected monthly interest and yields on interest-earning assets and interest-bearing liabilities for July 2002 through December 2003, including interest spread and net interest margin;

          o Actual FBA, Inc. parent-company summary of cash receipts and cash disbursements for the years ended December 31, 2000 and 2001, and the six months ended June 30, 2002;

          o Projected FBA, Inc. parent-company monthly summary of cash receipts and cash disbursements for July 2002 through December 2002 and projected parent-company total summary of cash receipts and cash disbursements for the year ending December 31, 2002.

          First Banks and FBA do not normally publicly disclose financial projections. The financial projections described herein were prepared by management based on assumptions regarding FBA's future performance, using information available as of approximately July 29, 2002. The financial projections do not take into account any circumstances or events occurring after the date they were prepared (and, in fact, subsequent to the preparation of the projections, additional negative information came to the attention of management, as a result of which financial results for the quarter ended September 30, 2002, as reported in FBA's quarterly report on Form 10-Q for the quarter ended September 30, 2002, were more negative than assumed in the projections). First Banks and FBA do not intend to provide Baxter Fentriss with any updated or revised financial projections in connection with the merger. Factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operations of FBA, including without limitation such changes as may occur as a result of the factors identified by FBA in this proxy statement and in its other filings with the SEC, are likely to cause the financial projections and/or the underlying assumptions to be materially inaccurate. As a result, the financial projections are not indicative of future results. See "FORWARD-LOOKING STATEMENTS IN THIS PROXY STATEMENT."

                                                                       Projected            Projected
                                                                      Year Ending          Year Ending
                                                                       12/31/02              12/31/03
                                                                     -------------        -------------
                                                                      (dollars expressed in thousands)
         Income Statement Data:
         ----------------------
           Net interest income                                        $  129,539              139,460
           Provision for loan losses                                      22,700               14,400
           Noninterest income                                             21,425               22,057
           Noninterest expense                                            87,473               90,965
                                                                      ----------          -----------
              Income before taxes                                         40,791               56,152
           Income tax provision                                           15,759               21,694
                                                                      ----------          -----------
              Net income                                              $   25,032          $    34,458
                                                                      ==========          ===========
         Profitability and Operating Ratios:
         -----------------------------------
           Return on average assets                                         0.82%                1.02%
           Return on common equity                                          8.39                10.00
           Return on average equity                                         8.39                10.00

           Efficiency ratio                                                57.94                56.32
           Noninterest expense to average assets                            2.88                 2.69

         Average Balance Sheet Data:
         ---------------------------
           Total assets                                               $3,042,407            3,254,910
           Net loans                                                   2,280,997            2,472,087
           Total deposits                                              2,522,999            2,725,785
           Total stockholders' equity                                    298,310              328,649
           Common stockholders' equity as
              a percentage of total assets                                  9.81%               10.10%
           Allowance for loan losses to total loans ratio                   1.83                 1.76
           Loans to deposits ratio                                         90.41                90.69
           Debt to equity ratio                                            31.61                21.92

         Interest Yields and Rates:
         --------------------------
           Investment securities yield                                      4.54%                4.73%
           Loan yield                                                       7.36                 7.23
           Federal funds sold and other yield                               1.64                 1.64
           Interest-earning assets yield                                    6.96                 6.85
           Deposits rate                                                    2.03                 2.00
           Repurchase agreements rate                                       1.50                 1.50
           Federal funds purchased rate                                     1.89                 0.00
           Federal Home Loan Bank advances rate                             6.14                 5.72
           Notes payable rate                                               4.46                 4.50
           Preferred interest in subordinated debentures rate               8.21                 6.40
           Interest-bearing liabilities rate                                2.16                 2.06
           Interest spread                                                  4.81                 4.79
           Net interest margin                                              4.72                 4.72

         Cash flow projections:
         ----------------------
           Cash Receipts:
           --------------
              Dividends from First Bank & Trust                       $   28,000                  (*)
              Capital reduction from First Bank & Trust                   12,000                  (*)
              Other                                                        2,345                  (*)
                                                                      ----------
                 Total cash receipts                                      42,345                  (*)
                                                                      ----------
           Cash Disbursements:
           -------------------
              Repayment of notes payable                              $   35,000                  (*)
              Interest expense - notes payable                             2,725                  (*)
              Interest expense - subordinated debentures                   2,990                  (*)
              Other                                                        1,119                  (*)
                                                                      ----------
                 Total cash disbursements                                 41,835                  (*)
                                                                      ----------
                 Net cash flow                                        $      510                  (*)
                                                                      ==========
           -------------------
           (*) -- Cash flow projections for the year ending December 31, 2003 were not prepared by management nor were they provided to Baxter Fentriss.

          During the discussion on July 25, First Banks raised its offer to a range of $38.00 to $39.00, and the special committee reduced its demand to $41.00 plus an increment for the rights offering. Mr. Dierberg indicated he did not believe a price higher than $40.00 per share was justified. Assuming that managment would provide the documentation supporting its position on FBA's reduced earnings prospects, the special committee concluded that $40.00 plus an increment for the rights offering represented a fair price as well as the best available price for all of the public stockholders. Once it became clear that First Banks and the special committee could agree on the price of $40.00, both parties agreed that it was not necessary to come to an agreement on the discrepancies in judgment regarding the the appropriate discount rate to apply and the appropriate amount of a "minority discount"). First Banks and the special committee ultimately reached a tentative agreement that $40.00 per share represented a fair price for the shares held by the public stockholders and that $0.54 per share represented a fair value for forgoing the rights offering. First Banks and the special committee determined that $0.54 per share represented a fair value for the foregone rights offering as it represented the difference between the tentative per share agreement price of $40.00 per share and the $32.50 per share that First Banks paid in conjunction with its purchase of FBA shares in October 2001 (See "THE MERGER - Recent Purchases of Stock - Purchase by First Banks") multiplied by the per share conversion factor of the foregone rights offering of 0.0715. This factor represents the fractional share that could be purchased by each stockholder for each share of FBA common stock owned, in order to provide the same proportionate benefit as First Banks had received in its purchase of FBA common stock. This factor was derived by dividing the number of FBA common shares purchased by First Banks in October 2001 by the total number of FBA common shares and Class B common shares owned by First Banks at the time. Exclusive of these negotiations and the initial proposal of the merger transaction on April 25, 2002, Mr. Dierberg did not have any additional contact with the special committee, its counsel or financial advisor.

          This agreement was subject to receipt and review of the confirming documentation from management.

          On August 7, members of the committee noted that the market price of $41.50 for common stock of FBA was $0.96 higher than the conditional price of $40.54 agreed to by the special committee and First Banks at their negotiation meeting on July 25. Committee members discussed among themselves whether the agreed price was appropriate in light of the current market price. The committee members concluded that the market price was in part a function of the very light volume of trading (the average daily trading volume from Monday, July 29, through Wednesday, August 7, was fewer than 1,600 shares; this average reflects no trading at all on August 1 and 2), and that any attempt by public stockholders to sell a significant portion of their approximately 800,000 shares in the public market would most likely result in a rapid decline in the market price. Committee members also believed that public announcement of lower earnings expectations (and later announcement of lower actual earnings) would likely result in a decline in the market price below $40.00. Therefore, they determined that a brief increase in the market price above the negotiated price on extremely light trading volume did not impair the soundness of the committee's decision to accept $40.54 per share.

          Shortly thereafter, Baxter Fentriss advised counsel to the committee that it had received the confirming documentation from management. On August 12, the special committee met again with counsel and representatives of Baxter Fentriss by telephone to review Baxter Fentriss' analysis of the revised earnings projections. Baxter Fentriss indicated that the information supported the position taken by First Banks at the July 25 negotiating meeting and that, in light of this information, a share price of $40.54 would be fair to the public stockholders. Baxter Fentriss indicated that it would send its revised report reflecting the information provided by First Banks for overnight delivery to the special committee members. The committee then adjourned until later the following day so that committee members would have an opportunity to review the revised report of Baxter Fentriss.

          On the morning of August 13, the committee members received and reviewed the revised report. That afternoon, the special committee met again with counsel and representatives of Baxter Fentriss by telephone to review the revised report. Baxter Fentriss explained the significance of the documentation provided by management and its effect on the analysis and conclusions of Baxter Fentriss with respect to the value of the common stock of FBA. The revised report was based on lower earnings projections resulting from margin compression, lower asset quality, increased loan losses and reduced asset growth. Lower projected earnings caused Baxter Fentriss to revise the calculations in each of its valuation analyses. The primary difference between the normalized earnings projections made by Baxter Fentriss in its initial analyses and the revised earnings projections provided by FBA's management is a difference in the level of provision for loan losses. In its initial analysis, Baxter Fentriss used a normalized provision of $1.7 million versus the $7.7 million reported by FBA for the first quarter of 2002. Baxter Fentriss based this normalized provision level on FBA's five-year average net charge-off level of 0.30% of average loans. As part of the revised budget information provided to Baxter Fentriss, FBA's management indicated that they believed the net charge-off level would be closer to 0.50% due to a continuing deterioration in credit quality. They also indicated that in the past, recoveries were higher than expected and that this level could not be anticipated in the future. Baxter Fentriss revised its normalized earnings projections to incorporate the higher net charge-off levels projected by FBA's management. This had an obvious negative impact on earnings and corresponding valuation levels. In addition, FBA's management further indicated that earnings would be negatively impacted by lower than expected loan demand. The revised analyses suggested average comparable prices of $40.77 (based on peer trading values), $39.11 (based on discounted cash flow analysis) and $37.48 (based on comparable acquisition values), with a resulting overall average value on a going concern basis of $39.12. Baxter Fentriss confirmed that, on this basis, it considered $40.00 per share, together with $0.54 per share related to the foregone rights offering, to be fair from a financial point of view to the unaffiliated stockholders of FBA. The committee members confirmed among themselves that this information was consistent with the basis on which they had reached a tentative agreement of $40.54 per share on July 25. Members of the special committee then unanimously approved the price as negotiated at the July 25 meeting. The chairman called Mr. Blake of First Banks to inform him of the special committee's decision, and the committee's counsel advised counsel to First Banks at the same time.

          FBA and First Banks issued a press release describing the principal terms of the agreement on the morning of August 14. The attorneys for First Banks and the special committee then commenced preparation of a draft of a merger agreement setting forth the terms that the special committee had approved.

          The merger agreement was approved by the special committee on September 20 and by the full board of directors of FBA on September 23, 2002. Thereafter, it was signed and announced in a press release on September 23, 2002.

Opinion of the Financial Advisor to the Special Committee

          Baxter Fentriss has acted as financial advisor to the special committee in connection with the Merger. On September 23, 2002, Baxter Fentriss delivered to the special committee its opinion that as of such date, and on the basis of matters referred to herein, the consideration is fair, from a financial point of view, to the unaffiliated holders of FBA common stock. In rendering its opinion, Baxter Fentriss consulted with the management of FBA and reviewed the merger agreement, certain publicly-available information, certain additional materials made available by management, and drafts of this proxy statement. In addition, Baxter Fentriss discussed with the management of FBA its businesses and outlook. Baxter Fentriss' reports are available for public inspection and copying by contacting Lisa K. Vansickle at First Banks, Inc., 600 James S. McDonnell Boulevard, Mail Code M1-199-014, Hazelwood, Missouri 63042.

          No limitations were imposed by FBA's board of directors or the special committee upon Baxter Fentriss with respect to the investigation made or procedures followed by it in rendering its opinion. The full text of Baxter Fentriss' written opinion is attached as Appendix B to this proxy statement and should be read in its entirety with respect to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Baxter Fentriss in connection therewith.

          Baxter Fentriss' opinion is directed to the special committee, and is directed only to the fairness, from a financial point of view, of the consideration received by the unaffiliated stockholders of FBA. It does not address FBA's underlying business decision to effect the proposed merger, nor does it constitute a recommendation to any FBA stockholder as to how such stockholder should vote with respect to the merger at the annual meeting or as to any other matter.

          Baxter Fentriss' opinion was one of many factors taken into consideration by the special committee in making its determination to approve the merger agreement, and the receipt of Baxter Fentriss' opinion is a condition precedent to the obligations of both FBA and First Banks to consummate the merger. The opinion of Baxter Fentriss does not address the relative merits of the merger as compared to any alternative business strategies that might exist for FBA or the effect of any other business combination in which FBA might engage.

          Baxter Fentriss, as part of its investment banking business, is continually engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. Baxter Fentriss is a nationally recognized advisor to firms in the financial services industry on mergers and acquisitions. The special committee selected Baxter Fentriss as its financial advisor because it is an investment banking firm focusing on bank and thrift transactions and because of the firm's extensive experience and expertise in transactions similar to the merger. Baxter Fentriss is not affiliated with FBA or First Banks. Baxter Fentriss has represented from time to time certain financial institutions that have ultimately been merged with or acquired by FBA and First Banks. In addition, Baxter Fentriss advised a special committee of the board of directors of FBA in 2000 with regard to a transaction in which FBA acquired First Bank & Trust from First Banks, in exchange for 6,530,769 shares of FBA common stock. Baxter Fentriss received approximately $73,000 in compensation and out-of-pocket expenses for the services it provided in 2000 to the special committee appointed by FBA.

          In connection with rendering its opinion to the special committee, Baxter Fentriss performed a variety of financial analyses. In conducting its analyses and arriving at its opinion as expressed herein, Baxter Fentriss considered such financial and other factors as it deemed appropriate under the circumstances including the following: (i) the historical and current financial condition and results of operations of FBA including interest income, interest expense, provision for loan losses, noninterest income, noninterest expense, earnings, book value, returns on assets and equity, capitalization, the reserve for loan losses and possible tax consequences resulting from the transaction;
(ii) the business prospects of FBA; (iii) the economies of FBA's respective market areas; (iv) the historical and current market for FBA common stock; and
(v) the nature and terms of certain other merger transactions that it believed to be relevant. Baxter Fentriss also considered its assessment of general economic, market, financial and regulatory conditions and trends, as well as its knowledge of the financial institutions industry. Baxter Fentriss' experience in connection with similar transactions, its knowledge of securities valuation generally, and its knowledge of merger transactions throughout the United States were also important in its analysis of the merger.

          In connection with rendering its opinion, Baxter Fentriss reviewed (i) the merger agreement; (ii) drafts of this proxy statement; (iii) FBA's Annual Reports to stockholders, including the audited financial statements of FBA, for the years ended December 31, 1999, 2000 and 2001; (iv) consolidated reports of condition ("call reports") on First Bank & Trust filed with the Federal Deposit Insurance Corporation for the years ended December 31, 1999, 2000 and 2001; (v) budgeted financial information and projections provided by management for the years ending December 31, 2002 and 2003 for FBA; (vi) unaudited quarterly financial information as of March 31, 2002 and June 30, 2002; and (vii) certain additional financial and operating information with respect to the business, operations and prospects of FBA as it deemed appropriate. Baxter Fentriss also
(a) held discussions with members of the senior management of FBA regarding its historical and current business operations, financial condition and future prospects; (b) compared the results of operations of FBA with those of certain banking companies that it deemed to be relevant; (c) analyzed the pro forma financial impact of the merger on First Banks; and (d) conducted such other studies, analyses, inquiries and examinations as Baxter Fentriss deemed appropriate.

          The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of fairness, from a financial point of view, of the consideration received by the unaffiliated stockholders of FBA common stock was to some extent a subjective one based on the experience and judgment of Baxter Fentriss and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors summarized below, Baxter Fentriss believes that its analyses must be considered as a whole and that selecting portions of its analyses and/or the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Baxter Fentriss' view of the actual value of FBA.

          In performing its analyses, Baxter Fentriss made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of FBA. The analyses performed by Baxter Fentriss are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold. In rendering its opinion, Baxter Fentriss assumed that any regulatory consideration of the merger would not result in the imposition of any conditions that will have a material adverse effect on the contemplated benefits of the merger, on a pro forma basis, to FBA or First Banks.

          The following is a summary of the analyses performed by Baxter Fentriss in connection with its opinion. The analyses take into consideration the revised financial projections provided to Baxter Fentriss by First Banks (see "Consideration of the Merger").

          1. Comparison to Publicly Traded Financial Institutions. This analysis was performed to make a determination of value for the unaffiliated shares of FBA using the financial data of publicly traded financial institutions from select markets across the United States. Baxter Fentriss compared certain trading multiples of select financial institutions and compared them to the value offered by First Banks. This peer group consisted of sixty publicly traded banks with assets between $2 billion and $10 billion as of June 30, 2002. These 60 institutions were chosen based on asset size relative to that of FBA and whether the institution was publicly traded, either on NASDAQ, AMEX or the NYSE. The average asset size of these institutions was approximately $4.3 billion. Banks that were the target of a merger or acquisition were excluded from the peer group. A list of these institutions is as follows:

         1st Source Corporation                                   Glacier Bancorp, Inc.
         Alabama National BanCorporation                          Gold Banc Corporation, Inc.
         Allegiant Bancorp, Inc.                                  Greater Bay Bancorp
         AMCORE Financial, Inc.                                   Hancock Holding Company
         BancFirst Corporation                                    Integra Bank Corporation
         BancorpSouth, Inc.                                       International Bancshares Corporation
         Bank of Hawaii Corporation                               Irwin Financial Corporation
         Banner Corporation                                       Local Financial Corporation
         Bay View Capital Corporation                             MB Financial, Inc.
         Capitol Bancorp Limited                                  Old National Bancorp
         Cathay Bancorp, Inc.                                     Pacific Capital Bancorp
         Chemical Financial Corporation                           Pacific Northwest Bancorp
         Citizens Banking Corporation                             Park National Corporation
         City Holding Company                                     Republic Bancorp Inc.
         Community First Bankshares, Inc.                         Republic Bancshares, Inc.
         Community Trust Bancorp, Inc.                            Silicon Valley Bancshares
         Corus Bankshares, Inc.                                   Sky Financial Group Inc.
         Cullen/Frost Bankers, Inc.                               South Financial Group, Inc. (The)
         CVB Financial Corp.                                      Southwest Bancorporation of Texas, Inc.
         East West Bancorp, Inc.                                  Sterling Bancshares, Inc.
         F.N.B.Corporation                                        Texas Regional Bancshares, Inc.
         Wintrust Financial Corporation                           Trustmark Corporation
         First Charter Corporation                                UCBH Holdings, Inc.
         First Financial Bancorp                                  UMB Financial Corporation
         First Financial Corporation                              United Bankshares, Inc.
         First Indiana Corporation                                United Community Banks, Inc.
         First Merchants Corporation                              Unizan Financial Corporation
         First Midwest Bancorp, Inc.                              WesBanco, Inc.
         First Republic Bank                                      Westamerica Bancorporation
         GBC Bancorp                                              Whitney Holding Corporation

          Baxter Fentriss selected the trading multiples used in its analysis based upon the current and historical use of such multiples within the financial institutions industry for the purposes of comparison and valuation between different companies. The source of the data used in this analysis was SNL Financial, a well-respected information and research firm which specializes in the financial institutions industry. The multiples used were price to earnings for the latest quarter, price to earnings for the LTM, price to book value, price to tangible book value, price to deposits and price to assets. The ranges of the multiples compiled from the peer group were as follows: the low and high price to earnings multiples were 9.0x and 21.2x; the low and high price to LTM earnings multiples were 9.6x and 31.2x, the low and high price to book multiples were 1.01x and 3.97x; the low and high price to tangible book multiples were 1.27x and 4.27x; the low and high price to assets percentages were 6.8% and 31.2%; while the low and high price to deposits percentages were 9.3% and 38.7%.

          The averages of the statistics compiled for the peer group were as follows: the average price to earnings multiple was 14.2x; the average price to LTM earnings multiple was 16.1x; the average price to book multiple was 2.01x; the average price to tangible book multiple was 2.32x; the average price to assets percentage was 17.3%; and the average price to deposits percentage was 23.1%.

          These averages were used to establish valuation parameters for the unaffiliated shares of FBA. The values produced by this analysis were as follows: $34.59 based on price to FBA's adjusted earnings, $40.50 based on price to adjusted LTM earnings, $47.13 based on price to book value, $35.75 based on price to tangible book value, $41.26 based on price to assets, and $45.38 based on price to deposits.

          These values ranged from a low of $34.59 to a high of $47.13 while the average of these values is $40.77. The value of the consideration to be received by the unaffiliated stockholders of FBA is within the range of value developed from this analysis.

          2. Discounted Free Cash Flow / Net Present Value. Baxter Fentriss made a determination of the value of FBA's unaffiliated shares based on FBA's earnings capacity, operating cash flow, and its theoretical capacity to pay dividends while still retaining equity to support future, sustainable growth. This approach requires projecting cash flows for an extended period of time, estimating a terminal value, and discounting the future free cash flows and terminal value back to the valuation date. The discounted cash flow calculation consists of three major components: (1) future free cash flows and/or potential equity flows; (2) a terminal value; and (3) the required rate of return.

          The future cash flows are projected by forecasting earnings growth and potential dividend payout. While various growth rates can produce different results, it is best to view a range of growth estimates in order to choose a "likely" scenario. Economic conditions in general, as well as local economic conditions, competition, management, and other non-quantifiable variables can impact future real growth. The range of discount rates, growth rates and capital levels were chosen based upon what Baxter Fentriss, in its judgment, considered to be appropriate taking into account among other things, FBA's past and current financial performance and conditions, the general level of inflation, rates of return for fixed income and equity securities in the marketplace generally and particularly in the banking industry.

          Generally, the required rate of return is the expected return required by investors for investments with similar risk profiles. Typically, the required rates of return of publicly traded banks are approximately 500-700 basis points over the U.S. Treasury 10-year note. During the months of July and August 2002, the yield on the U.S. Treasury 10-year note fluctuated from a high of 4.86% to a low of 4.06%. This analysis incorporates a range of discount rates of between 10.50% and 11.50%.

          The terminal value in this analysis was calculated by treating the free cash flow in the final time period as a perpetuity and then discounting it to obtain a present value. The range of discount rates of 10.50% to 11.50% were used to discount the perpetuity to determine the present value of the final period's cash flow. The table herein presents the terminal values as calculated in this analysis:

     Discount Rate     Terminal Value in Millions     Present Value in Millions
     -------------     --------------------------     --------------------------

        10.50%                  $1,703.9                       $381.1
        11.00%                  $1,627.0                       $340.2
        11.50%                  $1,558.2                       $304.4

          The range of valuations for FBA common stock using this analysis was from $36.12 to $42.51. The mid-point of this range was $39.32. Using a mid-point as a hypothetical value for the unaffiliated shares, the pricing statistics for the common stock of FBA would be as follows: the price to adjusted earnings multiple is 16.18x; the price to LTM earnings multiple is 15.67x; the price to book value multiple is 1.67x; the price to tangible book value multiple is 2.55x; the price to deposits percentage is 19.99%; and the price to assets percentage is 16.48%.

          The value of the consideration to be received by the unaffiliated stockholders of FBA is within the ranges developed by this valuation methodology. As indicated above, this analysis is not necessarily indicative of the actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Discounted free cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings, assets, growth rates, terminal values and discount rates.

          3. Sale of Enterprise Valuation. Baxter Fentriss considered the potential acquisition of FBA by another financial institution in order to determine a fair market value for the whole bank or control position in FBA. Certain assumptions were made regarding the financing rates, amortization periods, tax rates, core deposit intangible valuations, the level of discount for a minority interest and the level of cost savings an acquiror might achieve, as well as dilution levels it might accept. The assumptions applied are deemed appropriate for an organization such as FBA, the types of institutions which are capable of acquiring FBA, and for FBA's current financial condition. The assumptions made regarding these different variables were made based upon what Baxter Fentriss, in its judgment, considered to be appropriate taking into account among other things, FBA's past and current financial performance and conditions, the general level of inflation, rates of return for fixed income and equity securities in the marketplace generally and particularly in the banking industry. Baxter Fentriss also considered its knowledge, in general, of the financial institutions industry, its experience in analyzing merger and acquisition transactions involving financial institutions, and its general knowledge of corporate finance.

          Based on these assumptions, this analysis produced a range of values for FBA of $39.36 to $53.61, for the controlling interest in the company. The current ownership structure of FBA does not allow the unaffiliated stockholders to effect a decision to make such a transaction occur. In addition, the controlling stockholders have stated it is not their intent for such a transaction to occur. The proposed transaction is to acquire the public ownership position; therefore, the valuation was discounted by 15% to reflect a lack of control on behalf of the unaffiliated stockholders. Various financial studies have produced discounts for minority interests that ranged from a low of 13% to a high of 49%. Baxter Fentriss chose a value in the lower portion of this range based upon the fact that the common stock of FBA is listed and quoted on the NYSE. After applying this discount, this analysis resulted in a range of values for FBA's public shares of $33.46 to $45.57. The midpoint of this range was $39.52. Using the mid-point as a hypothetical value for the unaffiliated shares, the pricing statistics for FBA would be as follows: the price to adjusted earnings multiple is 16.26x; the price to LTM earnings multiple is 15.74x; the price to book value multiple is 1.68x; the price to tangible book value is 2.57x; the price to deposits percentage is 20.09%; and the price to assets percentage is 16.57%.

          Using publicly available information, Baxter Fentriss considered the impact of the merger on First Banks. Its analysis indicated that the merger would not materially dilute First Banks' capital and earnings capacity and would, therefore, likely not be opposed by the banking regulatory agencies from a capital perspective. First Banks currently is the majority stockholder of FBA and reports the financial performance and condition of FBA in its consolidated financial statements. First Banks has effective control over FBA's management, policies and election of directors. Baxter Fentriss has relied, without any independent verification, upon the accuracy and completeness of all financial and other information reviewed. Baxter Fentriss has assumed that all estimates, including those as to projected future earnings were reasonably prepared by management and reflect their best current judgments. Baxter Fentriss did not make an independent appraisal of the assets or liabilities of FBA, and has not been furnished such an appraisal.

          No company or transaction used as a comparison in the above analysis is identical to FBA or First Banks, or the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies used for comparison in the above analysis.

          Baxter Fentriss has been, or will be, paid (i) an advisory fee of $10,000, (ii) an evaluation and negotiation fee of $15,000, (iii) a fairness opinion fee of $40,000, and (iv) reasonable out-of-pocket expenses for its services. Such fees are not contingent on the results of its findings. FBA has agreed to indemnify Baxter Fentriss against certain liabilities, including certain liabilities under federal securities laws.

Analysis of the Fairness of the Merger

FBA

          In voting to approve the merger agreement, the special committee unanimously reached the conclusion that the merger and the merger agreement are fair substantively and procedurally to the unaffiliated stockholders of FBA. This conclusion was based on information provided to the special committee by Baxter Fentriss, the oral opinion (subsequently confirmed in writing) of Baxter Fentriss to the effect that, subject to the matters discussed in its opinion, the merger consideration of $40.54 per share is fair from a financial point of view to the unaffiliated FBA stockholders, and other factors which the members of the special committee deemed relevant. These factors included, without limitation, the following:

          o the financial data and analysis on which Baxter Fentriss based its opinion, including comparisons to other publicly held bank stocks based on trading multiples, the analysis of the discounted free cash flow attributable to FBA based on projected cash flows, and the data indicating a potential sale of enterprise valuation for FBA. The members of the special committee took all of these analyses into account and agreed with Baxter Fentriss' conclusion that the merger price is fair. They also relied on their own knowledge and experience in deciding that the merger price is fair;

          o information concerning the recent and historical market prices for FBA common stock (see "Background of and Reasons for the Merger") and the nature of the market for such stock, including the very limited volume of trading which has generally been prevalent for the stock, and the resulting limited liquidity available to FBA stockholders;

          o the certainty of value available to FBA stockholders in a transaction for all cash consideration, and the liquidity provided by the merger;

         o the special committee believes that the agreed price is fair to the public stockholders and represents an optimum exit for unaffiliated stockholders in light of overall market and economic uncertainties, as well as the prevailing lack of liquidity for the shares of FBA. In that regard, Mr. Dierberg has stated repeatedly that he does not intend to sell First Banks or FBA;

          o the financial position of First Banks and its access to financing in an amount sufficient to make timely completion of the merger highly likely;

          o the limited number of conditions required to be satisfied in order for First Banks to complete the merger, which enhances the probability of timely completion of the merger;

          o the provisions in the merger agreement that limit potential liability of FBA in the event that the merger is not completed;

          o the special committee noted that the merger price is higher than the highest price paid by FBA to repurchase its stock at any time in 2002 (see the table of stock repurchases on page 50);

          o the fact that the special committee was given broad latitude as to how to evaluate the proposed transaction, as well as the authority to choose independent legal and financial advisors responsible solely to, and directed solely by, the special committee;

          o the process by which the merger price and other terms of the merger were arrived at, including the opportunity for the members of the special committee to consult with the special committee's advisors and to obtain information sufficient to form their decision and to satisfy themselves regarding the fairness of the transaction; and

          o the fact that FBA stockholders have the legal right to demand appraisal of their FBA stock if they are not satisfied with the merger price.

          The special committee's review of the information and analysis provided by Baxter Fentriss included consideration of the relationship of the merger price to FBA's June 30, 2002 reported net book value per share of $23.50 and Baxter Fentriss' analysis of its going concern value and the appropriate discount applicable thereto. Based on this review, the special committee adopted the analyses of net book value and going concern value in reaching the committee's ultimate conclusion that the merger price is fair. The special committee did not attempt to estimate a liquidation value for FBA, because they did not believe that liquidation of the company or of First Bank & Trust was a reasonable possibility. There were no offers received by FBA or the special committee which would have allowed a comparison of the merger price to what a third party was willing to pay for the minority interests owned by the unaffiliated stockholders.

          The special committee's choices were (1) to negotiate a merger at a fair price, or (2) to reject First Banks' proposal for a merger. The special committee did not have the option of seeking and negotiating an acquisition of FBA by a third party or of liquidating FBA by seeking purchasers of its various assets and liabilities.

          The special committee believes that, in general, purchasers of financial institutions are willing to pay a higher price for a whole institution than the aggregate price for which the various assets and liabilities can be sold in a liquidation, because a sale of the entire business is less likely to disrupt customer relationships and therefore more likely to preserve the company's goodwill. Liquidation also requires coordination of multiple transactions and leaves the company more vulnerable if it completes the disposition of less than all of its assets and liabilities. The special committee was aware that liquidation of a financial institution rarely occurs except in the context of a receivership by the FDIC or a similar proceeding in which stockholders receive little or nothing for their equity interests.

          As discussed above, the special committee believes that First Banks and Mr. Dierberg have no intention of selling First Banks or FBA in the foreseeable future. The special committee believes that the unlikelihood of a sale decreases the weight that should be given to potential sale value. It also makes sale value more speculative because any eventual sale would occur, if at all, remotely in the future. FBA's sale value in the future would depend less on current assets, earnings, management and other current factors and more on the company's assets, earnings, management and similar factors at some indeterminate time in the future.

          Even though the special committee could not seek a sale of the whole company and did not wish to seek a liquidation, it believed it could agree on a merger at a fair price. It had the power to exercise the second option, i.e., to reject First Banks' proposal. If it had done so, First Banks would have had two choices: (i) accept the status quo, or (ii) effect a short form merger at a price determined unilaterally by First Banks. In the former case, First Banks would fail to realize the objectives it sought when it proposed the merger. In the latter case, the unaffiliated stockholders would receive First Banks' price or exercise appraisal rights. To achieve a price greater than that offered by First Banks through exercise of appraisal rights, the unaffiliated stockholders might have been subjected to the expense, delay and uncertainties of litigation. First Banks never threatened or suggested that it would seek a short form merger, but the special committee knew that it had the legal right to do so. The special committee believed that the price and terms it negotiated were fair and preferable both to the status quo (from the standpoint of the unaffiliated stockholders) and to a potential short form merger, with no certainty as to the merger price or the outcome of any appraisal proceedings.

          The board of directors of FBA, including all of the directors who are not employees of FBA, unanimously approved the merger agreement, adopting the conclusion and analyses of the special committee. Among the factors chiefly considered by the board of directors were the factors cited above, and also the following:

          o the fact that the members of the special committee are independent, sophisticated and experienced in undertaking the type of analysis necessary in order to evaluate the merger;

          o the familiarity of each of the members of the special committee with the operations, financial condition, and history of FBA (all three members of the special committee have served as directors of FBA for more than four years, and two of the three have served for approximately 15 years; and

          o the fact that the members of the special committee are owners of FBA common stock and thus have interests substantially aligned with those of FBA's public stockholders, because they will receive the same consideration for their shares as that payable to all public stockholders.

          The members of the special committee and the board also considered potentially negative factors that might offset or outweigh the foregoing benefits of the merger, but they concluded that the benefits described above were ultimately more significant. Among potential negative factors considered were the following:

          o the merger compels FBA's public stockholders to sell their shares and forego any future interest in FBA's assets and earnings, whether or not any particular stockholder desires to dispose of his or her shares;

          o the sale of the shares by FBA's public stockholders will, in general, be a taxable event as more fully described under "THE MERGER - Federal Income Tax Consequences"); and

          o the merger consideration did not represent a premium to the recent market price of FBA common stock (for example, as discussed on page 33), the closing price on August 7 was $0.96, or 2.4%, higher than the merger price of $40.54. In that regard, the special committee and the board have been aware that the market for FBA's stock does not necessarily reflect the financial performance or other fundamental indications of FBA's value, and the market price has fluctuated over time without any apparent relationship to underlying performance. In 2002, market prices have been unusually high compared to historical prices, but at other times the stock price has been well below what management and the board viewed as its intrinsic value. Such fluctuations have also been observed relative to other bank and thrift stocks. Members of the board concluded that, on balance, the market price at a given point in time has not been a reliable indicator of value, and that the recent market price should not be given as much weight as other factors in determining the current value.

          The special committee and FBA's board of directors also considered the benefit that would be realized by all of FBA's public stockholders as a result of the manner in which the rights offering is addressed in the merger. If the rights offering had proceeded as originally planned, stockholders would have had the opportunity to exercise rights to purchase their pro rata percentages of new shares of FBA common stock for $32.50 per share, subject to the filing with the SEC and effectiveness of a registration statement. In order to do so, a stockholder would have been required to exercise his or her individual rights and to pay in cash for all shares purchased. Stockholders who did not respond in a timely manner would have not received any benefit. Upon completion of the rights offering, each stockholder would have been able to sell shares acquired in the rights offering at prevailing market prices, which might fluctuate significantly, particularly if a significant number of stockholders sought to sell shares in a short time.

          Under the terms of the merger agreement, all of FBA's public stockholders will receive the difference between the price at which stock would have been offered ($32.50) and the merger price without regard to the rights offering ($40.00), without having to exercise the rights, pay for the stock or sell the shares subject to risk of fluctuations in price.

First Banks, FBA Acquisition and James F. Dierberg

          Mr. Dierberg makes significant decisions on behalf of First Banks and FBA Acquisition (a corporation organized solely for the purpose of engaging in the merger), subject in the case of First Banks to the concurrence of its board of directors. Mr. Dierberg and the other filing persons believe that the merger is fair substantively and procedurally to the unaffiliated stockholders of FBA for substantially the same reasons that FBA's board of directors reached that conclusion. Mr. Dierberg joined the other board members of FBA in adopting the conclusion and analyses of the special committee. In addition, he also considered the following consideration: at the outset of the transactions and in negotiations with the special committee (see "Consideration of the Merger"), Mr. Dierberg's consistent view was an appropriate price for First Banks to pay was up to $35.00, and he was reluctant to agree for First Banks to pay more than that in part because he believed that FBA's market price in 2002 was unrealistically high due to speculative trading. In determining that price, Mr. Dierberg took into account the financial information discussed herein under the caption "Opinion of the Financial Advisor to the Special Committee" and his overall knowledge of FBA and its financial condition and performance. He also relied upon his experience and knowledge gained from over 35 years in the banking business, including the negotiation of numerous acquisitions on behalf of First Banks and FBA.

          The discussions and negotiations with the special committee and its financial advisor on July 25 convinced Mr. Dierberg, however, that it would be necessary for First Banks to agree to a higher price than he believed was appropriate in order to satisfy the special committee regarding the fairness of the price. After considering the effects of the price of $40.54 per share on the economics of the transaction and his assessment of the general effect that paying that price would have on First Banks, Mr. Dierberg agreed to support the transaction at that price. Inasmuch as he believes that a lower price would have been fair to FBA's public stockholders, he is convinced that the price of $40.54 is also fair. These determinations were subsequently approved by the boards of directors of First Banks and FBA Acquisition. Each of those entities adopted the analyses and reasoning of Mr. Dierberg.

Voting by FBA's Executive Officers and Directors

          FBA has been advised that the executive officers and directors of FBA who have the power to vote or direct the vote of shares of FBA common stock (see the table of beneficial ownership on page 68) each currently intend to vote in favor of the merger.

Other Factors Considered

          The SEC also requires FBA and the other filing persons to state whether the conclusions stated herein regarding the fairness of the merger are valid where certain other procedural steps are not adopted.

          In considering the fairness of the merger, the filing persons did not give significant consideration to the requirement, which is sometimes included in going private transactions, for approval of the merger by a majority of the unaffiliated stockholders of FBA. The effect of not having such a provision is that, once First Banks votes in favor of the merger, its approval is assured, whether or not unaffiliated stockholders vote in favor of it. The principal reasons why a requirement for approval by a majority of the unaffiliated stockholders was not given more consideration or adopted for the merger were the following:

         o Delaware law, which governs the merger, does not require that such a "majority of the minority" approval be obtained;

         o such approval might increase the costs and time involved in completing the merger, and neither First Banks nor the special committee believed that such a requirement would provide a significant benefit to FBA's unaffiliated stockholders. With regard to the potential for additional costs and/or delay, the parties were aware that a large number of FBA's stockholders hold relatively small amounts of stock (FBA believes that there are approximately 5,000 beneficial owners of its common stock, with an average holding of approximately 160 shares), and FBA has often received few responses to previous stockholder communications such as proxy solicitations;

         o if a "majority of the minority" provision had been included in the merger agreement, the special committee would have been obligated to perform the same analyses which they performed using the same degree of care, with the advice of the committee's financial advisor, and to negotiate the terms of the merger so as to protect the interests of the unaffiliated stockholders. The members of the special committee believe that they would have taken all of the same actions, for all of the same reasons, if such a provision had been included in the merger agreement, and that the same merger price of $40.54 per share would have been agreed upon; and

         o in previous transactions in 1998 and 2000 involving FBA and First Banks, special committees of FBA's board of directors had acted on FBA's behalf to represent the interests of the unaffiliated stockholders. In each case, FBA's special committee, with the assistance of an independent financial advisor, had determined the fairness of the transaction to FBA's unaffiliated stockholders. These transactions, in which FBA acquired FCB and First Bank & Trust, respectively, resulted in significant growth of FBA's assets and banking operations (additional assets of $192.5 million from FCB and $1.10 billion from First Bank & Trust), and, in the opinions of the filing persons, they contributed significantly to FBA's increased earnings beginning in 1998. These experiences were useful in informing the special committee and the filing persons that the procedures followed were adequate to protect the interests of unaffiliated stockholders.

          The special committee members utilized the work and analyses performed by Baxter Fentriss to provide a substantial amount of the information which they considered important, but they also relied upon their own knowledge and experience. The special committee did not find it necessary to utilize any third parties to assist them in negotiating the terms of the merger, because they understood the relevant issues and were capable of representing the interests of the unaffiliated stockholders. First Banks, FBA Acquisition and Mr. Dierberg observed the efforts of the special committee members in negotiating the merger price and the other terms of the merger (First Banks and Mr. Dierberg also had participated in previous negotiations with the special committee members in connection with FBA's acquisitions of FCB in 1998 and First Bank & Trust in
2000), and they were convinced that the special committee members provided effective representation of the unaffiliated stockholders.

          The conclusions of the special committee and the other filing persons that the merger is fair to the unaffiliated stockholders are not influenced by the fact that the merger agreement does not grant to unaffiliated stockholders access to the corporate books and records of the filing persons, including FBA and First Banks. The members of the special committee and the other filing persons do not believe that such access is necessary as they believe the negotiation of the merger terms was conducted fairly, and unaffiliated stockholders are given access in this proxy statement and appendices hereto, and the related Schedule 13E-3 and exhibits thereto, to all of the information which a reasonable investor would take into account in making an investment and voting decision under these circumstances. They also considered that there is no legal requirement to provide for such access.

          The special committee considered each of the factors listed in the section below entitled "Interests of Directors and Officers in the Merger" in arriving at its recommendation. The committee is aware that the merger is by its nature a "going private" transaction, and that all risks and rewards of ownership of FBA in the future will necessarily fall to First Banks. Public stockholders will be exchanging thinly traded stock in a public company of which First Banks already owns more than 93%. The merger price represents a market price that, in the opinion of the committee members, would most likely not be available to all stockholders equally if many of them should attempt to sell in the public market. The committee members believe that indemnification and additional fees of $10,000 each are reasonable compensation and protection for the additional services required of the members of the committee in connection with the merger negotiations. Since indemnification and special fees are not contingent on approval of the merger agreement or completion of the merger, the committee members do not believe that these considerations had any influence on the deliberations or recommendation of the special committee. With respect to indemnification, the committee members believed that they should not be at personal risk for undertaking the role of members of the special committee in a transaction proposed by the controlling stockholder of FBA. The filing persons reached the same conclusions as the special committee with respect to the foregoing issues.

          The foregoing discussion of the factors considered is not intended to be exhaustive, and different members of the special committee and the board may have emphasized different factors as they considered all of the information they deemed relevant. Neither the special committee nor the board assigned specific weight to any of the factors cited, and individual members may not agree on the significance of all of the factors discussed.


                                   THE MERGER

          The following information summarizes the material terms of the merger. Insofar as it relates to matters contained in the merger agreement, this discussion is qualified in its entirety by reference thereto, a copy of which is attached hereto as Appendix A and incorporated herein by reference.

          The merger agreement provides for the merger of FBA Acquisition with and into FBA. Upon consummation of the merger, the legal existence of FBA Acquisition and FBA will be combined, FBA will become a wholly-owned subsidiary of First Banks, and each outstanding share of FBA common stock (except for shares owned by First Banks) will be converted into the right to receive $40.54 in cash.

          Following the merger, First Banks intends to cause FBA to be merged into First Banks and First Bank & Trust to be merged into First Banks' wholly-owned banking subsidiary, First Bank, which is headquartered in Missouri, so that all of First Banks' banking operations will be conducted in a single bank subsidiary. However, these subsequent transactions are not part of the proposal to be voted on by FBA's stockholders.

Interests of Directors and Officers in the Merger

          As of the record date, some of the directors and officers of FBA owned shares of FBA common stock, as reflected in the table on page 68 entitled "SECURITY OWNERSHIP OF MANAGEMENT AND OF CONTROLLING STOCKHOLDER" and in the footnotes to the table. When the merger is completed, such holders will receive $40.54 per share in cash, the same consideration payable to public stockholders generally.

          FBA stockholders should also be aware that directors and officers of FBA have interests in the merger that are in addition to, or different from, those of the public stockholders of FBA. You may wish to take those interests into account in determining what weight, if any, to give to the recommendations of the special committee and the board of directors. These interests can lead to inconsistencies between the objectives of the officers and directors and those of the public stockholders, as follows:

          o First Banks' controlling shareholder, James F. Dierberg, and members of his immediate family will own, through First Banks, all of the outstanding equity of FBA following the merger and will therefore obtain the benefit of any future earnings and growth of FBA and its assets;

          o FBA officers and directors who are officers of First Banks will continue their roles in managing FBA or its successor following the merger, while the public stockholders will receive cash for their shares if the merger is consummated and will have no further interest in FBA;

          o FBA's officers and directors are generally entitled to be indemnified for liabilities arising from their conduct in those capacities, and First Banks and FBA maintain insurance for the purpose of protecting them against such liabilities. Furthermore, the members of the special committee are parties to indemnification agreements with FBA and First Banks, which provide generally for indemnification against liabilities which they may incur as a result of their services as directors of FBA or as members of the special committee; and

          o each member of the special committee has received a fee of $10,000 for serving on the special committee, and will be reimbursed for reasonable expenses incurred in connection with the performance of their responsibilities on the special committee. Such fees and expenses are payable whether or not the special committee recommended approval of the merger agreement and whether or not the merger is consummated.

Federal Income Tax Consequences

          This summary of the material United States federal income tax consequences of the merger to FBA stockholders is based on the law as currently in effect. This summary does not discuss all of the tax consequences that may be relevant to any particular stockholder in light of his or her particular circumstances or to stockholders subject to special rules, such as financial institutions, broker-dealers, tax-exempt organizations, stockholders that hold their shares as part of a straddle, hedging or conversion transaction, or stockholders who acquired their shares through the exercise of a stock option or otherwise as compensation. FBA stockholders are urged to consult their own tax advisors as to the particular tax consequences to them of the merger, including the effect of United States state and local tax laws or, if applicable, foreign tax laws.

          In general, the receipt in the merger by a stockholder of cash for FBA shares will be a taxable transaction for United States federal income tax purposes. A stockholder will recognize gain or loss in an amount equal to the difference between the cash received in the merger by the stockholder and the stockholder's tax basis in the shares surrendered in the merger. That gain or loss will be a capital gain or loss if the shares are held as a capital asset by the stockholder, and will be a long term capital gain or loss if the shares have been held for more than one year at the time of the merger. A stockholder may be subject to backup withholding at a rate of 31% unless, at the time he or she surrenders shares in the merger, the stockholder provides a taxpayer identification number and certifies that the number is correct, or unless an exemption is demonstrated to apply. Backup withholding is not an additional tax. An amount so withheld can be refunded or credited against the federal income tax liability of the stockholder, provided appropriate information is forwarded to the Internal Revenue Service in a timely manner.

          There are no material federal income tax consequences on FBA or its affiliates as a result of the merger.

Appraisal Rights

          Under Section 262 of the DGCL, if you comply with the conditions established by Section 262, you will be entitled to dissent and elect to have the "fair value" of your shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, judicially determined by the Delaware Court of Chancery and paid to you in cash. The following is a summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by applicable Delaware case law and the full text of Section 262, a copy of which is provided as Appendix C to this proxy statement. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the shares of FBA stock as to which appraisal rights may be asserted. If you have a beneficial interest in shares of stock held of record in the name of another person, such as a broker or nominee, you will be required to act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect your appraisal rights.

          Under Section 262, a stockholder must deliver to FBA, before the taking of the vote on the merger, a written demand for appraisal of such stockholder's shares; a proxy or vote at the annual meeting against the merger does not constitute such a required demand. Within ten days after the effective date of the merger, FBA must notify each stockholder who has made a proper demand and who has not voted in favor of the merger of the date on which the merger became effective. At that time, if you wish to exercise your appraisal rights or wish to preserve the right to do so, you should review carefully
Section 262 and seek advice of legal counsel, since failure to comply fully with the procedures of Section 262 will result in the loss of appraisal rights.

          Only a holder of record of shares of FBA stock will be entitled to make the written demand described above and to assert appraisal rights for the shares of stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as that stockholder's name appears on the stock certificates, and the demand should specify the stockholder's name and mailing address, the number of shares of stock owned and that the stockholder intends thereby to demand appraisal of the stockholder's shares. If your shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the written demand should be made in that capacity. If your shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the owner or owners. A record holder such as a broker who holds shares of FBA stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of FBA stock held for one or more beneficial owners while not exercising those rights with respect to the shares of FBA stock held for one or more other beneficial owners; in that case, the written demand should set forth the number of shares of FBA stock as to which appraisal is sought, and where no number of shares is expressly mentioned, the demand will be presumed to cover all shares of FBA stock held in the name of the record owner.

          If you hold your shares of FBA stock in brokerage accounts or other nominee forms and wish to exercise appraisal rights, you are urged to consult promptly with the person or entity holding the shares to determine the appropriate procedures for the making of a timely demand for appraisal by the nominee.

          Within 120 days after the completion of the merger, but not thereafter, either FBA or any holder of dissenting shares who has complied with the requirements of Section 262 may file a petition in the Delaware Chancery Court demanding a determination of the fair value of all shares of FBA stock held by dissenting stockholders. FBA is under no obligation to and has no present intent to file a petition for appraisal, and you should not assume that FBA will file a petition or initiate any negotiations with respect to the fair value of the shares. Accordingly, if you desire to have your shares appraised, you should take any actions necessary for the perfection for your appraisal rights within the time periods and in the manner prescribed in Section 262.

          Within 120 days after the completion of the merger, any stockholder who has complied with the provisions of Section 262 will be entitled to receive from FBA, upon written request, a statement setting forth the aggregate number of shares of FBA stock for which demands for appraisal have been received by FBA and the aggregate number of holders of the shares. FBA must mail this statement to the stockholder within 10 days of receipt of a request or within 10 days after the expiration of the period for the delivery of demands as described above, whichever is later. Within 120 days after the effectiveness of the merger, any FBA stockholder complying with Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Chancery Court demanding a determination of the value of the stock of all such holders.

          A stockholder timely filing a petition for appraisal with the Delaware Chancery Court must deliver a copy to FBA, which will then be obligated within 20 days to provide the Delaware Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares and with whom agreements as to the value of their shares have not been reached with FBA. After notice to the stockholders, the Delaware Chancery Court is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Delaware Chancery Court may require stockholders who have demanded appraisal and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Delaware Chancery Court may dismiss the proceedings as to that stockholder. After determining the stockholders entitled to an appraisal, the Delaware Chancery Court will appraise the "fair value" of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable. Upon application of a holder of dissenting shares, the Delaware Chancery Court may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal.

          If you consider seeking appraisal, you should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as or less than the merger consideration you would receive under the merger agreement if you did not seek appraisal of your shares. In determining fair value and, if applicable, a fair rate of interest, the Delaware Chancery Court is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings, prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. The Delaware Supreme Court further stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered. Section 262 provides that a fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

          Any stockholder who has duly demanded appraisal in compliance with
Section 262 will not, after the completion of the merger, be entitled to vote the shares subject to this demand for any purpose or to receive payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the completion of the merger). If any stockholder who demands appraisal under
Section 262 fails to perfect, or effectively withdraws or loses, the right to appraisal, the stockholder's shares will be converted into the right to receive the merger consideration in cash in accordance with the merger agreement, without interest. A stockholder will fail to perfect, or effectively lose or withdraw, the right to appraisal if no petition for appraisal is filed within 120 calendar days after the completion of the merger. A stockholder may withdraw a demand for appraisal by delivering to FBA a written withdrawal of the demand for appraisal and acceptance of the merger consideration, except that any such attempt to withdraw made more than 60 calendar days after the completion of the merger will require the written approval of FBA. Once a petition for appraisal has been filed, the appraisal proceeding may not be dismissed as to any stockholder, without the approval of the Delaware Chancery Court.

Regulatory Approvals

          Acquisitions of banks and bank holding companies are generally subject to the prior approval of the federal and state bank regulatory agencies with jurisdiction over the operations of those entities. First Banks has previously obtained the regulatory approvals necessary to enable it to control FBA and First Bank & Trust. Accordingly, under applicable laws and regulations, no application is required to be submitted to federal or state regulatory agencies prior to the consummation of the merger. First Banks has made the applicable regulatory agencies aware of its intention to acquire the outstanding public interests in FBA and will file any notices or other communications required or requested by such agencies.

Recent Purchases of Stock

Purchases by FBA

          For several years, FBA has had an ongoing program of purchasing common stock in the open market from time to time, depending on market conditions, access to funds, and other factors. FBA's board of directors, through various resolutions passed from 1995 to 2000, has authorized the purchase of up to a cumulative total of 1,094,797 shares of common stock. At September 30, 2002, FBA could purchase approximately 221,000 additional shares of common stock under the existing authorization.

          In the past two years, FBA has purchased 77,300 shares of common stock pursuant to the repurchase program, at average prices and in price ranges shown in the following table:

                                    Number of Shares
                                    Purchased during            Average Prices         Range of Prices Paid
            Quarter Ended              the Quarter             Paid Per Quarter         during the Quarter
            -------------              -----------             ----------------         ------------------

              12/31/00                    12,500                    $15.09                $14.00 - $17.00
              03/31/01                    37,600                    $21.66                $19.75 - $22.50
              06/30/01                     2,300                    $21.66                    $21.66
              09/30/01                    16,000                    $24.49                    $24.49
              12/31/01                        --                        --                       --
              03/31/02                        --                        --                       --
              06/30/02                     8,900                    $36.72                $36.22 - $38.00
              09/30/02                       600                    $38.84                $38.00 - $40.25

          In the 60-day period preceding the date of this proxy statement, FBA purchased the shares reflected in the table below, in transactions effected through a broker-dealer on the NYSE:

                             Date                  Number of Shares              Price Per Share
                             ----                  ----------------              ---------------

                           09/25/02                       200                        $40.25
                           09/26/02                       200                        $40.25
                           09/27/02                     2,200                        $40.25
                           09/30/02                       300                        $40.20

Purchase by First Banks

          On October 31, 2001, First Banks purchased 803,757 shares of FBA common stock for $32.50 per share in a private placement for an aggregate purchase price of $26,122,103. The price was based on recent market prices at the time of the transaction. The purpose of the transaction was to provide capital with which FBA funded its acquisition of BYL Bancorp, a California bank holding company. As a result of this transaction, First Banks' ownership percentage in the voting stock of FBA increased 0.42% from 93.27% to 93.69%.

Common Stock Prices

          The common stock of FBA is traded on the New York Stock Exchange with the ticker symbol "FBA." The high and low common stock prices and dividend declarations for the past two years are shown in the following table:

            Quarter Ended                 High                        Low              Dividend Declaration
            -------------                 ----                        ---              --------------------

              12/31/00                    $17.63                    $14.00                      N/A
              03/31/01                    $22.75                    $17.75                      N/A
              06/30/01                    $29.53                    $21.00                      N/A
              09/30/01                    $30.75                    $22.65                      N/A
              12/31/01                    $32.93                    $29.65                      N/A
              03/31/02                    $41.40                    $31.46                      N/A
              06/30/02                    $42.09                    $35.72                      N/A
              09/30/02                    $41.70                    $39.00                      N/A

Accounting Treatment

          It is anticipated that the merger, when consummated, will be accounted for using the purchase method of accounting. The excess of the purchase price over the book value of the FBA common stock acquired in the transaction will be recorded by First Banks as goodwill and will not be amortized, but instead will be periodically tested for impairment in accordance with existing accounting pronouncements.

          The following table summarizes First Banks' interest (in dollars and as a percentage) in the net book value and net earnings of FBA as of and for the nine months ended September 30, 2002 and on a pro forma basis giving effect to the merger as if it had been consummated on September 30, 2002.

                                        As Reported
                                    September 30, 2002                            Pro Forma Basis
                                 -------------------------                  --------------------------
                                 Dollars        Percentage                   Dollars        Percentage
                                 -------------------------                   -------------------------
                        (dollars expressed in thousands)

         Net book value         $297,339           93.76%                   $304,526          100.00%
         Net earnings             15,930           93.76                      16,996          100.00

Estimated Expenses; Financing

          The estimated expenses of the merger, including those associated with this proxy statement, are estimated to be as follows:


                  Filing fees                                                     $    6,500

                  Fees and expenses of financial advisor                              75,000

                  Legal fees and expenses                                             75,000

                  Accounting fees                                                      5,000

                  Printing and mailing                                                35,000

                  Miscellaneous expenses                                              13,500
                                                                                  ----------

                  Total                                                             $210,000
                                                                                    ========

          Expenses attributable to FBA, such as the costs of preparing, mailing and printing the proxy statement and the fees and expenses of counsel to the special committee, will be paid by FBA. First Banks will pay expenses attributable to it.

          First Banks intends to use available working capital plus proceeds from its existing line of credit with a group of unaffiliated banks to fund the costs of the merger, including the merger consideration in the aggregate amount of approximately $32.5 million. First Banks' line of credit provides a $90 million revolving loan facility and a $20 million letter of credit facility to be used for acquisitions and other corporate requirements. Both the line of credit facility and the letter of credit facility are collateralized by the stock of First Banks' second tier holding companies, FBA and Union Financial Group, Ltd., The San Francisco Company, ("SFCo"), FBA's wholly owned subsidiary bank holding company, and First Bank, Union Financial Group, Ltd.'s wholly owned bank subsidiary, and First Banks' intercompany note receivable from FBA. The intercompany note receivable is collateralized by the stock of First Bank & Trust, SFCo's wholly-owned bank subsidiary. If the balances outstanding under the line of credit are accruing at the Prime Rate, interest is to be paid monthly. At the option of First Banks, funds may be borrowed at the London InterBank Offering Rate ("LIBOR") with interest payable based on the one, two, three or six-month LIBOR rates as determined by First Banks. The rate is the sum of the selected LIBOR plus an applicable margin based on the performance of First Banks for the preceding four calendar quarters and the principal amounts outstanding under the line of credit. As of September 30, 2002, First Banks did not have any outstanding borrowings under the revolving loan facility, and had one letter of credit in the amount of $5.0 million outstanding under the letter of credit facility. The line of credit matures on August 21, 2003.


                              THE MERGER AGREEMENT

          The following is a summary of all material provisions of the merger agreement, a copy of which is attached as Appendix A to this proxy statement. The merger agreement is incorporated herein by reference, and this summary is qualified in its entirety by reference to the specific provisions of the merger agreement.

          The merger agreement provides that, following the approval of the merger agreement by FBA's stockholders, the receipt of any required regulatory approvals and the satisfaction or waiver of the other conditions to the merger, FBA Acquisition will be merged with and into FBA. The merger will become effective when a Certificate of Merger is filed with the office of the Secretary of the State of Delaware, or at a later time specified in such Certificate, and all outstanding shares of FBA common stock (other than shares owned by First Banks) will be converted into the right to receive $40.54 in cash.

Representations and Warranties

          Representations and Warranties of FBA. The merger agreement contains representations and warranties of FBA made to First Banks including, but not limited to:

          o the organization and corporate status of FBA and its subsidiaries;

          o the authorization, execution, delivery and enforceability of the merger agreement;

          o    the delivery of FBA's financial statements;

          o the material accuracy, as of the dates of the merger agreement and of this proxy statement, of information provided by FBA, and the material compliance with law of the documents which FBA is responsible for filing with governmental entities in connection with the merger;

          o the incurrence by FBA and its subsidiaries of fees for brokers or finders in connection with the merger;

          o    the adequacy of FBA's allowance for loan losses;

          o except as otherwise disclosed, the absence since September 30, 2002 of changes or other events requiring disclosure to make FBA's financial statements not misleading or involving a material adverse change in the financial condition, the results of operations or the business of FBA;

          o the absence of material litigation against FBA and its subsidiaries except as otherwise disclosed;

          o    identification of FBA's subsidiaries;

          o the absence of any regulatory actions against FBA or any of its subsidiaries, and compliance by FBA and its subsidiaries with applicable laws and regulations;

          o identification of contracts, employee arrangements and other agreements meeting certain criteria specified in the merger agreement;

          o the filing of all required reports by FBA and its subsidiaries with governmental agencies, and the compliance of such reports with applicable requirements;

          o proper accounting for the securities in FBA's investment portfolio;

          o the status of the loans in FBA's loan portfolio and the documentation relating thereto;

          o the status of employee benefit plans affecting employees of FBA and its subsidiaries;

          o    the absence of undisclosed liabilities;

          o legal title to FBA's properties and the existence and nature of insurance relating thereto; and

          o the nature and status of any loans, contracts and other arrangements with any of FBA's officers, directors or employees or any of their related interests.

          Representations and Warranties of First Banks and FBA Acquisition. The merger agreement contains representations and warranties of First Banks and FBA Acquisition made to FBA including, but not limited to:

          o the organization and corporate status of First Banks and FBA Acquisition;

          o the authorization, execution, delivery and enforceability of the merger agreement;

          o the material accuracy, as of the dates of the merger agreement and of this proxy statement, of information provided by First Banks, and the material compliance with law of the documents which First Banks is responsible for filing with governmental entities in connection with the merger;

          o the incurrence by First Banks of any fees for brokers or finders in connection with the merger;

          o the absence of litigation against First Banks or FBA Acquisition which, if adversely determined, would prevent, delay or materially interfere with the consummation of the merger;

          o the absence of any regulatory actions against First Banks or FBA Acquisition; and

          o First Banks' access to sufficient funds to enable it to pay the merger consideration and all fees and expenses arising from the merger.

Conditions to the Consummation of the Merger

          Conditions to the Obligations of All of the Parties. The obligations of the parties to the merger agreement to effect the merger are subject to the following conditions (which may be waived):

          o there shall not be any injunction or restraining order preventing the consummation of the merger in effect, nor shall any proceeding by any governmental entity seeking the same be pending, nor shall the merger be illegal under any applicable law;

          o all necessary governmental approvals for the merger shall have been obtained, and any waiting periods imposed by any applicable law or regulation for the consummation of the merger shall have expired; and

          o the special committee shall have received an opinion from Baxter Fentriss to the effect that the merger is fair to the holders of FBA common stock (other than First Banks) from a financial point of view, and such opinion shall not have been withdrawn. This opinion was received by the special committee on September 23, 2002, and we do not have any reason to believe that it will be withdrawn.

          Conditions to the Obligations of FBA. The obligation of FBA to effect the merger is subject to the fulfillment or waiver, at or prior to the effective time of the merger, of the following additional conditions:

          o as of the closing date of the merger, the representations and warranties of First Banks and FBA Acquisition set forth in the merger agreement shall be true in all material respects;

          o First Banks and FBA Acquisition shall have performed in all material respects their respective obligations under the merger agreement; and

          o FBA shall have received certain documents required to be delivered by First Banks and FBA Acquisition.

Conduct of Business Pending the Merger

          Pursuant to the terms of the merger agreement, FBA and its subsidiaries are generally required to conduct their businesses only in the ordinary and usual course consistent with past practices. Furthermore, the merger agreement contains certain specific restrictions upon the conduct of FBA's business pending the merger. In particular, the merger agreement provides that FBA and its subsidiaries will not, except with First Banks' consent:

          o declare or pay any dividend or make any other distribution to stockholders, whether in cash, stock or other property;

          o    issue capital stock or rights relating thereto;

          o effect a reclassification, recapitalization, split-up, exchange of shares, readjustment or other similar change in or to any capital stock, or otherwise reorganize or recapitalize;

          o change their certificate or articles of incorporation or bylaws, or enter into any agreement to merge or sell a significant portion of their assets.

          o grant any increase (other than ordinary and normal increases consistent with past practices) in the compensation payable or to become payable to officers or employees, grant any stock options or, except as required by law, adopt or make any change in any employee benefit plan, agreement, payment or arrangement made to, for or with any such officers or employees;

          o    borrow funds except in the ordinary course of business,

          o make or commit to make any new loan or letter of credit or any new or additional discretionary advance under any existing line of credit, except in the ordinary course of business;

          o enter into any agreement, contract or commitment having a term in excess of three months other than letters of credit, loan agreements, deposit agreements, and other lending, credit and deposit agreements and documents made in the ordinary course of business;

          o except in the ordinary course of business, place on any of its assets or properties any mortgage, pledge, lien, charge, or other encumbrance;

          o except in the ordinary course of business, cancel or accelerate any material indebtedness owing to such entity or any claims which such entity may possess, or waive any material rights of substantial value;

          o sell or otherwise dispose of any real property or any material amount of any tangible or intangible personal property, other than properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness;

          o violate any law, statute, rule, governmental regulation or order, which violation might have a material adverse effect on such entity's business, financial condition, or earnings; or

          o increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner consistent with past practices.

          The parties to the merger agreement are also required to use their best efforts to perform and fulfill all conditions and obligations under the merger agreement and to effect the merger in accordance with the terms and provisions thereof. The merger agreement requires each party to furnish to the other in a timely manner all information, data and documents requested to obtain any necessary regulatory or other approvals of the merger and for FBA to deliver certain financial information covering periods prior to the closing date to First Banks, as well as all other financial reports or statements submitted to regulatory authorities.

Additional Agreements

          Additional Covenants of FBA, First Banks and FBA Acquisition. The merger agreement contains additional covenants of FBA, First Banks and FBA Acquisition, among other things:

          o to consult with the other party as to the form of any press release or other public disclosures related to the merger;

          o to promptly notify the other parties in the event of any breach of the merger agreement and use their best efforts to prevent or remedy such a breach;

          o to use their best efforts to perform and fulfill their respective obligations under the merger agreement; and

          o to maintain the confidentiality of information received from the other parties.

          Additional Covenants of FBA. The merger agreement requires FBA:

          o to prepare, file and distribute this proxy statement and to hold a meeting of the stockholders of FBA to vote on the merger agreement, and to use its best efforts to obtain the approval thereof by the stockholders of FBA;

          o to permit First Banks to have reasonable access to FBA's books, records and other documents; and

          o to use its best efforts to obtain all consents required for the consummation of the merger.

Termination; Damages

          Termination. The merger agreement may be terminated at any time prior to the closing date, either before or after approval by the stockholders of FBA, by the mutual consent of the parties; or by either FBA or First Banks at any time if:

          o the other party materially breaches any of its representations, warranties and agreements made under the merger agreement and the breach is not cured within 30 days after written notice has been provided to the breaching party;

          o the conditions to the obligations of a party are not satisfied or waived prior to the closing date and any applicable 30-day cure period has lapsed, after written notice has been provided by such party to the other party, or any required regulatory approval is finally denied; or

          o the effective time has not occurred prior to March 31, 2003.

          Effect of Termination. The merger agreement provides that, upon a termination, the merger agreement shall become void, and no obligation or liability would exist on the part of any party, except for willful violation of certain specified provisions thereof.

Amendment and Waiver

          The merger agreement may be amended at any time by all of the parties thereto, and each party may extend the time for performance of the obligations of the other parties, waive inaccuracies in representations and warranties and waive compliance with any agreements or conditions contained in the merger agreement.

Expenses

          Whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby are to be paid by the party incurring such expense.

                               PROPOSAL NUMBER 2:

                              ELECTION OF DIRECTORS

          Our board of directors recommends that the stockholders vote to re-elect Messrs. Blake, Crocco, Dierberg, Lavezzo, McCarthy and Story and Mrs. Schepman as directors, each for a one-year term.

Nominees

          Our board of directors consists of seven members, who are identified in the following table which sets forth the information indicated as of the record date. Each of the directors was elected or appointed to serve a one-year term and until his or her successor has been duly qualified for office.

                Name                                         Age                      Director Since
   -------------------------------------------------------------------------------------------------

   Allen H. Blake                                            59                            1994

   Charles A. Crocco, Jr. (2)                                64                            1988

   James F. Dierberg                                         65                            1994

   Albert M. Lavezzo (2)                                     66                            1998

   Terrance M. McCarthy                                      48                            2001

   Ellen D. Schepman (1)                                     28                            1999

   Edward T. Story, Jr. (2)                                  58                            1987

-------------------
(1) Mrs. Schepman is the adult daughter of James F. Dierberg; see "Family Relationships."
(2) Member of the Audit Committee.

          Allen H. Blake has been Executive Vice President of FBA since 1998, its Chief Operating Officer from 1999 to July 2002; its Chief Financial Officer from 1994 to September 1999 and since June 2001; and Secretary since 1994. Mr. Blake has been the President of First Banks since October 1999, its Chief Operating Officer from 1998 to July 2002; its Chief Financial Officer from 1984 to September 1999 and since June 2001; and its Secretary since 1988.

          Charles A. Crocco, Jr. has practiced law in the New York City area since 1970. He has been Counsel to the law firm of Crocco & DeMaio, P.C., Mount Kisco, New York since April 2000. He previously was Counsel to Jackson & Nash, LLP in New York City from January 1999 until April 2000, Counsel to Crocco & DeMaio, P.C. in 1998, and a Partner in Crocco & DeMaio, P.C. prior to 1998. Mr. Crocco is also a director of The Hallwood Group Incorporated, a merchant banking firm.

          James F. Dierberg has been the Chairman of the board of directors, President and Chief Executive Officer of FBA since 1994 and the Chairman of the board of directors and Chief Executive Officer of First Banks since 1988. Mr. Dierberg has also been a director of First Banks since 1979 and its President from 1979 until 1992 and from 1994 to October 1999.

          Albert M. Lavezzo has been President and Chief Operating Officer of the law firm of Favaro, Lavezzo, Gill, Caretti & Heppell, Vallejo, California, since 1974. Mr. Lavezzo was the Chairman of the board of directors of Surety

Bank in Vallejo, California for 15 years prior to its acquisition by FBA in 1997 and is the President of North Bay Exchange Co., Inc.

          Terrance M. McCarthy has been Executive Vice President of FBA since 1999 and its Chief Operating Officer since July 2002. Mr. McCarthy has been Executive Vice President of First Banks since 1999 and its Chief Operating Officer since July 2002. He has also served as Chairman of the board of directors, President and Chief Executive Officer of First Bank & Trust since 1998. Prior to 1998, Mr. McCarthy was employed in various executive capacities with First Banks.

          Ellen D. Schepman has been a Retail Marketing Officer of First Banks since May 1999. She was a Retail Marketing Specialist with First Bank & Trust from 1997 to May 1999.

          Edward T. Story, Jr. has been the President, Chief Executive Officer and a Director of SOCO International, plc, a corporation engaged in international oil and gas operations, since 1991. Mr. Story is also a Director of Cairn Energy plc and Hallwood Realty Corporation.

          The nominees have consented to being named in this proxy statement and have agreed to serve as directors if elected. Although we do not anticipate that any nominee will refuse or be unable to serve as a director, the persons named in the enclosed form of proxy intend, if any nominee becomes unavailable, to vote the shares represented by the proxy for the election of another person or persons nominated or designated by management, unless you direct them in your proxy to do otherwise.

          Assuming the presence of a quorum, the seven nominees receiving the largest number of the votes cast, including those cast by holders of the common stock and the Class B common stock represented at the Annual Meeting, will be elected as directors. FBA's By-Laws require that any nominations by a stockholder comply with certain procedural and disclosure requirements, including advance written notice to the Secretary of FBA.

Executive Officers

          Our executive officers as of the record date were as follows:

                Name                       Age                                   Office(s) Held
------------------------------------------------------------------------------------------------
   James F. Dierberg                       65       Chairman  of the  Board  of  Directors,  President  and  Chief  Executive
                                                    Officer.

   Allen H. Blake                          59       Executive Vice President; Chief Financial Officer and Secretary.

   Terrance M. McCarthy                    48       Executive Vice President;  Chief Operating Officer; Chairman of the Board
                                                    of  Directors,  President  and Chief  Executive  Officer  of First Bank &
                                                    Trust.

   Donald W. Williams                      55       Executive Vice President and Chief Credit Officer

         The executive officers were each elected by the board of directors to the office indicated.

Committees and Meetings of the Board of Directors

          Three members of our board of directors serve on the Audit Committee; there are no other committees of the Board. See "AUDIT COMMITTEE REPORT" for additional information regarding our Audit Committee.

          Board and Committee Meetings. The board of directors held four meetings in 2001, including regular and special meetings, and there were four meetings of the Audit Committee. During 2001, all of our directors attended more than 75% of the aggregate of the number of meetings of the board of directors and the meetings held by all committees of the board of directors on which they served.

Director Compensation

          Directors who are not our officers or affiliated with First Banks (Messrs. Crocco, Lavezzo and Story) were paid a fee of $2,000 for each meeting of our board of directors attended, and a fee of $500 for each committee meeting attended. For their services as directors in 2001, Messrs. Crocco, Story and Lavezzo received aggregate fees of $10,000. In addition, each of these individuals was paid a fee of $10,000 for his participation on a special committee of our board of directors created during 2002 for the purpose of conducting an independent evaluation of our acquisition of 801,653 shares of our common stock held publicly. Mrs. Schepman, who serves as a Retail Marketing Officer of First Banks, but who is not an officer of FBA, also received $8,000 for her service as a director in 2001. Furthermore, Mr. Lavezzo received $1,500 as a member of the board of directors of First Bank & Trust.

          Messrs. Crocco, Story and Lavezzo and Mrs. Schepman also participated in our 1993 Directors' Stock Bonus Plan, or our Stock Bonus Plan, which provided for an annual grant of 500 shares of common stock to each such director. The maximum number of shares that could be issued was limited to 16,667 shares, and the plan expired on July 1, 2001. Directors' compensation expense of $46,000 was incurred in 2001 in connection with our Stock Bonus Plan.

         None of our three directors who are also executive officers of First Banks (Messrs. Dierberg, Blake and McCarthy) receive any compensation from FBA or our subsidiaries for services as a director, nor do they participate in our Stock Bonus Plan or any of our other compensation plans or those of our subsidiaries. First Banks, of which Messrs. Dierberg, Blake and Williams are directors and executive officers and Mr. McCarthy is an executive officer, provides various services to us and our subsidiaries for which it is compensated (see "Compensation Committee Interlocks and Insider Participation").

Family Relationships

          Mrs. Schepman is the adult daughter of Mr. Dierberg; except for that relationship, there is no family relationship between any of the nominees for director or our directors or executive officers or those of our subsidiaries.

Certain Relationships and Related Transactions

          First Bank & Trust has had in the past, and may have in the future, loan transactions in the ordinary course of business with our directors or their affiliates. These loan transactions have been and will be on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons and did not and will not involve more than the normal risk of collectibility or present other unfavorable features. First Bank & Trust does not extend credit to our officers or its own officers, except extensions of credit secured by mortgages on personal residences, loans to purchase automobiles and other consumer-type loans.

          Certain of our directors and officers and their respective affiliates have deposit accounts with First Bank & Trust. It is the policy of First Bank & Trust not to permit any of its officers or directors or their affiliates to overdraw their respective deposit accounts unless that person has been previously approved for overdraft protection under a plan whereby a credit limit has been established in accordance with First Bank & Trust's standard credit criteria.


                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table sets forth certain information regarding compensation earned during the year ended December 31, 2001, and specified information with respect to the two preceding years, by Mr. McCarthy, who is our only executive officer whose annual compensation in 2001 from FBA and our subsidiaries exceeded $100,000.

          Presently, Messrs. Dierberg, Blake, Williams and McCarthy do not receive any compensation directly from either FBA or our subsidiaries. FBA and First Bank & Trust have entered into various contracts with First Banks, of which Messrs. Dierberg, Blake and Williams are directors and executive officers and Mr. McCarthy is an executive officer, pursuant to which services are provided to First Bank & Trust and us (see "Compensation Committee Interlocks and Insider Participation" for additional information regarding contracts with First Banks).

           SUMMARY COMPENSATION TABLE FOR YEAR ENDED DECEMBER 31, 2001
-------------------------------------------- --------- -------------- ------------ ---------------------------------

                                                          Salary         Bonus                All Other
        Name and Principal Position            Year       $$ (1)          $$             Compensation $$ (2)
-------------------------------------------- --------- -------------- ------------ ---------------------------------
-------------------------------------------- --------- -------------- ------------ ---------------------------------

Terrance M. McCarthy                           2001       220,000       38,000                  5,200
Executive Vice President;
Chief Operating Officer;                       2000       180,000       25,000                  6,650
Chairman of the Board of Directors,
President and Chief Executive Officer of       1999       147,500       20,000                  4,950
First Bank & Trust

--------------------------
(1) The total of all other annual compensation for Mr. McCarthy is less than the amount required to be reported, which is the lesser of (a) $50,000 or
     (b) ten percent (10%) of the total of the annual salary and bonus paid to that person.
(2) All other compensation reported represents matching contributions to our 401(k) Plan for the year indicated and ownership interests granted in units of Star Lane Trust, First Banks' unit investment trust that was created on January 21, 2000.

          We have omitted from this Proxy Statement tables that would disclose information regarding stock options granted during 2001, stock options exercised during 2001 and long term incentive plan awards. No options were granted to or exercised by executive officers in 2001, and we do not have a long-term incentive plan.

                             STOCK PERFORMANCE GRAPH

         The following graph sets forth a comparison of the cumulative total stockholder returns of our common stock, the New York Stock Exchange Market Value Index and the Index of Regional Banks located in the Pacific region published by Media General Financial Services ("MGFS") for the five year period from December 31, 1996 through December 31, 2001. The securities of 112 other banks are included in the MGFS index.

         In previous years, our performance graph included a comparison with a different group of regional banks (those generally located in the Southwest region of the United States), because we originally operated in Texas. However, in light of the increasing size and importance of California in our operations (particularly since our acquisition of First Bank & Trust in 2000), we believe that an index composed of banks in the Pacific region is more relevant than the index previously used.

         The graph and the table which follow are based on the assumption that the value of the investment in our common stock and in each index was $100 at December 31, 1996 and that all dividends were reinvested (we did not pay any dividends during the period).

                            [STOCK PERFORMANCE GRAPH]

                                [OBJECT OMITTED]
------------------------------------------- ----------- ------------ ----------- ----------- ----------- ------------

                                             12/31/96    12/31/97     12/31/98    12/31/99    12/31/00    12/31/01
                                             --------    --------     --------    --------    --------    --------
------------------------------------------- ----------- ------------ ----------- ----------- ----------- ------------
First Banks America, Inc.                      100.00       229.01      192.59      180.25      174.07       311.31
-------------------------------------------- ------------ ----------- ----------- ----------- ------------ ----------

NYSE Market Value Index                        100.00       180.06      168.64      171.94      198.96       225.87
-------------------------------------------- ------------ ----------- ----------- ----------- ------------ ----------

MGFS Regional Banks - Pacific Region           100.00       131.56      156.55      171.42      175.51       159.87
-------------------------------------------- ------------ ----------- ----------- ----------- ------------ ----------

                          COMPENSATION COMMITTEE REPORT

          FBA does not have a Compensation Committee. Consequently, FBA's entire board of directors performs the functions that would generally be performed by a Compensation Committee. Four of the current directors, including Mr. Dierberg, who is Chairman of the Board, Chief Executive Officer and President, Mr. Blake, who is Executive Vice President, Chief Financial Officer and Secretary, and Mr. McCarthy, who is Executive Vice President and Chief Operating Officer, are affiliated with First Banks, which is compensated for their services under the provisions of a management fee agreement between FBA and First Banks. None of the current directors has ever been compensated by FBA as an executive officer.

          The Compensation Committee considers the levels and components of executive compensation relative to those generally available in its market place, to the overall long-term objectives of FBA and to the interest of its stockholders. By maintaining appropriate balance in these factors, the Compensation Committee believes it will be most effective in attracting and retaining well-qualified executives who will be capable of contributing to the success of FBA and enhancing the value of FBA to its stockholders.

          The paramount objective of FBA is building the long-term value of the stockholders' investment, within the framework of operating its subsidiary financial institution in a safe and sound manner. This is accomplished by achieving substantial improvements and consistency in earnings, strengthening the subsidiary banking franchise, and entering into strategic, economically-viable acquisitions of other financial institutions. Consequently, the compensation of executives should be structured to attract individuals capable of contributing to the achievement of these objectives and to align the welfare of those individuals with that of the stockholders.

          The Compensation Committee periodically reviews the various components of FBA's executive compensation programs. The individual components of compensation to executives are evaluated taking into consideration the factors discussed below. However, the Compensation Committee does not give specific weights to particular factors and subjectively adjusts the compensation levels of the executive officers based, in part, on non-quantifiable considerations. The compensation adjustments, while influenced by the evaluation factors, are not determined by applying a mathematical formula to any individual performance measurements.

          Base Salary. In determining the appropriate base salaries of its executive officers, the Compensation Committee evaluates the performance of FBA, considering general business and industry conditions, among other factors, and the contributions of specific executives toward that performance. Particular measurements to which the Compensation Committee assigns significance are net income, earnings per share, expense control, net interest margin, credit quality, and regulatory exam results. The Compensation Committee also evaluates each officer's areas of responsibility and FBA's performance in those areas. Finally, FBA considers the level of compensation paid to comparable executives by other financial institutions of comparable size in its market places.

          Bonus. The Compensation Committee may elect to award bonuses to selected executive officers based largely upon the same criteria as the evaluations of base salaries, emphasizing the need to maintain competitive compensation packages and the desire to recognize outstanding performance by the officers.

          Along with the need to improve operating results, FBA evaluated its management structure, recognizing the additional management resources available from First Banks. This evaluation resulted in a realignment of FBA's executive officers and presently, none of FBA's current executive officers receive any compensation from FBA (see "COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION").

          The Compensation Committee reviewed the performance of FBA for 2001 relative to its net income, earnings per share, external growth, business development and asset quality. Net income for the year ended December 31, 2001 was $39.6 million (as compared to $27.8 million in 2000), while diluted earnings per share totaled $3.25 (as compared to $2.29 in 2000). FBA's total assets increased to $3.06 billion at December 31, 2001 from $2.74 billion at December 31, 2000, reflecting both external growth through acquisitions and expanded business development efforts. Additionally, nonperforming assets totaled $20.1 million and $15.7 million at December 31, 2001 and 2000, respectively.

          The Compensation Committee determined that improvement had been achieved in the performance measurement areas, that significant inroads were accomplished in enhancing FBA's banking franchise and its prospects for progressive and profitable growth, and that these improvements should be recognized in terms of compensation. As a result, the Compensation Committee concluded that an increase in Mr. McCarthy's base compensation was warranted and that an increased bonus was appropriate.

          COMPENSATION OF CHIEF EXECUTIVE OFFICER. As noted above, Mr. Dierberg, the Chief Executive Officer of FBA, does not receive any compensation from FBA or First Bank & Trust. First Banks receives fees from FBA pursuant to data processing and management fee agreements (see "COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION").

          The foregoing Report has been presented by the entire board of directors consisting of Messrs. Blake, Crocco, Dierberg, Lavezzo, McCarthy and Story and Mrs. Schepman.


                             AUDIT COMMITTEE REPORT

          The Audit Committee, which is comprised of Messrs. Crocco, Lavezzo and Story (who serves as Chairman) is responsible for oversight of our financial reporting process on behalf of the board of directors. The board of directors has adopted a written charter for the Audit Committee and has determined the members of the Audit Committee are independent as defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange's listing standards. Management has primary responsibility for our financial statements and financial reporting, including internal controls, subject to the oversight of the Audit Committee and the board of directors. In fulfilling its responsibilities, the Audit Committee reviewed the audited consolidated financial statements with management and discussed the acceptability of the accounting principles used, the reasonableness of significant judgments made and the clarity of disclosures.

          The Audit Committee reviewed with the independent auditors, who are responsible for planning and carrying out a proper audit and expressing an opinion on the conformity of our audited consolidated financial statements with accounting principles generally accepted in the United States of America, their judgments as to the acceptability of the accounting principles we use, and such other matters as are required to be discussed with the Audit Committee. In addition, the Audit Committee discussed with the independent auditors their independence from management and FBA, including the matters required by Standard No. 1 of the Independence Standards Board, and the Audit Committee considered the compatibility of nonaudit services provided by the independent auditors with the auditors' independence.

          The Audit Committee discussed with our internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of FBA's internal controls and the overall quality of the FBA's financial reporting.

          In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors that the audited consolidated financial statements be included in the FBA's Annual Report on Form 10-K as of and for the year ended December 31, 2001, and the board of directors approved that recommendation. The Audit Committee also recommended, and the board of directors authorized, the selection of KPMG LLP ("KPMG") as our independent auditors for the year ending December 31, 2002.

  Charles A. Crocco, Jr.        Albert M. Lavezzo        Edward T. Story, Jr.
                                                      Chairman - Audit Committee


                      COMPENSATION COMMITTEE INTERLOCKS AND
                              INSIDER PARTICIPATION

          Messrs. Dierberg, Blake and Williams, who are executive officers of FBA but do not receive any compensation for their services as such, are also executive officers and members of the board of directors of First Banks. Mr. McCarthy, who is an executive officer of FBA and an executive officer of First Banks, no longer receives compensation from First Bank & Trust as he became directly employed by First Banks in July 2002. First Banks does not have a compensation committee, but its board of directors performs the functions of such a committee. Except for the foregoing, none of our executive officers served during 2001 as a member of the Compensation Committee, or any other committee performing comparable functions, or as a director of another entity, any of whose executive officers or directors served on our board of directors or Compensation Committee.

          We purchase certain services and supplies from or through First Banks. Our financial position and operating results could significantly differ from those that would be obtained if our relationship with First Banks did not exist.

          First Banks provides management services to FBA and our subsidiaries under a management fee agreement whereby we compensate First Banks for our use of its personnel for various functions including internal audit, loan review, income tax preparation and assistance, accounting, asset/liability management and investment services, loan servicing and other management and administrative services. Fees paid under this agreement were $8.0 million, $5.2 million and $4.4 million for the years ended December 31, 2001, 2000 and 1999, respectively.

          First Services L.P., a limited partnership indirectly owned by First Banks' Chairman and his adult children, provides information technology and various related services to First Bank & Trust under the terms of data processing agreements. Fees paid under these agreements were $9.2 million, $6.8 million and $5.3 million for the years ended December 31, 2001, 2000 and 1999, respectively.

          First Bank & Trust had $93.1 million and $108.2 million in whole loans and loan participations outstanding at December 31, 2001 and 2000, respectively, that were purchased from First Bank, a wholly owned subsidiary of First Banks. In addition, First Bank & Trust had sold $137.6 million and $146.1 million in whole loans and loan participations to First Bank at December 31, 2001 and 2000, respectively. These loans and loan participations were acquired and sold at interest rates and terms prevailing at the dates of their purchase or sale and under standards and policies followed by First Bank & Trust.

          We have a $100.0 million revolving note payable to First Banks, the proceeds of which are used in our acquisitions and for other corporate purposes. At December 31, 2001 and 2000, the amounts outstanding under our note payable were $71.0 million and $98.0 million, respectively.


                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

          Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Based upon a review of the reports we received and the written representations from certain reporting persons that no Forms 5 were required for such persons, we believe that during the year ended December 31, 2001, all executive officers, directors and ten percent beneficial owners complied with the applicable filing requirements.

                        SUMMARIZED FINANCIAL INFORMATION

          The summarized financial information set forth below for the years ended December 31, 2001 and 2000 is derived from our consolidated financial statements, which have been audited by KPMG LLP. The summarized financial information for the nine months ended September 30, 2002 is unaudited. This information is qualified by reference to our consolidated financial statements incorporated herein by reference and should be read in conjunction with such consolidated financial statements, the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations." See "INCORPORATION OF INFORMATION BY REFERENCE. "

                                                                           As of or for the               As of or for the
                                                                           Nine Months Ended                 Year Ended
                                                                         September 30, (1)(2)             December 31, (1)
                                                                         ------------------------         ----------------
                                                                                   2002                   2001       2000
                                                                                   ----                   ----       ----
                                                                       (dollars expressed in thousands, except per share data)

Income Statement Data:
    Interest income.........................................                  $  141,787                208,347      177,248
    Interest expense........................................                      43,552                 86,924       75,533
                                                                              ----------               --------    ---------
    Net interest income.......................................                    98,235                121,423      101,715
    Provision for loan losses.................................                    22,700                  5,010        1,877
                                                                              ----------               --------    ---------
    Net interest income after provision for loan losses.......                    75,535                116,413       99,838
                                                                              ----------               --------    ---------
    Noninterest income........................................                    17,475                 27,140       12,077
    Noninterest expense.......................................                    65,464                 89,668       66,111
                                                                              ----------               --------    ---------
    Income before provision for income taxes, minority interest in income of subsidiary and cumulative effect of change
        in accounting principle...............................                    27,546                 53,885       45,804
    Provision for income taxes................................                    10,550                 13,811       18,007
                                                                              ----------               --------    ---------
    Income before cumulative effect of
        change in accounting principle.......................                     16,996                 40,074       27,797
    Cumulative effect of change in accounting principle,
        net of tax...........................................                         --                   (459)          --
                                                                              ----------               --------    ---------
    Net income...............................................                 $   16,996                 39,615       27,797
                                                                              ==========               ========    =========
Per Share Data:
    Earnings per common share:
      Basic:
        Income before cumulative effect of change in
           accounting principle...............................                $     1.32                   3.29         2.29
      Cumulative effect of change in accounting principle,
        net of tax............................................                        --                  (0.04)          --
                                                                              ----------               --------    ---------
      Basic...................................................                $     1.32                   3.25         2.29
                                                                              ==========               --------    ---------
      Diluted:
        Income before cumulative effect of change
           in accounting principle............................                $     1.32                   3.29         2.29
      Cumulative effect of change in
           accounting principle, net of tax...................                        --                  (0.04)          --
                                                                              ----------             ----------    ---------
      Diluted.................................................                $     1.32                   3.25         2.29
                                                                              ==========             ==========    =========

    Weighted average common stock outstanding.................                    12,852                 12,204       12,129
    Book value per common share...............................                $    24.69                  22.19        16.27
Balance Sheet Data:
    Investment securities.....................................                $  393,543                368,207      335,219
    Loans, net of unearned discount...........................                 2,310,588              2,323,263    2,058,677
    Total assets..............................................                 3,139,170              3,060,988    2,741,379
    Total deposits............................................                 2,582,478              2,555,261    2,306,356
    Note payable..............................................                    37,000                 71,000       98,000
    Guaranteed preferred beneficial interest in First Banks
      America, Inc. subordinated debentures...................                    45,373                 44,342       44,280
    Stockholders' equity......................................                   317,123                285,317      196,909
Ratio of Earnings to Fixed Charges: (3)
    Including interest on deposits............................                      1.54x                  1.57x        1.56x
    Excluding interest on deposits............................                      3.04                   3.93         4.62

--------------------------
(1) The comparability of the selected data presented is affected by the acquisitions of 7 banks during the two-year period ended December 31, 2001, and two purchases of branch offices during the nine-month period ended September 30, 2002. These acquisitions were accounted for as purchases and, accordingly, the selected data includes the financial position and results of operations of each acquired entity only for the periods subsequent to its respective date of acquisition.

(2) On January 1, 2002, FBA adopted Statement of Financial Accounting Standards ("SFAS") No. 142 - Goodwill and Other Intangible Assets, which requires that goodwill and other intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually. SFAS No. 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144
    - Accounting for the Impairment or Disposal of Long-Lived Assets. Consequently, the amortization of goodwill ceased upon adoption of SFAS No. 142.

                  VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

General

          Only holders of record of outstanding shares of common stock and Class B common stock as of the record date are entitled to notice of, and to vote, in person or by proxy, at the Annual Meeting and any adjournment(s) thereof. As of the record date, there were issued and outstanding 10,343,860 shares of common stock and 2,500,000 shares of Class B common stock.

          Holders of shares of common stock and Class B common stock are entitled to one vote for each share held of record on the record date. Holders of common stock and Class B common stock are permitted to exercise cumulative voting in a contested election of directors. This means that, if there were more nominees for director than positions to be elected, each holder would be permitted to cast as many votes as equals the product of the number of directors to be elected (i.e., seven at the Annual Meeting) times the number of shares held by such holder, and to cast all these votes for one candidate or to divide the votes among two or more candidates in any amounts chosen by the stockholder. First Banks would also have the right to utilize cumulative voting with respect to its shares of common stock and Class B common stock. The proxy holders authorized to vote in favor of nominees listed herein under the caption "ELECTION OF DIRECTORS" will be permitted to vote cumulatively in the absence of instructions to the contrary.

          FBA's Certificate of Incorporation provides that a merger involving an affiliated party such as First Banks must be approved and adopted by the vote of at least 75% of the combined outstanding common stock and Class B common stock. In the election of directors, the seven nominees receiving the largest number of votes cast will be elected.

          The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of voting stock, including the common stock and the Class B common stock, is necessary to constitute a quorum to transact business at the Annual Meeting and any adjournment(s) thereof.

          On each proposed action, proxies marked as withheld votes or abstentions and broker non-votes will not be voted but will be treated as present and entitled to vote. Such proxies will therefore have the same effect as votes against the proposed action.

Security Ownership of Management and of Controlling Stockholder

          The following table sets forth as of the record date certain information with respect to the beneficial ownership of common stock and Class B common stock by each person known by FBA to be the beneficial owner of more than five percent of the outstanding shares of either class of stock, by each director, by executive officers and by all of our executive officers and directors as a group:

-------------------------- ---------------------------- -------------------------------------- -------------

        Title of                     Name of               Number of Shares and Nature of       Percent of
          Class                 Beneficial Owner                Beneficial Ownership              Class
-------------------------- ---------------------------- -------------------------------------- -------------
Class B common stock       First Banks, Inc.                     2,500,000 (1)(2)(3)               100.0%
                           135 North Meramec
                             Clayton, Missouri 63105

Class B common stock       James F. Dierberg                      2,500,000 (1)(2)(3)              100.0

Common stock               First Banks, Inc.                      9,545,107 (1)(2)(3)               92.3

Common stock               James F. Dierberg                      9,545,107 (1)(2)(3)               92.3

Common stock               Allen H. Blake                              1,000 (4)                    (*)

Common stock               Charles A. Crocco, Jr.                      8,272 (4)                    (*)

Common stock               Albert M. Lavezzo                          10,710 (4)                    (*)

Common stock               Terrance M. McCarthy                        2,000 (4)                    (*)

Common stock               Ellen D. Schepman                           1,500 (2)(3)(4)              (*)

Common stock               Edward T. Story, Jr.                       11,182 (4)                    (*)

Common stock               Donald W. Williams                            100 (4)                    (*)

All executive officers                                             9,579,871 shares               92.6% of
and directors as a group                                             Common stock               Common stock
(8 persons)
                                                                                                 100.0% of
                                                                   2,500,000 shares               Class B
                                                                 Class B common stock           common stock

-------------------------------
(*)  Less than one percent.

(1) The shares shown as beneficially owned by First Banks and James F. Dierberg comprise 100% of the outstanding shares of Class B common stock and 92.3% of the outstanding shares of common stock. Each share of common stock and Class B common stock is entitled to one vote on matters subject to stockholder vote. All of the shares of Class B common stock and common stock owned by First Banks are pledged to secure a loan to First Banks from a group of unaffiliated lenders. The related credit agreement contains customary provisions which could ultimately result in transfer of such shares if First Banks were to default in the repayment of the loan and such default were not cured, or other arrangements satisfactory to the lenders were not made, by First Banks.

(2) The controlling stockholders of First Banks are (i) the James F. Dierberg II Family Trust, dated December 30, 1992; (ii) Irrevocable Trust of Michael
     J. Dierberg, dated May 1, 1998; (iii) the Ellen C. Dierberg Family Trust, dated December 30, 1992; (iv) James F. Dierberg, trustee of the James F. Dierberg living trust, dated October 8, 1985; (v) the Michael J. Dierberg Family Trust, dated December 30, 1992; and (vi) First Trust (Mary W. Dierberg and First Bank, Trustees) established U/I James F. Dierberg, dated December 30, 1992. Mr. James F. Dierberg and Mrs. Mary W. Dierberg are husband and wife, and Messrs. James F. Dierberg, II, Michael J. Dierberg and Mrs. Ellen D. Schepman, formerly Ellen C. Dierberg, are their adult children. No other persons own any voting securities of First Banks.

 (3) Due to the relationships among James F. Dierberg, Mary W. Dierberg, First Bank and the three adult children of James F. and Mary W. Dierberg, Mr. Dierberg is deemed to share voting and investment power over all of the outstanding voting stock of First Banks, which in turn exercises voting and investment power over the shares of common stock and Class B common stock attributed to it in the table.

 (4) All of the shares attributed in the table to Mrs. Schepman and Messrs. Blake, Crocco, Lavezzo, McCarthy, Story and Williams are owned by them directly.

                    SOLICITATION AND REVOCABILITY OF PROXIES

          This proxy statement is being furnished to stockholders of FBA in connection with the solicitation by FBA's board of directors of proxies to be voted at the 2002 Annual Meeting of Stockholders (the "Annual Meeting") to be held on Monday, December 30, 2002, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders, and at any adjournment(s) thereof. This proxy statement and the enclosed form of proxy are first being mailed to the stockholders on or about December 6, 2002.

          The accompanying form of proxy is designed to permit each holder of FBA common stock, par value $.15 per share, (1) to vote for or against the approval and adoption of the merger agreement, as described herein (see the discussion under the caption "PROPOSAL NUMBER 1"); (2) to vote for or withhold voting for any or all of the seven nominees for director listed on the proxy (see "PROPOSAL NUMBER 2"); and (3) to authorize the named proxies to vote in their discretion with respect to any other proposal properly presented at the Annual Meeting, provided that FBA was not aware that the matter in question was to be presented at the meeting a reasonable period of time before mailing this proxy statement.

          As of November 1, 2002, the record date for determining the stockholders entitled to vote at the Annual Meeting, there were 12,843,860 shares of voting stock outstanding, consisting of 2,500,000 shares of Class B common stock and 10,343,860 shares of common stock. All of the outstanding shares of Class B common stock and 9,545,107 of the outstanding shares of common stock are owned by First Banks. Each share of Class B common stock and of common stock is entitled to one vote in the election of each director. By virtue of its ownership of the Class B common stock and common stock referred to above, First Banks controlled 93.78% of all shares entitled to vote at the Annual Meeting as of the record date.

          First Banks is owned by trusts created and administered by and for the benefit of James F. Dierberg and members of his immediate family. Mr. Dierberg is the Chairman of the Board, Chief Executive Officer and President of FBA. Mr. Dierberg is also Chairman of the Board and Chief Executive Officer of First Banks. FBA's other executive officers and directors were the record holders of 34,764 shares of common stock as of the record date.

          When a stockholder's proxy specifies a choice with respect to a voting matter, the shares will be voted accordingly. If no such specification is made, the accompanying form of proxy will be voted at the Annual Meeting and any adjournment(s) thereof FOR the approval and adoption of the merger agreement and FOR the election of the nominees listed herein under the caption "ELECTION OF DIRECTORS" and at the discretion of the proxies on any other business properly presented at the Annual Meeting and any adjournment(s) thereof.

          We encourage your personal attendance at the Annual Meeting, and execution of the accompanying proxy will not affect your right to attend the Annual Meeting and to vote in person. Any stockholder giving a proxy has the right to revoke it by giving written notice of revocation to the Secretary of FBA at 600 James S. McDonnell Blvd., Mail Code #M1-199-014, Hazelwood, Missouri 63042 at any time before the proxy is voted, or by executing and delivering a later-dated proxy, or by attending the Annual Meeting and voting his or her shares in person. No such notice of revocation or later-dated proxy, however, will be effective until we receive it at or prior to the Annual Meeting. Such a revocation will not affect a vote on any matters taken prior to our receipt of the revocation. Simply attending the Annual Meeting will not revoke a proxy.

          The total cost of the solicitation of proxies pursuant to this proxy statement will be borne by FBA. Proxies may be solicited by our directors, officers and employees without special remuneration. We will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries who forward soliciting material to the beneficial owners of shares of common stock entitled to vote at the meeting for their out-of-pocket expenses. In addition to the mails and other delivery services, we may solicit proxies by personal interviews, telephone or other methods.

          We previously mailed our Annual Report to Stockholders covering the fiscal year ended December 31, 2001, including audited consolidated financial statements, to our stockholders. The Annual Report does not form any part of the proxy solicitation material. You may obtain an additional copy of the 2001 Annual Report to Stockholders without charge upon written request to Allen H. Blake, Secretary, First Banks America, Inc., 600 James S. McDonnell Blvd., Mail Code #M1-199-014, Hazelwood, Missouri 63042.


               FORWARD-LOOKING STATEMENTS IN THIS PROXY STATEMENT

          This proxy statement and the documents incorporated by reference contain some forward-looking statements with respect to FBA's financial condition, results of operations and business and on the expected effects and timing of the merger. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. In evaluating the merger, you should carefully consider the discussions of such risks and uncertainties that appear on page 3 of FBA's Annual Report to Stockholders for the year ended December 31, 2001 and on page 13 of the Quarterly Report on Form 10-Q for the nine months ended September 30, 2002. Both documents are incorporated by reference in this proxy statement.

                              INDEPENDENT AUDITORS

          KPMG served as our independent public accountant for the year ended December 31, 2001 and has been selected by the board of directors to serve for the current year. Representatives of KPMG are expected to be present at the Annual Meeting, and they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

          During 2001, KPMG served as FBA's independent auditors and provided additional services to FBA and our affiliates. The following table sets forth KPMG's fees for 2001 in connection with (1) the audit of FBA's annual consolidated financial statements and reviews of the various consolidated financial statements included in our Quarterly Reports on Form 10-Q ("Audit Fees"); (2) consulting services relating to the design and implementation of systems that aggregate data underlying, or generate information significant to, our financial statements ("Financial Information Systems Design and Implementation Fees"); and (3) all other services, including audit-related services, rendered by KPMG ("All Other Fees").

                                               Financial Information
                                                 Systems Design and
             Audit Fees                          Implementation Fees                      All Other Fees
             ----------                          -------------------                      --------------

              $257,500                                   $0                                     $0

                              AVAILABLE INFORMATION

          FBA is subject to the informational reporting requirements of the Securities Exchange Act of 1934 and, in accordance with such Act, it files reports, proxy statements and other information with the SEC. These reports, proxy statements and other information may be inspected and copies made at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and the SEC's regional office at 175 W. Jackson Blvd., Suite 900, Chicago, Illinois 60604. Copies of these materials can also be obtained from the Public Reference Room of the SEC at its Washington address at prescribed rates. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of these materials may also be accessed through the SEC's website at www.sec.gov. FBA's common stock trades on the New York Stock Exchange under the symbol "FBA."

          The filing persons have filed a Schedule 13E-3 and Amendment No. 1 to
Schedule 13E-3 (collectively, the "Schedule 13E-3") with the SEC with respect to the merger. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection or copying as set forth below in the section entitled "INCORPORATION OF INFORMATION BY REFERENCE." Statements contained in this proxy statement or in any document incorporated in this proxy statement by reference regarding the contents of any contract or other document are not necessarily complete and each of these statements is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC.

          You should rely only upon the information contained in, or incorporated by reference in, this proxy statement. FBA has not authorized anyone to provide you with information that is different from the information contained in and incorporated by reference herein.

          This proxy statement is dated December 6, 2002. You should not assume that the information contained herein is accurate as of any other date, and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction in which such a solicitation is unlawful.


                    INCORPORATION OF INFORMATION BY REFERENCE

          FBA's Annual Report on Form 10-K for the year ended December 31, 2001, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002, and its Current Reports on Form 8-K dated January 18, 2002, April 25, 2002, August 18, 2002 and September 24, 2002, each filed with the SEC (Commission File No. 0-8937), are incorporated by reference in this proxy statement. Such documents are not presented in or delivered with this proxy statement, but are available without charge, without exhibits (unless the exhibits are specifically incorporated by reference in this proxy statement), to any person, including the beneficial owner, to whom this proxy statement is delivered, upon written or telephonic requested directed to Lisa K. Vansickle at 600 James S. McDonnell Boulevard, Mail Code M1-199-014, Hazelwood, Missouri 63042, or (314) 592-6603. You should also contact Ms. Vansickle if you wish to arrange for inspection or copying of information referred to above. To receive timely delivery of any information requested, you should deliver your request to FBA at least 10 days prior to the annual meeting.

                              STOCKHOLDER PROPOSALS

          If the merger is consummated, FBA will no longer be subject to the SEC's proxy rules. If for any reason the merger is not consummated, the provisions of the SEC's Rule 14a-8 under the Securities Exchange Act of 1934 governing proposals made by stockholders for consideration at an annual meeting would remain applicable. Pursuant to Rule 14a-8, stockholders would then be able to present proper proposals for inclusion in FBA's proxy statement for consideration at its annual meeting of stockholders by submitting proposals to FBA in a timely manner. In order to be so included for the 2003 annual meeting of stockholders, stockholder proposals must be received by FBA a reasonable time before FBA begins to print and mail proxy materials and must otherwise comply with the requirements of Rule 14a-8 and with FBA's By-laws.


                                             By Order of the Board of Directors,



                                             /s/ ALLEN H. BLAKE
                                             -----------------------------------

San Francisco, California                        ALLEN H. BLAKE
December 6, 2002                                 Secretary

                                                                      Appendix A

                          AGREEMENT AND PLAN OF MERGER




                                  by and among




                               FIRST BANKS, INC.,
                             a Missouri corporation,



                          FBA ACQUISITION CORPORATION,
                             a Delaware corporation,


                                       and


                           FIRST BANKS AMERICA, INC.,
                             a Delaware corporation







                               September 23, 2002


                                TABLE OF CONTENTS


ARTICLE I - TERMS OF THE MERGER & CLOSING; EXCHANGE OF SHARES

         Section 1.01.     The Merger............................................................................ 2
         Section 1.02.     Effect of the Merger.................................................................. 2
         Section 1.03.     Conversion of Shares.................................................................. 2
         Section 1.04.     The Closing........................................................................... 3
         Section 1.05.     The Closing Date; Effective Time...................................................... 3
         Section 1.06.     Actions At Closing.................................................................... 3
         Section 1.07.     Exchange Procedures; Certificates..................................................... 4


ARTICLE II - REPRESENTATIONS AND WARRANTIES OF FBA

         Section 2.01.     Organization and Capital Stock; Standing and Authority................................ 4
         Section 2.02.     Authorization; No Defaults............................................................ 5
         Section 2.03.     FBA Subsidiaries...................................................................... 5
         Section 2.04.     Financial Information................................................................. 5
         Section 2.05.     Absence of Changes.................................................................... 6
         Section 2.06.     Regulatory Enforcement Matters........................................................ 6
         Section 2.07.     Litigation............................................................................ 6
         Section 2.08.     Properties, Contracts, Employee Benefit Plans and Other Agreements.................... 6
         Section 2.09.     Reports............................................................................... 7
         Section 2.10.     Investment Portfolio.................................................................. 7
         Section 2.11.     Loan Portfolio........................................................................ 7
         Section 2.12.     Employee Matters and ERISA............................................................ 8
         Section 2.13.     Title to Properties; Insurance........................................................ 8
         Section 2.14.     Compliance with Laws.................................................................. 9
         Section 2.15.     Brokerage............................................................................. 9
         Section 2.16.     No Undisclosed Liabilities............................................................ 9
         Section 2.17.     Statements True and Correct........................................................... 9
         Section 2.18.     Commitments and Contracts............................................................. 9
         Section 2.19.     Material Interest of Certain Persons................................................. 10
         Section 2.20.     Conduct to Date...................................................................... 10

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF FIRST BANKS AND NEWCO

         Section 3.01.     Organization and Authority........................................................... 11
         Section 3.02.     Authorization; No Defaults........................................................... 11
         Section 3.03.     Regulatory Enforcement Matters....................................................... 12
         Section 3.04.     Litigation........................................................................... 12
         Section 3.05.     Brokerage............................................................................ 12
         Section 3.06.     Statements True and Correct.......................................................... 12
         Section 3.07.     Financial Capacity................................................................... 12

ARTICLE IV - AGREEMENTS OF FBA

         Section 4.01.     Business in Ordinary Course.......................................................... 13
         Section 4.02.     Breaches............................................................................. 14
         Section 4.03.     Submission to FBA's Stockholders..................................................... 14
         Section 4.04.     Consummation of Agreement............................................................ 15
         Section 4.05.     Access to Information................................................................ 15
         Section 4.06.     Consents to Contracts and Leases..................................................... 15
         Section 4.07.     Subsequent Financial Statements...................................................... 15


ARTICLE V - AGREEMENTS OF FIRST BANKS AND NEWCO

         Section 5.01.     Regulatory Approvals................................................................. 16
         Section 5.02.     Breaches............................................................................. 16
         Section 5.03.     Consummation of Agreement............................................................ 16


ARTICLE VI - CONDITIONS PRECEDENT TO THE MERGER

         Section 6.01.     Conditions to the Obligations of First Banks and Newco............................... 16
         Section 6.02.     Conditions to the Obligations of FBA................................................. 17


ARTICLE VII - TERMINATION

         Section 7.01.     Mutual Agreement......................................................................18
         Section 7.02.     Breach of Agreements................................................................. 18
         Section 7.03.     Failure of Conditions................................................................ 18
         Section 7.04.     Denial of Regulatory Approval........................................................ 18
         Section 7.05.     Unilateral Termination............................................................... 18
         Section 7.06.     Effect of Termination................................................................ 18

ARTICLE VIII - GENERAL PROVISIONS

         Section 8.01.     Confidential Information............................................................. 19
         Section 8.02.     Publicity............................................................................ 19
         Section 8.03.     Return of Documents.................................................................. 19
         Section 8.04.     Notices.............................................................................. 19
         Section 8.05.     Nonsurvival of Representations, Warranties and Agreements............................ 20
         Section 8.06.     Costs and Expenses................................................................... 21
         Section 8.07.     Entire Agreement..................................................................... 21
         Section 8.08.     Headings and Captions................................................................ 21
         Section 8.09.     Waiver, Amendment or Modification.................................................... 21
         Section 8.10.     Rules of Construction................................................................ 21
         Section 8.11.     Counterparts......................................................................... 21
         Section 8.12.     Successors and Assigns............................................................... 21
         Section 8.13.     Governing Law........................................................................ 21


Signatures.............................................................................................
22


                          AGREEMENT AND PLAN OF MERGER


         This Agreement and Plan of Merger, dated as of September 23, 2002, is by and among First Banks, Inc., a bank holding company organized as a Missouri corporation ("First Banks"), FBA Acquisition Corporation, a wholly owned subsidiary of First Banks organized as a Delaware corporation ("Newco"), and First Banks America, Inc., a bank holding company majority-owned by First Banks and organized as a Delaware corporation ("FBA"). This Agreement and Plan of Reorganization is hereinafter referred to as the "Agreement."

         WHEREAS, First Banks acquired control of FBA in 1994 and is the owner of approximately 93.76% of the outstanding voting stock of FBA, with the remaining shares of common stock of FBA, constituting approximately 6.24% of FBA's outstanding voting stock, owned by public stockholders; and

         WHEREAS, in October, 2001, First Banks invested approximately $26,000,000 in additional shares of common stock, par value $0.15 per share, of FBA ("FBA Common") in order to fund FBA's acquisition of BYL Bancorp, a California bank holding company, and FBA decided at the time of that investment by First Banks to conduct a rights offering (the "Rights Offering") to allow FBA's public stockholders the opportunity to purchase proportionate amounts of FBA Common for $32.50 per share, the same price paid by First Banks in October, 2001; and

         WHEREAS, in April, 2002, First Banks proposed to the Board of Directors of FBA that First Banks and FBA consider a transaction in which FBA would be merged with a wholly-owned subsidiary of First Banks, all of the FBA Common currently owned by public stockholders would be acquired by First Banks, and the public stockholders would be paid by First Banks for their shares of FBA Common. First Banks further proposed that, if such a transaction were completed, the Rights Offering would not be conducted, but FBA's public stockholders would receive consideration for the cancellation of the Rights Offering, based on the difference between the market price for FBA Common and the price paid by First Banks for FBA Common in October, 2001; and

         WHEREAS, the Board of Directors of FBA appointed a Special Committee of the Board of Directors, composed solely of the three directors of FBA who are not affiliated with First Banks, to analyze the terms of such a transaction on behalf of FBA and its public stockholders, with the assistance of independent legal and financial advisers selected by and reporting directly to the Special Committee; and

         WHEREAS, the Special Committee, assisted by its independent legal and financial advisers, has negotiated with First Banks the terms of this Agreement, providing for the merger of FBA with a wholly-owned subsidiary of First Banks and the payment of $40.54 per share to FBA's public stockholders for all of their shares of FBA Common, representing an agreed price of $40.00 per share as the fair value of the publicly held shares of FBA Common, plus $0.54 per share in additional consideration equal to the fair value of rights that could have been exercised by FBA's public stockholders if the Rights Offering had been completed;

         NOW, THEREFORE, in consideration of the mutual representations, warranties, agreements and covenants contained herein, First Banks, Newco and FBA hereby agree as follows:


                                    ARTICLE I

                     TERMS OF THE MERGER & CLOSING; EXCHANGE
                                    OF SHARES

         Section 1.01. The Merger. Pursuant to the terms and provisions of this Agreement, Newco shall merge with and into FBA, and FBA will be the surviving corporation of the merger (the "Merger").

         Section 1.02. Effect of the Merger. The Merger shall have all of the effects provided by the General Corporation Law of the State of Delaware ("Corporate Law") and this Agreement. The separate corporate existence of Newco shall cease on consummation of the Merger and be combined in FBA.

         Section 1.03. Conversion of Shares.

         (a) At the Effective Time:

                    (i) each of the shares of FBA Common issued and outstanding immediately prior to the Effective Time, except for shares owned by First Banks and shares held in the treasury of FBA or by any direct or indirect subsidiary of FBA (the "Excluded Shares"), shall be converted into the right to receive cash in the amount of $40.54. The Excluded Shares and all of the shares of Class B common stock, per value $0.15 per share, of FBA ("Class B Shares") shall be canceled without consideration; and

                    (ii) each of the outstanding shares of Newco shall be
              converted into one share of common stock of FBA.

         (b) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, all of the FBA Common and Class B Shares shall cease to be outstanding and shall be canceled. Upon the surrender of any certificate or certificates which immediately prior to the Effective Time represented outstanding shares of FBA Common (other than the Excluded Shares), each holder thereof shall cease to have any rights with respect to such shares, except the right of the holder to receive the cash consideration into which the shares of FBA Common represented by the certificate have been converted in accordance with subsection (a).

         (c) If holders of FBA Common are entitled to require appraisal of their shares under applicable Corporate Law, shares held by a dissenting holder who has perfected the right to obtain an appraisal of his shares shall not be converted as described in this Section 1.03, but from and after the Effective Time shall represent only the right to receive such consideration as may be determined pursuant to applicable Corporate Law; provided, however, that each share of FBA Common outstanding immediately prior to the Effective Time and held by a dissenting holder who after the Effective Time shall withdraw his demand for appraisal or lose his right of appraisal shall thereafter have only such rights as are provided under applicable Corporate Law.

         Section 1.04. The Closing. The closing of the Merger (the "Closing") shall take place at the location mutually agreeable to the parties hereto at 10:00 a.m. local time on the Closing Date described in Section 1.05 of this Agreement.

         Section 1.05. The Closing Date; Effective Time. At First Banks' election, the Closing shall take place on either (i) one of the last five (5) business days of the month, or (ii) the first business day of the month following the month, in each case, during which each of the conditions in Sections 6.01 and 6.02 is satisfied or waived by the appropriate party, or on such other date as First Banks and FBA may agree (the "Closing Date"). The Merger shall be effective upon the filing of an appropriate Certificate of Merger with the Secretary of State of the State of Delaware or at a later time specified therein (the "Effective Time").

         Section 1.06. Actions At Closing. (a) At the Closing, FBA shall deliver to First Banks:

         (i) a certificate signed by an appropriate officer of FBA stating that all of the conditions set forth in Section 6.01 have been satisfied or waived as provided therein;

         (ii) certified copies of resolutions of the Board of Directors and the stockholders of FBA, establishing the requisite approvals under applicable corporate law of this Agreement and the Merger; and

         (iii) evidence reasonably satisfactory to First Banks and Newco regarding the legality of the Merger and the satisfaction or waiver of the conditions set forth in Section 6.01.

         (b) At the Closing, First Banks and Newco shall deliver to FBA:

         (i) certificates signed by appropriate officers of First Banks and Newco stating that (A) each of the representations and warranties contained in Article III is true and correct in all material respects at the time of the Closing (except for those made as of a specified date), with the same force and effect as if such representations and warranties had been made at the Closing, and (B) all of the conditions set forth in Section 6.02 have been satisfied or waived as provided therein;

         (ii) certified copies of resolutions of the Boards of Directors of First Banks and Newco, and of First Banks in its capacity as the sole stockholder of Newco, establishing the requisite approvals under applicable corporate law of this Agreement and the Merger; and

         (iii) evidence reasonably satisfactory to FBA regarding the legality of the Merger and the satisfaction or waiver of the conditions set forth in Section 6.02.

         Section 1.07. Exchange Procedures; Certificates. As soon as reasonably practicable after the Effective Time, First Banks shall (i) surrender to Newco its certificates representing the Excluded Shares and all of the Class B Shares, and (ii) cause the transfer agent for FBA Common to mail to each record holder of shares of FBA Common (other than Excluded Shares) a letter of transmittal in a form reasonably satisfactory to FBA (which shall specify that delivery shall be effected, and risk of loss and title to certificates shall pass, only upon proper delivery of the certificates to First Banks and shall be in such form and have such other provisions as First Banks may reasonably specify) and instructions for use in effecting the surrender of certificates. First Banks shall promptly pay the appropriate consideration to former holders of FBA Common who make proper delivery of certificates or comply with First Banks' reasonable instructions and requirements with respect to any certificate that has been lost or stolen.


                                   ARTICLE II

                      REPRESENTATIONS AND WARRANTIES OF FBA

         FBA represents and warrants to First Banks and Newco as follows:

         Section 2.01. Organization and Capital Stock; Standing and Authority.

         (a) FBA is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.

         (b) As of the date hereof, the authorized capital stock of FBA consists of 15,000,000 shares of FBA Common, of which 10,346,760 are outstanding, duly and validly issued, fully paid and non-assessable; and 4,000,000 Class B Shares, of which 2,500,000 are outstanding, duly and validly issued, fully paid and non-assessable. None of the outstanding FBA Common or Class B Shares has been issued in violation of any preemptive rights.

         (c) Except as disclosed in Section 2.01 of that certain document delivered by FBA to First Banks entitled the "Disclosure Schedule" and executed by both FBA and First Banks concurrently with the execution and delivery of this Agreement (the "Disclosure Schedule"), there are no shares of capital stock or other equity securities of FBA issued or outstanding and no outstanding options, warrants, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of FBA or contracts, commitments, understandings or arrangements by which FBA is or may be obligated to issue additional shares of its capital stock.

         Section 2.02. Authorization; No Defaults. The Board of Directors of FBA has by all requisite action approved this Agreement and the Merger and authorized the execution and delivery hereof on behalf of FBA and the performance of its obligations hereunder. Nothing in the Certificate of Incorporation or Bylaws of FBA, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which FBA is bound or subject would prohibit FBA from consummating this Agreement and the Merger on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by FBA and constitutes a legal, valid and binding obligation, enforceable in accordance with its terms. Neither FBA nor any of its direct or indirect subsidiaries (hereinafter referred to singly as an "FBA Subsidiary" and collectively as the "FBA Subsidiaries") is in default under or violation of any provision of its articles of incorporation, certificate of incorporation, bylaws, or any promissory note, indenture or any evidence of indebtedness or security therefor, lease, contract, purchase or other material commitment or agreement.

         Section 2.03. FBA Subsidiaries. Each of the FBA Subsidiaries, the names and jurisdictions of incorporation of which are disclosed in Section 2.03 of the Disclosure Schedule, is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of the FBA Subsidiaries has the corporate power to own its properties and assets, to incur its liabilities and to carry on its business as now being conducted. The number of issued and outstanding shares of capital stock of each FBA Subsidiary and the ownership of such shares is set forth in Section 2.03 of the Disclosure Schedule. All of such shares are owned by FBA or an FBA Subsidiary, free and clear of all liens, encumbrances, rights of first refusal, options or other restrictions. There are no options, warrants or rights outstanding to acquire any stock of any FBA Subsidiary, and no person or entity has any other right to purchase or acquire any unissued shares of stock of any FBA Subsidiary, nor does any FBA Subsidiary have any obligation of any nature with respect to its unissued shares of stock. Except as disclosed in Section 2.03 of the Disclosure Schedule, neither FBA nor any FBA Subsidiary is a party to any partnership or joint venture or owns an equity interest in any other business or enterprise.

         Section 2.04. Financial Information. All of (i) the audited consolidated balance sheets of FBA and the FBA Subsidiaries as of December 31, 2001 and related consolidated statements of income and statements of changes in stockholders' equity and of cash flows for the three years ended December 31, 2001, together with the notes thereto, included in FBA's Annual Report on Form 10-K for the year ended December 31, 2001, as currently on file with the Securities and Exchange Commission ("SEC"); (ii) the unaudited consolidated balance sheets of FBA and the FBA Subsidiaries as of June 30, 2002 and related consolidated statements of income and statements of changes in stockholders' equity and of cash flows for the six months ended June 30, 2002, together with the notes thereto, included in FBA's Quarterly Report on Form 10-Q for the six months ended June 30, 2002 as currently filed with the SEC; and (iii) the year-end and quarter-end Reports of Condition and Reports of Income of FBA's banking subsidiary, First Bank & Trust, a California banking corporation ("FB&T"), for 2001 and for the six month period ended June 30, 2002, as filed with the appropriate federal regulatory agency (such financial statements and notes collectively referred to herein as the "FBA Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as disclosed therein and except for regulatory reporting differences required for reports of FB&T) and fairly present the consolidated financial position and the consolidated statements of income, changes in stockholders' equity and cash flows of the respective entity and its consolidated subsidiaries as of the dates and for the periods indicated.

         Section 2.05. Absence of Changes. Since June 30, 2002 there has not been any material adverse change in the financial condition, the results of operations or the business or prospects of FBA and its subsidiaries taken as a whole, nor have there been any events or transactions having such a material adverse effect which should be disclosed in order to make the FBA Financial Statements not misleading. Since June 30, 2002 there has been no material adverse change in the financial condition, the results of operations or the business of FB&T, except for changes as are disclosed in its Reports of Condition and Income filed with the appropriate regulatory agency since such date.

         Section 2.06. Regulatory Enforcement Matters. Neither FBA nor any FBA Subsidiary is subject to any order, agreement, memorandum of understanding or other regulatory enforcement action or proceeding with or by any federal or state agency charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits.

         Section 2.07. Litigation. Except as disclosed in Section 2.07 of the Disclosure Schedule, there is no litigation, claim or other proceeding (i) involving an amount in controversy in excess of $1,000,000 pending or, to FBA's knowledge, threatened against FBA or any of the FBA Subsidiaries, or to which the property of FBA or any of the FBA Subsidiaries is or would be subject; or
(ii) which, if adversely determined, would prevent, delay or materially interfere with the consummation of the Merger.

         Section 2.08. Properties, Contracts, Employee Benefit Plans and Other Agreements. Section 2.08 of the Disclosure Schedule specifically identifies the following:

         (a) all loan and credit agreements, conditional sales contracts or other title retention agreements or security agreements relating to money borrowed by FBA or an FBA Subsidiary, exclusive of deposit agreements with customers entered into in the ordinary course of business, agreements for the purchase of federal funds, advances from the Federal Home Loan Bank of San Francisco and repurchase agreements;

         (b) all agreements, loans, contracts, leases, guaranties, letters of credit, lines of credit or commitments of FBA or any FBA Subsidiary not referred to elsewhere in this Section 2.08 which:

               (i) (except for loans, loan commitments or lines of credit) involve payment by FBA or any FBA Subsidiary of more than $500,000;

               (ii) involve payments based on profits of FBA or any FBA
                    Subsidiary;

              (iii) relate to the future purchase of goods or services in excess of the requirements of its respective business at current levels or for normal operating purposes;

               (iv) were not made in the ordinary course of business; or

               (v) materially affect the business or financial condition of FBA or any FBA Subsidiary;

         (c) all leases, subleases or licenses with respect to real or personal property, whether as lessor, lessee, licensor or licensee, with annual rental or other payments due thereunder in excess of $250,000; and

         (d) all agreements for the employment, retention or engagement, or with respect to the severance, of any officer, employee, agent, consultant or other person or entity which by its terms is not terminable by FBA or an FBA Subsidiary on thirty (30) days written notice or less without any payment by reason of such termination.

         Copies of each document, plan or contract identified in Section 2.08 of the Disclosure Schedule have been made available for inspection by First Banks and shall remain available at all times prior to the Closing Date.

         Section 2.09. Reports. FBA and the FBA Subsidiaries have filed all reports and statements, together with any amendments required to be made with respect thereto, required to be filed with the SEC, the Federal Reserve Board, the Department of Financial Institutions of the State of California, the FDIC and all other governmental authorities with jurisdiction over FBA or any FBA Subsidiary. As of the dates indicated thereon, each of such reports and documents, including any financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         Section 2.10. Investment Portfolio. All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of States and political subdivisions of the United States and other investment securities held by FBA or an FBA Subsidiary, as reflected in the latest consolidated balance sheets of FBA included in the FBA Financial Statements, are carried in accordance with generally accepted accounting principles.

         Section 2.11. Loan Portfolio. (i) All loans and discounts reflected in the FBA Financial Statements at June 30, 2002 or which were or will be entered into after June 30, 2002 but before the Closing Date were and will be made in all material respects for good, valuable and adequate consideration in the ordinary course of business, in accordance in all material respects with sound lending practices, and they are not subject to any material known defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity; (ii) the notes and other evidences of indebtedness evidencing such loans and all forms of pledges, mortgages and other collateral documents and security agreements are and will be in all material respects enforceable, valid, true and genuine and what they purport to be; and (iii) FBA and the FBA Subsidiaries have complied and will through the Closing Date comply with all laws and regulations relating to such loans, or to the extent there has not been such compliance, such failure to comply will not materially interfere with the collection of any loan. All loans and loan commitments extended by the FBA Subsidiaries and any extensions, renewals or continuations of such loans and loan commitments were made in accordance with their customary lending standards in the ordinary course of business. Such loans are evidenced by appropriate and sufficient documentation based upon customary and ordinary past practices. The reserve for loan losses reflected in the FBA Financial Statements as of June 30, 2002 is adequate in all material respects under the requirements of generally accepted accounting principles to provide for losses on loans outstanding as of June 30, 2002.

         Section 2.12. Employee Matters and ERISA.

         (a) Neither FBA nor any FBA Subsidiary has entered into any collective bargaining agreement with any labor organization with respect to any group of employees of FBA or any FBA Subsidiary, and to the knowledge of FBA there is no present effort nor existing proposal to attempt to unionize any group of employees of FBA or any FBA Subsidiary.

         (b) All arrangements of FBA and the FBA Subsidiaries relating to employees, including all benefit plans and deferred compensation, bonus, stock or incentive plans for the benefit of current or former employees (the "Employee Plans") are administered by First Banks. All costs, liabilities and obligations arising from the Employee Plans are properly reflected in accordance with generally accepted accounting principles in the FBA Financial Statements.

         Section 2.13. Title to Properties; Insurance. (i) FBA and the FBA Subsidiaries have marketable title, insurable at standard rates, free and clear of all liens, charges and encumbrances (except taxes which are a lien but not yet payable and liens, charges or encumbrances reflected in the FBA Financial Statements and easements, rights-of-way, and other restrictions which are not material, and further excepting in the case of other real estate owned, as such real estate is internally classified on the books of FBA and the FBA Subsidiaries, rights of redemption under applicable law) to all of their real properties; (ii) all leasehold interests for real property and any material personal property used by FBA or a FBA Subsidiary in its business are held pursuant to lease agreements which are valid and enforceable in accordance with their terms; (iii) all such properties comply in all material respects with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto, and there are no condemnation proceedings pending or, to the knowledge of FBA, threatened with respect to any of such properties; (iv) FBA and the FBA Subsidiaries have valid title or other ownership rights under licenses to all material intangible personal or intellectual property used by FBA or any FBA Subsidiary in its business, free and clear of any material claim, defense or right of any other person or entity, subject only to rights of the licensors pursuant to applicable license agreements, which rights do not materially and adversely interfere with the use of such property; and (v) all material insurable properties owned or held by FBA or a FBA Subsidiary are adequately insured by financially sound and reputable insurers in such amounts and against fire and other risks insured against by extended coverage and public liability insurance, as is customary with bank holding companies of similar size.

         Section 2.14. Compliance with Laws. FBA and the FBA Subsidiaries have all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses in all material respects, are qualified to conduct business in every jurisdiction in which such qualification is legally required and are in compliance in all material respects with all applicable laws and regulations.

         Section 2.15. Brokerage. Except for fees payable by FBA to Baxter Fentriss and Company, neither FBA nor any FBA Subsidiary has incurred any claims or obligations for brokerage commissions, finders' fees, financial advisory fees, investment banking fees or similar compensation in connection with the transactions contemplated by this Agreement.

         Section 2.16. No Undisclosed Liabilities. Neither FBA nor any FBA Subsidiary has any material liability, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against FBA or any FBA Subsidiary giving rise to any such liability), except for
(i) liabilities reflected in the FBA Financial Statements, and (ii) liabilities of the same type incurred in the ordinary course of business of FBA and the FBA Subsidiaries since June 30, 2002.

         Section 2.17. Statements True and Correct. None of the information supplied or to be supplied by FBA for inclusion in any document to be filed with the SEC or any banking or other regulatory authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed, and, in the case of the Proxy Statement, when mailed to the stockholders of FBA and at the time of the Stockholders' Meeting (as such terms are defined in Section 4.03), be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or required to be stated in order to correct any statement in an earlier communication made to such stockholders with respect to the Stockholders' Meeting. All documents that FBA is responsible for filing with the SEC or any other regulatory authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law and the rules and regulations thereunder.

         Section 2.18. Commitments and Contracts. Except as disclosed in Section
2.18 of the Disclosure Schedule (and with a true and correct copy of the document or other item in question having been made available to First Banks for inspection), neither FBA nor any FBA Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

         (i) any agreement, arrangement or commitment not made in the ordinary course of business;

         (ii) any agreement, indenture or other instrument not reflected in the FBA Financial Statements relating to the borrowing of money or the guarantee by FBA or any FBA Subsidiary of any obligation, other than
         (A) trade payables or instruments related to transactions entered into in the ordinary course of business, such as deposits, federal funds borrowings and repurchase agreements or (B) agreements, indentures or instruments providing for annual payments of less than $250,000; or

         (iii) any contract containing covenants which limit the ability of FBA to compete in any line of business or with any person or containing any restriction of the geographical area in which, or method by which, FBA or any FBA Subsidiary may carry on its business.

         Section 2.19. Material Interest of Certain Persons. (a) Except as disclosed in Section 2.19 of the Disclosure Schedule, no officer or director of FBA or any "associate" (as such term is defined in Rule 14a-1 under the Exchange
Act) of any such officer or director, has any material interest in any contract or property (real or personal, tangible or intangible), used in or pertaining to the business of FBA or an FBA Subsidiary.

         (b) All outstanding loans from FBA or any FBA Subsidiary to any of their officers, directors, employees or any associate or related interest of any such persons were approved by or reported to the Board of Directors in accordance with all applicable laws and regulations.

         Section 2.20. Conduct to Date. Except as disclosed in Section 2.20 of the Disclosure Schedule, from and after June 30, 2002 through the date of this Agreement, neither FBA nor any FBA Subsidiary has:

         (i) failed to conduct its business in the ordinary and usual course consistent with past practices;

         (ii) issued, sold, granted, conferred or awarded any common or other stock, or any corporate debt securities which would be classified under generally accepted accounting principles applied on a consistent basis as long-term debt on the balance sheets of FBA or an FBA Subsidiary;

         (iii) effected any stock split or adjusted, combined, reclassified or otherwise changed its capitalization;

         (iv) declared, set aside or paid any dividend or other distribution in respect of its capital stock;

         (v) incurred any material obligation or liability (absolute or contingent), except normal trade or business obligations or liabilities incurred in the ordinary course of business, or subjected to lien any of its assets or properties other than in the ordinary course of business consistent with past practice;

         (vi) discharged or satisfied any material lien or paid any material obligation or liability (absolute or contingent), other than in the ordinary course of business;

         (vii) sold, assigned, transferred, leased, exchanged, or otherwise disposed of any of its properties or assets other than for a fair consideration in the ordinary course of business;

         (viii) except as required by contract or law, (A) increased the rate of compensation of, or paid any bonus to, any of its directors, officers, or other employees, except merit or promotion increases in accordance with existing policy, (B) entered into any new, or amended or supplemented any existing, employment, management, consulting, deferred compensation, severance or other similar contract, (C) entered into, terminated or substantially modified any of the Employee Plans or (D) agreed to do any of the foregoing;

         (ix) suffered any material damage, destruction, or loss, whether as the result of fire, explosion, earthquake, accident, casualty, labor trouble, requisition, or taking of property by any regulatory authority, flood, windstorm, embargo, riot, act of God or the enemy, or other casualty or event, and whether or not covered by insurance;

         (x) canceled or compromised any debt, except for debts charged off or compromised in accordance with past practice; or

         (xi) entered into any material transaction, contract or commitment outside the ordinary course of its business.


                                   ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF
                              FIRST BANKS AND NEWCO

         First Banks and Newco represent and warrant to FBA as follows:

         Section 3.01. Organization and Authority. First Banks and Newco are corporations duly organized, validly existing and in good standing under the laws of the States of Missouri and Delaware, respectively. Each of such corporations has the power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now conducted.

         Section 3.02. Authorization; No Defaults. The Boards of Directors of First Banks and Newco have by all requisite action approved this Agreement and the Merger and authorized the execution and delivery hereof on behalf of such corporations and the performance of their respective obligations hereunder. First Banks, in its capacity as the sole holder of outstanding capital stock of Newco, has approved this Agreement and the Merger. Nothing in the Articles of Incorporation of First Banks, the Certificate of Incorporation of Newco, the Bylaws of either entity, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which either entity is bound or subject would prohibit either of such corporations from consummating this Agreement and the Merger on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by First Banks and Newco and constitutes a legal, valid and binding obligation of each of them, enforceable against them in accordance with its terms. Neither First Banks nor Newco is in default under nor in violation of any provision of its articles of incorporation, certificate of incorporation, bylaws, or any promissory note, indenture or evidence of indebtedness or security therefor, lease, contract, purchase or other material commitment or agreement.

         Section 3.03. Regulatory Enforcement Matters. First Banks and Newco are not subject to any order, agreement, memorandum of understanding or other regulatory enforcement action or proceeding with or by any federal or state agency charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits.

         Section 3.04. Litigation. There is no litigation, claim or other proceeding pending or, to the knowledge of First Banks or Newco, threatened against either of them which, if adversely determined, would prevent, delay or materially interfere with the consummation of the Merger.

         Section 3.05. Brokerage. Except for fees payable by First Banks to Stifel, Nicolaus & Company, Incorporated, neither First Banks nor Newco has incurred any claims or obligations for brokerage commissions, finders' fees, financial advisory fees, investment banking fees or similar compensation in connection with the transactions contemplated by this Agreement.

         Section 3.06. Statements True and Correct. None of the information supplied or to be supplied by First Banks or Newco for inclusion in any document to be filed with the SEC or any banking or other regulatory authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed, and, in the case of the Proxy Statement, when mailed to the stockholders of FBA and at the time of the Stockholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or required to be stated in order to correct any statement in an earlier communication. All documents that First Banks or Newco is responsible for filing with the SEC or any other regulatory authority in connection with the transactions contemplated hereby will comply in all material respects with the provisions of applicable law and the rules and regulations thereunder.

         Section 3.07. Financial Capacity. As of the date of this Agreement First Banks has, and on the Closing Date it will have, access to sufficient funds to enable it to pay all of the consideration contemplated to be paid in connection with the Merger and all fees and expenses payable by First Banks.

                                   ARTICLE IV

                                AGREEMENTS OF FBA

         Section 4.01. Business in Ordinary Course. (a) FBA agrees that FBA and the FBA Subsidiaries will carry on their businesses and the discharge or incurrence of obligations and liabilities only in the usual, regular and ordinary course of business as heretofore conducted. By way of amplification and not limitation, neither FBA nor any FBA Subsidiary will, without the prior written consent of First Banks:

         (i) declare or pay any dividend or make any other distribution to stockholders, whether in cash, stock or other property, except for dividends or reductions of capital payable to FBA or an FBA Subsidiary; or

         (ii) issue any FBA Common or other capital stock or any options, warrants, or other rights to subscribe for or purchase FBA Common or any other capital stock or any securities convertible into or exchangeable for any capital stock; or

         (iii) effect a reclassification, recapitalization, splitup, exchange of shares, readjustment or other similar change in or to any capital stock, or otherwise reorganize or recapitalize; or

         (iv) change its certificate of articles of incorporation or bylaws, nor enter into any agreement to merge or consolidate with, or sell a significant portion of its assets to, any person or entity; or

         (v) grant any increase (other than ordinary and normal increases consistent with past practices) in the compensation payable or to become payable to officers or salaried employees, grant any stock options or, except as required by law, adopt or make any change in any bonus, insurance, pension, or other Employee Plan, agreement, payment or arrangement made to, for or with any of such officers or employees; or

         (vi) borrow or agree to borrow any amount of funds except in the ordinary course of business, or directly or indirectly guarantee or agree to guarantee any obligations of others; or

         (vii) make or commit to make any new loan or letter of credit or any new or additional discretionary advance under any existing line of credit, except in the ordinary course of business in compliance with applicable laws, regulations and lending policies of the entity making the loan or advance; or

         (viii) enter into any agreement, contract or commitment having a term in excess of three (3) months other than letters of credit, loan agreements, deposit agreements, and other lending, credit and deposit agreements and documents made in the ordinary course of business; or

         (ix) except in the ordinary course of business, place on any of its assets or properties any mortgage, pledge, lien, charge, or other encumbrance; or

         (x) except in the ordinary course of business, cancel or accelerate any material indebtedness owing to FB&T or any claims which FB&T may possess, or waive any material rights of substantial value; or

         (xi) sell or otherwise dispose of any real property or any material amount of any tangible or intangible personal property, other than properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness; or

         (xii) violate any law, statute, rule, governmental regulation or order, which violation might have a material adverse effect on the business, financial condition, or earnings of FBA or FB&T; or

         (xiii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner consistent with past practices.

         (b) FBA and the FBA Subsidiaries shall not, without the prior written consent of First Banks, engage in any transaction or take any action that would render untrue in any material respect any of the representations and warranties of FBA contained in Article II hereof, if such representations and warranties were given immediately following such transaction or action.

         Section 4.02. Breaches. FBA shall, in the event it has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to First Banks and use its best efforts to prevent or promptly remedy the same.

         Section 4.03. Submission to FBA's Stockholders. (a) FBA shall promptly
(i) prepare and file a proxy statement ("the Proxy Statement") with the SEC for a meeting of the stockholders of FBA to be held as soon as reasonably practicable (the "Stockholders' Meeting"); (ii) hold the Stockholders' Meeting; and (iii) use its best efforts to obtain the approval of this Agreement and the Merger by the stockholders of FBA. The Special Committee of the Board of Directors of FBA established to consider the transaction contemplated by this Agreement (the "Special Committee") shall recommend such approval to FBA's stockholders, and the Board of Directors shall adopt the same recommendation, cause the Proxy Statement to be mailed to FBA's stockholders and use its best efforts to obtain such stockholder approval; provided, however, that neither the Special Committee nor the Board of Directors of FBA shall be obligated to make such recommendation if, having consulted and considered the advice of outside legal counsel, the Special Committee or the Board of Directors has reasonably determined in good faith that the making of such recommendation would constitute a breach of the fiduciary duties of the members of the Board of Directors or the Special Committee under applicable law.

         (b) FBA shall cooperate and use its best efforts (i) to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties, regulatory authorities and other authorities necessary to consummate the transactions contemplated by this Agreement, and (ii) to cause the Merger to be consummated as expeditiously as reasonably practicable.

         Section 4.04. Consummation of Agreement. FBA shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the Merger in accordance with the terms and provisions hereof. FBA shall furnish to First Banks in a timely manner all information, data and documents requested by First Banks as may be required to obtain any necessary regulatory or other approvals of the Merger and shall cooperate fully with First Banks in seeking such approvals and in consummating the Merger.

         Section 4.05. Access to Information. FBA shall permit First Banks reasonable access, in a manner which will avoid undue disruption or interference with FBA's normal operations, to its properties, and FBA shall disclose and make available to FBA all books, documents, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of FBA and the FBA Subsidiaries including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and stockholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers (if available and subject to the accountants' consent), litigation files, plans affecting employees, and any other business activities or prospects in which First Banks may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement. First Banks will hold any such information which is nonpublic in confidence in accordance with the provisions of Section 8.01 hereof.

         Section 4.06. Consents to Contracts and Leases. FBA shall use its best efforts to obtain all consents with respect to interests of FB&T in material leases, licenses, contracts, instruments and rights, if any, which require the consent of another person for the consummation of the Merger.

         Section 4.07. Subsequent Financial Statements. As soon as available after the date hereof, FBA shall deliver to First Banks the monthly unaudited consolidated balance sheets and statements of income of FB&T prepared for its internal use, the Report of Condition and Income of FB&T for each quarterly period completed prior to the Closing, and all other financial reports or statements submitted to regulatory authorities after the date hereof, to the extent permitted by law (collectively, the "Subsequent FB&T Financial Statements"). The Subsequent FB&T Financial Statements shall be prepared on a basis consistent with past accounting practices, shall fairly present the financial condition and results of operations for the dates and periods presented and shall not include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render such financial statements misleading in any material respect.


                                    ARTICLE V

                       AGREEMENTS OF FIRST BANKS AND NEWCO

         Section 5.01. Regulatory Approvals. First Banks and Newco shall file or cause to be filed all regulatory applications required in order to consummate the Merger, including but not limited to the necessary applications for the prior approval of the Federal Reserve Board. First Banks shall keep FBA reasonably informed as to the status of such applications and provide to FBA copies of such applications and any supplementally filed materials.

         Section 5.02. Breaches. First Banks and Newco shall, in the event either of them has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to FBA and use its best efforts to prevent or promptly remedy the same.

         Section 5.03. Consummation of Agreement. First Banks and Newco shall use their best efforts to perform and fulfill all conditions and obligations on their parts to be performed or fulfilled under this Agreement and to effect the Merger in accordance with the terms and provisions hereof. First Banks and Newco shall furnish to FBA in a timely manner all information, data and documents requested by FBA as may be required for the Proxy Statement and Stockholders' Meeting and shall cooperate fully with FBA in consummating the Merger.


                                   ARTICLE VI

                       CONDITIONS PRECEDENT TO THE MERGER

         Section 6.01. Conditions to the Obligations of First Banks and Newco. The obligations of First Banks and Newco to effect the Merger shall be subject to the satisfaction (or waiver by First Banks) prior to or on the Closing Date of the following conditions:

         (a) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any bank regulatory authority or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal;

         (b) all necessary approvals, consents and authorizations required by law for consummation of the Merger, including the requisite approval of the stockholders of FBA and all legally required regulatory approvals, shall have been obtained, and all waiting periods required by law shall have expired; and

         (c) the Special Committee shall have received within thirty (30) days after the date of this Agreement an opinion of the financial advisor to the Special Committee to the effect that the Merger is fair to the stockholders of FBA from a financial point of view, and such opinion shall not have been withdrawn.

         6.02 Conditions to the Obligations of FBA. The obligation of FBA to effect the Merger shall be subject to the satisfaction (or waiver by FBA) prior to or on the Closing Date of the following conditions:

         (a) the representations and warranties made by First Banks and Newco in this Agreement shall be true in all material respects on and as of the Closing Date (except for those made as of a specified date) with the same effect as though such representations and warranties had been made or given on and as of the Closing Date;

         (b) First Banks and Newco shall have performed and complied in all material respects with all of their obligations and agreements required to be performed prior to the Closing Date;

         (c) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any regulatory authority or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal;

         (d) all necessary approvals, consents and authorizations required by law for consummation of the Merger, including the requisite approval of the stockholders of FBA and all legally required regulatory approvals, shall have been obtained, and all waiting periods required by law shall have expired;

         (e) FBA shall have received all documents required to be received from First Banks and Newco on or prior to the Closing Date, all in form and substance reasonably satisfactory to FBA; and

         (f) the Special Committee shall have received within thirty (30) days after the date of this Agreement an opinion of the financial advisor to the Special Committee to the effect that the Merger is fair to the stockholders of FBA from a financial point of view, and such opinion shall not have been withdrawn.

                                   ARTICLE VII

                                   TERMINATION

         Section 7.01. Mutual Agreement. This Agreement may be terminated by the mutual written agreement of the parties at any time prior to the Closing Date, regardless of whether approval of this Agreement and the Merger by the stockholders of FBA shall have been previously obtained.

         Section 7.02. Breach of Agreements. In the event that there is a material breach of any of the representations and warranties or agreements of First Banks or Newco, on the one hand, or FBA, on the other hand, which breach is not cured within thirty days after notice to cure such breach is given to the breaching party by the non-breaching party, then the non-breaching party, regardless of whether approval of this Agreement and the Merger by the stockholders of FBA shall have been previously obtained, may terminate and cancel this Agreement by providing written notice of such action to the other parties.

         Section 7.03. Failure of Conditions. In the event that any of the conditions to the obligations of a party are not satisfied or waived on or prior to the Closing Date, and if any applicable cure period provided in Section 7.02 hereof has lapsed, then such party may, regardless of whether approval of the Merger by the stockholders of FBA shall have been previously obtained, terminate and cancel this Agreement by delivery of written notice of such action to the other parties.

         Section 7.04. Denial of Regulatory Approval. If any regulatory application filed pursuant to Section 5.01 hereof should be finally denied or disapproved by a regulatory authority, then this Agreement thereupon shall be deemed terminated and canceled; provided, however, that a request for additional information or undertaking by First Banks, as a condition for approval, shall not be deemed to be a denial or disapproval so long as First Banks diligently provides the requested information or undertaking. In the event an application is denied pending an appeal, petition for review or similar such act on the part of First Banks (hereinafter referred to as the "Appeal"), then the application will be deemed denied unless First Banks prepares and timely files and continues to pursue an Appeal seeking the necessary approval.

         Section 7.05. Unilateral Termination. If the Closing Date does not occur on or prior to March 31, 2003, then this Agreement may be terminated by either First Banks or FBA by giving written notice of termination to the other party.

         Section 7.06. Effect of Termination. In the event of termination of this Agreement in accordance with the provisions of this Article VII, this Agreement shall become void and have no further effect, without any obligation or liability on the part of any of the parties hereto, other than a liability arising from a willful breach of Section 2.15, Section 3.05, the last sentence of Section 8.01, Section 8.03, or Section 8.06.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

         8.01 Confidential Information. The parties acknowledge the confidential and proprietary nature of the "Information" (as herein defined) which has heretofore been exchanged and which will be received from each other hereunder and agree to hold and keep the same confidential. Such Information will include any and all financial, technical, commercial, marketing, customer or other information concerning the business, operations and affairs of a party that may be provided to the others, irrespective of the form of the communications, by such party's employees or agents. Such Information shall not include information which is or becomes generally available to the public other than as a result of a disclosure by a party or its representatives in violation of this Agreement. The parties agree that the Information will be used solely for the purposes contemplated by this Agreement and that such Information will not be disclosed to any person other than employees and agents of a party who are directly involved in implementing the Merger, who shall be informed of the confidential nature of the Information and directed individually to abide by the restrictions set forth in this Section 8.01.

         Section 8.02. Publicity. First Banks and FBA shall cooperate with each other in the development and distribution of all news releases and other public disclosures concerning this Agreement and the Merger. Neither party shall issue any news release or make any other public disclosure without the prior consent of the other party, unless such is required by law upon the written advice of counsel or is in response to published newspaper or other mass media reports regarding the Merger, in which latter event the parties shall consult with each other to the extent practicable regarding such responsive disclosure.

         Section 8.03. Return of Documents. Upon termination of this Agreement without the Merger becoming effective, each party shall deliver to the others originals and all copies of all Information made available to such party and will not retain any copies, extracts or other reproductions, in whole or in part, of such Information.

         Section 8.04. Notices. Any notice or other communication shall be in writing and shall be deemed to have been given or made on the date of delivery, in the case of hand delivery, or three (3) business days after deposit in the United States Registered Mail, postage prepaid, or upon receipt if transmitted by facsimile telecopy or any other means, addressed (in any case) as follows:

           (a) if to FBA:            Special Committee of the Board of Directors
                                     First Banks America, Inc.
                                     c/o Albert M. Lavezzo
                                     Favaro, Lavezzo, Gill, Caretti & Heppell
                                     300 Tuolumne Street, Suite A
                                     Vallejo, California 94590
                                     Facsimile: (707) 552-8913

                                                     and

                                     First Banks America, Inc.
                                     Attention: Lisa K. Vansickle
                                     600 James S. McDonnell Boulevard
                                     Mail Code M1-199-014
                                     Hazelwood, Missouri 63042
                                     Facsimile: (314) 592-6621

           with a copy to:           Bingham McCutchen LLP
                                     Attention: Thomas G. Reddy
                                     Three Embarcadero Center
                                     San Francisco, CA 94111
                                     Facsimile: (415) 393-2286

           (b) if to First Banks or Newco:

                                     First Banks, Inc.
                                     Attention:  Allen H. Blake, President
                                     600 James S. McDonnell Boulevard
                                     Mail Code M1-199-014
                                     Hazelwood, Missouri 63042
                                     Facsimile: (314) 592-6621

           with a copy to:           John S. Daniels
                                     Attorney at Law
                                     6440 North Central Expressway, Suite 503
                                     Dallas, Texas 75206
                                     Facsimile: (214) 368-9094

or to such other address as any party may from time to time designate by notice to the others.

         Section 8.05. Nonsurvival of Representations, Warranties and Agreements. No representation, warranty or agreement contained in this Agreement shall survive the Closing Date, and, except for the provisions of Sections 7.06, 8.01, 8.03 and 8.06 hereof, no provisions hereof shall survive the earlier termination of this Agreement.

         Section 8.06. Costs and Expenses. Except as may be otherwise provided herein, each party shall pay its own costs and expenses incurred in connection with this Agreement and the matters contemplated hereby, including without limitation all fees and expenses of attorneys, accountants, brokers, financial advisors and other professionals.

         Section 8.07. Entire Agreement. This Agreement constitutes the entire agreement among the parties and supersedes and cancels any and all prior discussions, negotiations, undertakings, agreements in principle and other agreements among the parties relating to the subject matter hereof.

         Section 8.08. Headings and Captions. The captions of Articles and Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

         Section 8.09. Waiver, Amendment or Modification. The conditions of this Agreement which may be waived may only be waived by a written instrument delivered to the other party. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. This Agreement may not be amended or modified except by a written document duly executed by the parties hereto.

         Section 8.10. Rules of Construction. Unless the context otherwise requires: (a) a term has the meaning assigned to it; (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles; (c) "or" is not exclusive; and (d) words in the singular may include the plural and in the plural include the singular.

         Section 8.11. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument.

         Section 8.12. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. There shall be no third party beneficiaries hereof.

         Section 8.13. Governing Law. This Agreement shall be governed by the laws of the State of Missouri, the General Corporation Law of the State of Delaware, and any applicable federal laws and regulations.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                                     FIRST BANKS, INC.



                                     By:  /s/ Allen H. Blake
                                          --------------------------------------
                                     Its:     President
                                          --------------------------------------

                                     FBA ACQUISITION CORPORATION



                                     By:  /s/ Lisa K. Vansickle
                                          --------------------------------------
                                     Its:     President
                                          --------------------------------------


                                     FIRST BANKS AMERICA, INC.



                                     By:  /s/ Terrance  M. McCarthy
                                          --------------------------------------
                                     Its:     Executive Vice President
                                          --------------------------------------

                                                                      Appendix B


[Baxter Fentriss and Company Logo]


September 23, 2002

Special Committee of the Board of Directors
First Banks America, Inc.
c/o  Mr. Albert M. Lavezzo
Favaro, Lavezzo, Gill, Caretti & Heppell
300 Tuolumne Street, Suite A
Vallejo, California 94590

Dear Members of the Special Committee of the Board:

First Banks, Inc., a bank holding company organized as a Missouri corporation ("First Banks") and First Banks America, Inc. ("FBA"), a bank holding company majority owned by First Banks and organized as a Delaware corporation, have entered into an agreement providing for the merger of FBA with and into a new wholly owned subsidiary of First Banks (the "Merger"). The terms of the Merger are set forth in the Agreement and Plan of Merger (the "Agreement").

The terms of the Merger provide that certain shares of FBA common stock which are owned by stockholders other than First Banks, or any of its affiliates or subsidiaries, and not held in the treasury of FBA (the "unaffiliated stockholders"), will be converted into the right to receive $40.54 per share in cash ( the "Consideration").

You have asked our opinion as to whether the proposed transaction, pursuant to the terms of the Agreement, is fair to the respective unaffiliated stockholders of FBA from a financial point of view.

In rendering our opinion, we have reviewed certain publicly available business and financial information relating to FBA, as well as the Agreement. We have also reviewed and relied upon without independent verification, certain other information, including financial forecasts, provided to us by FBA, and have discussed the business and prospects of FBA with management, as well as other matters that may be relevant.

In addition, we have, among other things: (a) to the extent deemed relevant, analyzed selected public information of certain other financial institutions and compared FBA from a financial point of view to the other financial institutions;
(b) compared the terms of the Merger with the terms of certain other comparable transactions to the extent information concerning such acquisitions was publicly available; (c) made such other analyses and examinations as we deemed necessary.

We have not independently verified the financial and other information concerning FBA, or other data which we have considered in our review, nor have we conducted on site due diligence of FBA. We have assumed the accuracy and completeness of all such information; however, we have no reason to believe that such information is not accurate and complete. Our conclusion is rendered on the basis of securities market conditions prevailing as of the date hereof and on the conditions and prospects, financial and otherwise, of FBA as they exist and are known to us as of June 30, 2002.

We have acted as financial advisor to the Special Committee of the Board of Directors of FBA in connection with the Merger and will receive from FBA a fee for our services, which is not contingent upon the consummation of the Merger.

It is understood that this opinion may be included in its entirety in any communication by FBA or the Special Committee of the Board of Directors to the stockholders of FBA. The opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent.

Based on the foregoing, and subject to the limitations described above, we are of the opinion that the Consideration is fair to the unaffiliated shareholders of FBA from a financial point of view.


Sincerely,


/s/Baxter Fentriss and Company
------------------------------
   Baxter Fentriss and Company

                                                                      Appendix C

                     Section 262 of the General Corporation
                          Law of the State of Delaware

                         Section 262 - Appraisal Rights


          (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

          (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to section 251 (other than a merger effected pursuant to section 251(g) of this title), section 252, section 254, section 257, section 258, section 263 or section 264 of this title:

                        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of section 251 of this title.

                        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

               a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

               b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

               c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

               d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

                        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

               (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

               (d) Appraisal rights shall be perfected as follows:

                        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than twenty (20) days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within ten (10) days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

                        (2) If the merger or consolidation was approved pursuant to section 228 or section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty (20) days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within ten (10) days after such effective date; provided, however, that if such second notice is sent more than twenty(20) days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been give shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than ten (10) days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

          (e) Within one hundred twenty (120) days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections
               (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within sixty (60) days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within one hundred twenty (120) days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections
               (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within ten (10) days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within ten (10) days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

         (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within twenty (20) days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one (1) or more publications at least one (1) week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

         (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

         (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

         (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or any state.

         (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

          (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within sixty (60) days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

         (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                               FORM OF PROXY CARD



                                                              Please mark
                                                             your votes as
                                                             indicated in    |X|
                                                             this example

1.    Election of Directors

       FOR all nominees                           WITHHOLD
         listed below                            AUTHORITY
      (except as marked                  to vote for all nominee(s)
            below)                               listed below

              |-|                                   |-|

NOMINEES: 01 Allen H. Blake, 02 Charles A. Crocco, Jr., 03 James F. Dierberg,
          04 Albert M.Lavezzo, 05 Terrance M. McCarthy, 06 Ellen D. Schepman, 07 Edward T. Story, Jr.

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE
             THAT NOMINEE'S NAME BELOW.

--------------------------------------------------------------------------------

2. To approve and adopt the merger agreement dated September 23, 2002, by and among FBA, First Banks, Inc. and FBA Acquisition Corporation.

                    FOR        AGAINST           ABSTAIN
                    |_|          |_|               |_|

--------------------------------------------------------------------------------

3. In their discretion, upon any other matters which may properly come before the meeting or any adjournments thereof, and were not known by FBA a reasonable period of time before the meeting, hereby revoking any proxy heretofore given by the undersigned for such meeting.


Dated:                                 , 2002
      ---------------------------------


---------------------------------------------
                  Signature

---------------------------------------------
         Signature if held jointly

--------------------------------------------------------------------------------
                            ^ FOLD AND DETACH HERE ^

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                      PROXY

                            FIRST BANKS AMERICA, INC.

                  Annual Meeting of Stockholders - December 30, 2002

The undersigned hereby appoints Terrance M. McCarthy and Donald W. Williams, and each of them, with full power of substitution, the attorney and proxy of the undersigned to attend the Annual Meeting of Stockholders of First Banks America, Inc. to be held in Clayton, Missouri on December 30, 2002, at 10:00 a.m. local time and at any adjournment thereof, and to vote the stock of the undersigned with all powers the undersigned would possess if present upon the following matters and upon any other business that may properly come before the meeting or any adjournment thereof.

The proxy when properly executed will be voted as specified herein. If no specification is made with respect to any particular proposal, it is the intention of the proxies to vote FOR each of the proposals.

                                SEE REVERSE SIDE
--------------------------------------------------------------------------------
                            ^ FOLD AND DETACH HERE ^

        You can now access your First Banks America, Inc. account online.

  Access your First Banks America, Inc. stockholder account online via Investor
                            ServiceDirect(SM) (ISD).

Mellon Investor Services LLC, agent for First Banks America, Inc., now makes it easy and convenient to get current information on your stockholder account. After a simple and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

o View account status o View certificate history o View book-entry information
o View payment history for dividends o Make address changes o Obtain a duplicate 1099 tax form o Establish/change your PIN

              Visit us on the web at http://www.melloninvestor.com and follow the instructions shown on this page.

Step 1: FIRST TIME USERS - Establish a PIN

You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen as follows. You will also need your Social Security Number (SSN) available to establish a PIN.

Investor ServiceDirect(SM) is currently only available for domestic individual and joint accounts.

o SSN
o PIN
o Then click on the Establish PIN button

Please be sure to remember your PIN, or maintain it in a secure place for future reference.

Step 2: Log in for Account Access

You are now ready to log in. To access your account, please enter your:

o SSN
o PIN
o Then click on the Submit button

If you have more than one account, you will now be asked to select the appropriate account.

Step 3: Account Status Screen

You are now ready to access your account information. Click on the appropriate button to view or initiate transactions.

o Certificate History
o Book-Entry Information
o Issue Certificate
o Payment History
o Address Change
o Duplicate 1099

              For Technical Assistance Call 1-877-978-7778 between
                       9am-7pm Monday-Friday Eastern Time